   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 4, 1998.
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                       ON
                                    FORM S-4
                               ------------------

                          WINSTAR COMMUNICATIONS, INC.

          (Exact Name of Each Registrant as Specified in its Charter)

            DELAWARE                            4812                           13-3585278
(State or other jurisdiction of     (Primary standard industrial            (I.R.S. Employer
 incorporation or organization)     classification code number)          Identification Number
                                                                    of WinStar Communications, Inc.)

                            ------------------------

                                230 PARK AVENUE
                            NEW YORK, NEW YORK 10169
                                 (212) 584-4000
(Address, including zip code, and telephone number, including area code, of each registrant's principal executive offices)
                         ------------------------------

                            WILLIAM J. ROUHANA, JR.
               CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD
                          WINSTAR COMMUNICATIONS, INC.
                                230 PARK AVENUE
                            NEW YORK, NEW YORK 10169
                                 (212) 584-4000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:
                            DAVID ALAN MILLER, ESQ.
                            GRAUBARD MOLLEN & MILLER
                                600 THIRD AVENUE
                            NEW YORK, NEW YORK 10016
                           TELEPHONE: (212) 818-8800
                              FAX: (212) 818-8881

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

                        CALCULATION OF REGISTRATION FEE

                                                                             PROPOSED        PROPOSED MAXIMUM
              TITLE OF EACH CLASS OF                   AMOUNT TO BE      MAXIMUM OFFERING   AGGREGATE OFFERING      AMOUNT OF
           SECURITIES TO BE REGISTERED                  REGISTERED        PRICE PER NOTE          PRICE          REGISTRATION FEE
Series C 14 1/4% Senior Cumulative Exchangeable
  Preferred Stock Due 2007 ("New Preferred
  Stock")(1)......................................       175,000            $1,000(2)          $175,000,000         $51,625.00
14 1/4% Senior Subordinated Deferred Interest
  Notes Due 2007(3)...............................          --                  --                  --                  --
Total.............................................                                             $175,000,000         $51,625.00

(1) The New Preferred Stock being registered hereby are being offered by WinStar Communications, Inc. (the "Company"), in exchange for certain outstanding shares of Old Preferred Stock.
(2) Represents the liquidation amount of each of the shares of Old Preferred Stock for which the New Preferred Stock will be exchanged.
(3) These securities are issuable under certain circumstances in exchange for the Series C 14 1/4% Senior Cumulative Exchangeable Preferred Stock.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS (SUBJECT TO COMPLETION)
DATED FEBRUARY 4, 1998

                          WINSTAR COMMUNICATIONS, INC.

                          OFFER TO EXCHANGE SHARES OF ITS
    SERIES C 14 1/4% SENIOR CUMULATIVE EXCHANGEABLE PREFERRED STOCK DUE 2007
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                  FOR ANY AND ALL OF ITS OUTSTANDING SHARES OF
    SERIES C 14 1/4% SENIOR CUMULATIVE EXCHANGEABLE PREFERRED STOCK DUE 2007

    WinStar Communications, Inc. ("Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal ("Letter of Transmittal") to exchange one share of its Series C 14 1/4% Senior Cumulative Exchangeable Preferred Stock Due 2007 ("New Preferred Stock") which has been registered under the Securities Act of 1933, as amended ("Securities Act"), for each outstanding share of its Series C 14 1/4% Senior Cumulative Exchangeable Preferred Stock Due 2007 ("Old Preferred Stock" and, together with the New Preferred Stock, the "Exchangeable Preferred Stock"), of which 175,000 shares having an aggregate liquidation preference of $175,000,000 are outstanding as of the date hereof. The terms of the New Preferred Stock are substantially identical in all material respects (e.g., aggregate liquidation preference, dividend rate, mandatory redemption and ranking) to the terms of the Old Preferred Stock, except that the New Preferred Stock has been registered under the Securities Act and therefore will not be subject to certain transfer restrictions applicable to the Old Preferred Stock. See "The Exchange Offer" and "Description of the Exchangeable Preferred Stock."

    The Company will accept for exchange any and all shares of Old Preferred Stock validly tendered and not withdrawn prior to 5:00 p.m., New York City time,
on       , 1998 (such time and date, as it may be extended, being referred to herein as the "Expiration Date"). Tenders of shares of Old Preferred Stock may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum number of shares of Old Preferred Stock being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions. The Company will not receive any proceeds from the Exchange Offer. See "The Exchange Offer."

    The Exchange Offer is being made to satisfy certain obligations of the Company under a registration rights agreement ("Registration Rights Agreement") dated as of December 17, 1997 between the Company and the initial purchasers of the Old Preferred Stock named therein (the "Initial Purchasers"). Following the completion of the Exchange Offer, holders of shares of the Old Preferred Stock not tendered in the Exchange Offer will not have any further registration rights (except that the Company may be required to file a Shelf Registration Statement (as defined) in certain limited instances) and such shares will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for a holder's shares of Old Preferred Stock could be adversely affected if the holder does not participate in the Exchange Offer. See "Risk Factors -- Consequences For Non-Tendering Holders of the Old Preferred Stock."

    The Old Preferred Stock was originally issued and sold on December 22, 1997 in a transaction exempt from registration under the Securities Act in reliance upon the exemptions provided by Rule 144A and by Section 4(2) of the Securities Act (the "December 1997 Preferred Stock Placement"). Accordingly, the Old Preferred Stock may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an exemption from the registration requirements of the Securities Act and applicable state securities laws is available.

                                                   (CONTINUED ON FOLLOWING PAGE)

    THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL ARE FIRST BEING MAILED TO
HOLDERS OF OLD PREFERRED STOCK ON       , 1998.

    SEE "RISK FACTORS" ON PAGE 23 OF THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS FEBRUARY  , 1998.

(CONTINUATION OF COVER PAGE)

    Each share of Exchangeable Preferred Stock has a liquidation preference of $1,000 ("Liquidation Preference"). Dividends on the Exchangeable Preferred Stock accrue from December 22, 1997 at the rate per share of 14 1/4% of the Accumulated Amount (as defined) per annum, compounded semiannually on each June 15 and December 15, but will not be payable in cash, except as set forth in the next sentence. Commencing on the first June 15 or December 15 (each a "Dividend Payment Date") which is at least six months after the later of December 15, 2002, and the Specified Debt Satisfaction Date (as defined) (the "Cash Payment Date"), dividends on the Exchangeable Preferred Stock will be payable in cash at a rate per annum equal to 14 1/4% of the Accumulated Amount as of the Dividend Payment Date preceding such date. In the event that the Specified Debt Satisfaction Date shall not have occurred before December 15, 2002, the rate otherwise applicable to the Exchangeable Preferred Stock shall be increased by 150 basis points from December 15, 2002, until the Dividend Payment Date falling on or after the Specified Debt Satisfaction Date.

    The Exchangeable Preferred Stock is not be redeemable prior to December 15, 2002. On or after December 15, 2002, the Exchangeable Preferred Stock is redeemable at the option of the Company, in whole or in part, at the redemption prices set forth herein plus accumulated and unpaid dividends, if any, to the date of redemption. The Company is required to redeem the Exchangeable Preferred Stock at the Liquidation Preference thereof, plus accumulated and unpaid dividends, if any, on December 15, 2007, out of any funds legally available therefor.

    The Exchangeable Preferred Stock ranks (i) senior to all existing and future Junior Stock (as defined), including the Series A Preferred Stock (as defined);
(ii) on a parity with all existing and future Parity Stock; and (iii) junior to all future Senior Stock (as defined). In addition, as equity, the Exchangeable Preferred Stock will rank junior in right of payment to all indebtedness of the Company and its subsidiaries. See "Description of the Exchangeable Preferred Stock." As of September 30, 1997, after giving effect to the October 1997 Debt Placement (as defined), the US ONE Asset Acquisition (as defined), the December 1997 Preferred Stock Placement and the application of a portion of the proceeds thereof to repay certain indebtedness, and the Midcom Acquisition (as defined), the Company would have had approximately $890.7 million of indebtedness (including approximately $359.7 million of outstanding indebtedness and other liabilities, including trade payables, of the Company's subsidiaries).

    On any scheduled Dividend Payment Date following the Specified Debt Satisfaction Date, the Company may, at its option, exchange all but not less than all of the shares of Exchangeable Preferred Stock then outstanding for 14 1/4% Senior Subordinated Deferred Interest Notes Due 2007 ("Exchange Debentures") in an aggregate Accumulated Amount equal to the aggregate Accumulated Amount of the shares of Exchangeable Preferred Stock outstanding at the time of such exchange, plus accumulated and unpaid dividends to the date of exchange. The issuance of the Exchange Debentures upon each exchange is registered under the Securities Act pursuant to the Registration Statement of which this Prospectus is a part. Until the Cash Payment Date, interest on the outstanding Exchange Debentures, if any, will accrue at a rate of 14 1/4% of the Accumulated Amount per annum and will be compounded semiannually on each June 15 and December 15 (each an "Interest Payment Date") but will not be payable in cash except as set forth in the next sentence. Commencing on the first Interest Payment Date following the later of the Exchange Date (as defined) or the Cash Payment Date, interest will be payable in cash at a rate per annum equal to 14 1/4% of the Accumulated Amount as of the Exchange Date. The Exchange Debentures, if issued, will be unsecured, senior subordinated obligations of the Company, subordinated in right of payment to all Senior Indebtedness (as defined) of the Company and to all indebtedness and other liabilities (including trade payables) of the Company's subsidiaries, and will rank PARI PASSU with the Company's existing 15% Senior Subordinated Deferred Interest Notes Due 2007 (the "October 1997 Notes") and the Company's 14% Convertible Senior Subordinated Discount Notes Due 2005 (the "Convertible Notes"). As of September 30, 1997, after giving effect to the October 1997 Debt Placement, the US ONE Asset Acquisition, the December 1997 Preferred Stock Placement and the application of a portion of the proceeds thereof to repay certain indebtedness, and the Midcom Acquisition, the Company would have had approximately $693.2 million of Senior Indebtedness, and the Company's subsidiaries would have had approximately $101.4 million of outstanding liabilities (other than liabilities guaranteed by the Company). The Exchange Debentures, if issued, will not be redeemable prior to December 15, 2002. On or after December15, 2002, the Exchange Debentures will be redeemable at the option of the Company, in whole or in part, at the redemption prices set forth herein plus accrued and unpaid interest, if any, to the date of redemption. See "Description of the Exchange Debentures."

    Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") with respect to similar transactions set forth in no-action letters issued to third parties unrelated to the Company, the

(CONTINUATION OF COVER PAGE)

New Preferred Stock issued pursuant to the Exchange Offer in exchange for the Old Preferred Stock may be offered for resale, resold and otherwise transferred by holders thereof who are not "affiliates" of the Company (within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act; PROVIDED, HOWEVER, that the New Preferred Stock is acquired in the ordinary course of the holders' business, such holders have no arrangement or understanding with any person to participate in any distribution (within the meaning of the Securities Act) of the New Preferred Stock and neither the holders nor any other person is engaging in or intends to engage in a distribution of the New Preferred Stock. Each broker-dealer that receives New Preferred Stock for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Stock. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Preferred Stock received in exchange for Old Preferred Stock where such Old Preferred Stock was acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale.

    Prior to this Exchange Offer, there has been no public market for the Exchangeable Preferred Stock. The Old Preferred Stock has traded on the Private Offerings, Resale and Trading through Automated Linkages ("PORTAL") Market. If a market for the New Preferred Stock should develop, the New Preferred Stock could trade at prices higher or lower than their original offering price. The Company does not currently intend to list the New Preferred Stock on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active public market for the New Preferred Stock will develop. See "Risk Factors -- Absence of Public Market for the Exchangeable Preferred Stock."

    THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD PREFERRED STOCK IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
AVAILABLE INFORMATION......................................................................................           4
INCORPORATION OF INFORMATION BY REFERENCE..................................................................           5
PROSPECTUS SUMMARY.........................................................................................           6
RISK FACTORS...............................................................................................          23
THE EXCHANGE OFFER.........................................................................................          36
DESCRIPTION OF THE EXCHANGEABLE PREFERRED STOCK............................................................          43
DESCRIPTION OF THE EXCHANGE DEBENTURES.....................................................................          58
DESCRIPTION OF OTHER CAPITAL STOCK.........................................................................          90
DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS..................................................................          93
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES...............................................................          97
PLAN OF DISTRIBUTION.......................................................................................         102
LEGAL MATTERS..............................................................................................         103
EXPERTS....................................................................................................         104

                             AVAILABLE INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the New Preferred Stock offered in the Exchange Offer (and the Exchange Debentures issuable upon the exchange of the Exchangeable Preferred Stock). For the purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto. In accordance with the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the schedules and exhibits thereto. Each statement made in this Prospectus concerning a document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a complete statement of its provisions. For further information pertaining to the Company and the New Preferred Stock offered in the Exchange Offer, reference is made to such Registration Statement, including the exhibits and schedules thereto and the financial statements, notes and schedules filed as a part thereof. The Registration Statement (and the exhibits and schedules thereto) may be inspected and copied at the public reference facilities maintained by the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 ("Washington Office"), or at its regional offices at Citicorp Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661 ("Chicago Office"), and at Seven World Trade Center, 13th Floor, New York, New York 10048 ("New York Office"). Any interested party may obtain copies of all or any portion of the Registration Statement and the exhibits thereto at prescribed rates from the Public Reference Section of the Commission at its Washington Office.

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act"), and in accordance with the Exchange Act, the Company files periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied (at prescribed rates) at the Commission's Washington Office, Chicago Office and New York Office. In addition, reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a Web site that contains certain reports, proxy and information statements and other information relating to the Company, which the Company has filed via the Commission's electronic data gathering and retrieval (EDGAR) system. The Web site can be reached at http://www.sec.gov.

    If the Company ceases to be subject to the informational reporting requirements of the Exchange Act, the Company has agreed that, so long as any Exchangeable Preferred Stock or Exchange Debentures are outstanding, it will file with the Commission all such reports and other information as it would be required to file with the Commission by Sections 13(a) or 15(d) under the Exchange Act. The Company will supply Continental Stock Transfer & Trust Company, as exchange agent ("Exchange Agent") and each holder of Exchangeable Preferred Stock, or will supply to the Exchange Agent for forwarding to each such holder, without cost to such holder, copies of such reports or other information.

                   INCORPORATION OF INFORMATION BY REFERENCE

    The following documents or information have been filed by the Company with the Commission pursuant to the Exchange Act and are incorporated herein by reference:

        (1) Annual Report on Form 10-K for the year ended December 31, 1996;

        (2) Current Report on Form 8-K filed January 17, 1997;

        (3) Current Report on Form 8-K filed February 14, 1997;

        (4) Current Report on Form 8-K filed February 27, 1997;

        (5) Current Report on Form 8-K filed March 27, 1997;

        (6) Quarterly Report on Form 10-Q for the three-month period ended March 31, 1997, as amended on June 10, 1997;

        (7) Proxy Statement, dated May 15, 1997;

        (8) Current Report on Form 8-K filed June 10, 1997;

        (9) Quarterly Report on Form 10-Q for the six-month period ended June 30, 1997;

        (10) Current Report on Form 8-K filed July 2, 1997;

        (11) Current Report on Form 8-K filed September 11, 1997;

        (12) Current Report on Form 8-K filed October 29, 1997;

        (13) Current Report on Form 8-K filed October 31, 1997;

        (14) Quarterly Report on Form 10-Q for the nine-month period ended September 30, 1997;

        (15) Current Report on Form 8-K filed December 24, 1997; and

        (16) Current Report on Form 8-K filed January 30, 1998.

    All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering covered by this Prospectus shall be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON TO WINSTAR COMMUNICATIONS, INC., 230 PARK AVENUE, SUITE 2700, NEW YORK, NEW YORK 10169 (TELEPHONE 212-584-4000), ATTENTION: INVESTOR RELATIONS, A COPY OF ANY AND ALL OF THE DOCUMENTS REFERRED TO ABOVE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS) WHICH HAVE BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS. ALL SUCH DOCUMENTS CAN ALSO BE RETRIEVED FROM THE COMMISSION'S ELECTRONIC DATA GATHERING AND RETRIEVAL (EDGAR) SYSTEM AT WWW.SEC.GOV.

                               PROSPECTUS SUMMARY

    THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, REFERENCES HEREIN TO THE "COMPANY" OR "WINSTAR" REFER TO WINSTAR COMMUNICATIONS, INC. AND, WHERE APPROPRIATE, ITS SUBSIDIARIES. WIRELESS FIBER(SM) IS A SERVICE MARK AND WINSTAR-REGISTERED TRADEMARK- IS A TRADEMARK OF WINSTAR COMMUNICATIONS, INC.

                                  THE COMPANY

    The Company provides a full range of telecommunications services, including local, long distance and Internet access services, as a competitive local exchange carrier ("CLEC"). By exploiting its fiber-quality digital capacity in the 38 GHz portion of the radio spectrum ("Wireless Fiber") and a switch-based infrastructure, the Company seeks to distinguish itself as a facilities-based, value-added provider of high-capacity telecommunications services to small and medium-sized businesses and an attractive alternative to established providers, such as the regional Bell operating companies ("RBOCs"). The Company introduced its switch-based local exchange services to end users in New York City in October 1996. The Company is offering local exchange services on a switched basis and resale basis in Atlanta, Boston, Chicago, Dallas, Forth Worth, Los Angeles, Newark, New York City, Orange County (California), San Diego and Washington, D.C., and is offering local exchange services solely on a resale basis in Milwaukee, Philadelphia, San Francisco and Stamford (Connecticut). The Company's local exchange services include the provision of PBX trunks, individual business lines and Centrex and Internet access, and provide customers with full-feature services such as custom calling, caller ID, conference calling and voice mail. During the next several years, the Company intends to introduce its local exchange services in each of the other major metropolitan areas where it is licensed to provide 38 GHz services over four or more 100 MHz channels. Over time, the Company intends to carry a substantial majority of its local telecommunications service traffic utilizing Wireless Fiber and its own switched networks, unlike most fiber-based CLECs, which typically do not carry the majority of their customer traffic over their own networks. The Company also offers a variety of facilities-based broadband, high-capacity local access and digital network services ("Carrier Services") to other telecommunications service providers on a wholesale basis. The Company currently has more than 40 carrier customers, including, among others, Ameritech Cellular Services, MCI Communications, Pacific Bell and Teleport Communications Group.

    The Company is the holder of the largest amount of 38 GHz spectrum in the United States and is utilizing this asset to build local telephone networks for the transmission of voice, data and video traffic in the major metropolitan areas covered by the Company's 38 GHz licenses (the "Wireless Licenses"). The Wireless Licenses cover an aggregate of more than 125 cities with populations exceeding 100,000 each, and encompass an aggregate population of approximately 180 million people and address more than 625 million channel pops (population coverage multiplied by the number of 100 MHz channels). Furthermore, the Wireless Licenses allow the Company to provide Wireless Fiber services in each of the 50 most populated Metropolitan Statistical Areas ("MSAs") in the United States. The Company has agreed to acquire certain additional 38 GHz licenses in various transactions, subject to approval by the Federal Communications Commission ("FCC"). Upon completion of these acquisitions, the Company's Wireless Licenses will cover cities encompassing an aggregate population of over 185 million people and address more than 800 million channel pops. The Company holds one or more Wireless Licenses in numerous markets which allow it to provide Wireless Fiber services over four or more channels in such markets. The Company believes that the utilization of multiple 38 GHz channels in a single licensed area provides it with advantages over other providers of fixed wireless local telecommunications services that possess fewer channels in their respective portions of the radio spectrum, by allowing the Company to densely deploy its Wireless Fiber services and build out city-wide networks of broadband capacity.

    The 38 GHz portion of the radio spectrum has characteristics well suited for the provision of local telecommunications services, including:

    RAPID DEPLOYMENT OF ALTERNATIVE LOCAL INFRASTRUCTURE. 38 GHz technology generally can be deployed considerably more rapidly than wireline (because of permit procedures and construction time required for wireline buildout) and many other wireless technologies (because of their infrastructure requirements and, in many instances, the need to follow FCC frequency coordination procedures).

    BROAD BANDWIDTH. The total amount of bandwidth for each 38 GHz channel is 100 MHz, which supports full broadband capability. For example, one 100 MHz 38 GHz channel can support transmission capacity of one DS-3 at 45 Mbps which can transfer data at a rate that is over 750 times the rate of the fastest dial-up modem currently in general use (56 Kbps) and over 350 times the rate of the fastest ISDN line currently in general use (128 Kbps). Data transfer rates of a 38 GHz DS-3 channel even exceed the data transfer rates of cable modems (30
Mbps). Further, it is anticipated that the Company's commercial deployment of multi-point facilities, planned to begin in 1998, will allow a single 38 GHz 100 MHz channel to support one OC-3 of capacity at 155 Mbps, which represents data transfer rates that are three times faster than those provided by currently deployed point-to-point technology. The broadband capacity of 38 GHz provides improved speed and quality in transmissions, as compared to transmissions that are carried over a "last mile" consisting of copper wire. In addition to accommodating standard voice and data requirements, data transmission rates of 45 Mbps and higher allow end users to receive full-motion video and 3-D graphics and to use highly interactive applications on the Internet and other networks.

    EASE OF INSTALLATION. The equipment used for point-to-point applications in 38 GHz (i.e., antennae, transceivers and digital interface units) is typically smaller, less obtrusive, less expensive, and uses less power than equipment used for similar applications at most lower frequencies. These characteristics make it relatively easier to obtain the roof rights ("Roof Rights") required to install 38 GHz transceivers, and less costly to initiate 38 GHz-based services as compared to most other wireless services.

    EFFICIENT CHANNEL REUSE. Certain characteristics of 38 GHz, including the effective range of its radio signal and the small amount of dispersion (i.e., scattering) of the radio beam as compared to the more dispersed radio beams produced at lower frequencies, allow for the reuse of bandwidth capacity in a licensed area. The ability to reuse capacity allows the 38 GHz license holder to densely deploy its 38 GHz services in a given geographic area, provide services to multiple customers over the same 38 GHz channel, and conserve bandwidth capacity, thereby enhancing the types of services that can be provided and increasing the number of customers to which such services can be provided.

BUSINESS STRATEGY

    The Company's objective is to become the full-service telecommunications provider of choice to small and medium-sized business customers and a provider of high-quality alternative and broadband facilities to its Carrier Services customers. Key elements of the Company's strategy are to:

    EXPAND NETWORK INFRASTRUCTURE. The Company is creating an infrastructure on a city-by-city basis using its Wireless Fiber capabilities, switches and other telecommunications equipment acquired by the Company from equipment vendors and facilities leased from other carriers to originate and terminate traffic. Pursuant to its building-centric network plan, the Company is identifying strategically located sites in each metropolitan area where it provides service to serve as hubs for its network in that metropolitan area. These hub sites will be connected via Wireless Fiber links to end users. The Company believes that a limited number of hub sites (generally less than a dozen) in each metropolitan area will allow it to address more than 70% of its targeted buildings and to carry the majority of its customers' traffic on its own network instead of the higher cost facilities of other carriers.

    EXPLOIT FIRST-TO-MARKET ADVANTAGES. The Company seeks to capitalize on the significant opportunities emerging in the industry as a result of the Telecommunications Act of 1996 (the "Telecommunications Act") by exploiting a "first-to-market" advantage as one of the few holders of 38 GHz licenses with an established operating and management infrastructure. The Company believes that its early entrance into its markets provides it with advantages over many potential competitors by allowing it to: (i) establish a customer base prior to widespread competition from other CLECs; (ii) develop a proven, reliable network infrastructure using its own switching and transmission capabilities ahead of many other CLECs; (iii) develop pioneering expertise in the utilization of 38 GHz for the delivery of telecommunications and multimedia services and the design and management of 38 GHz-based networks; and (iv) acquire Roof Rights to place its 38 GHz antennae on a large number of buildings on favorable terms and in advance of other wireless service providers.

    FOCUS ON SMALL AND MEDIUM-SIZED BUSINESS CUSTOMERS. The Company believes there exists a substantial opportunity to attract a base of small and medium-sized business customers by providing superior customer service and sales support. The customer base initially targeted by the Company consists of businesses typically located in buildings that have more than 100,000 square feet of commercial space and which, in many instances, are not served by fiber facilities provided by CLECs or competitive access providers ("CAPs"). The Company estimates that there are more than 8,000 buildings in this target group, populated by approximately 9.7 million workers using more than 2.1 million phone lines. Over time, the Company intends to expand its target customer base to include the majority of small and medium-sized businesses in the metropolitan areas covered by the Wireless Licenses, which the Company estimates contain approximately 60% of all such businesses in the United States and represent a market opportunity in excess of $30 billion per year.

    MARKET WIRELESS FIBER TO OTHER CARRIERS. The Company markets its Carrier Services to other carriers such as the RBOCs and other local exchange carriers ("LECs"), interexchange carriers ("IXCs"), other CAPs and CLECs, providers of personal communications services ("PCS") and cellular and specialized mobile radio services ("CMRS") providers. The Company believes that its Carrier Services present an attractive, economical method for telecommunications service providers to add a high-capacity extension to their own networks and service territories, especially as they seek rapidly to penetrate new markets opening as a result of the Telecommunications Act. The Company's Carrier Services can also provide cost-efficient route diversity where network reliability concerns require multiple telecommunications paths.

    MARKET WIRELESS FIBER SERVICES AS A SOLUTION TO GROWING CAPACITY
SHORTAGES. The Company believes that demand for its Wireless Fiber-based CLEC and Carrier Services will grow because of the expanding volume of data communications traffic resulting from increasing Internet usage and other high-volume data transmission requirements. This type of traffic increasingly requires high-capacity, end-to-end networks that are often difficult to provide economically with older RBOC and LEC infrastructure.

    PROVIDE INFORMATION AND CONTENT SERVICES. The Company believes that the ability to deliver information and other content will become an increasingly important factor in the choice of a telecommunications provider by businesses as competition increases and the markets covered by the Wireless Licenses mature. Accordingly, the Company actively seeks opportunities to utilize its information and content assets and services to enhance the marketability of the Company's telecommunications services.

DEVELOPMENT OF CORE ASSETS

    The Company believes that in order to effectively compete with incumbent LECs and other telecommunications service providers in its target markets, it must develop a core group of assets, capabilities and resources. The Company has made substantial progress in acquiring and developing these core assets, which include:

    TRANSMISSION AND SWITCHING FACILITIES. In October 1996, the Company initiated local switched services in New York City, utilizing its first 5ESS switch, purchased from Lucent Technologies, Inc. ("Lucent"), and facilities leased from NYNEX. Since that time, the Company has initiated local switched services in Boston, Chicago, Dallas, Fort Worth, Los Angeles, Newark, San Diego and Washington, D.C. During the next three years, the Company intends to acquire or install Lucent switches to serve most of its major markets. The Company has the necessary Roof Rights to install its Wireless Fiber transmission facilities on more than approximately 2,200 buildings in its licensed areas. The Company also has developed business and operational support and network monitoring and management systems that will ensure the efficient use of its networks and provide network reliability and transmission quality equivalent to that provided by fiber-optic networks. The Company maintains a network operations center ("NOC"), which is operating 24 hours a day, 7 days a week, and is currently building a national field service force.

    In October 1997, the Company purchased (the "US ONE Asset Acquisition") from US ONE Communications Corp. and its subsidiaries, entities in bankruptcy (collectively, "US ONE"), 12 Lucent switches, leased fiber-optic capacity in the New York metropolitan area and certain related assets for a purchase price of approximately $81.25 million in the form of (i) $61.25 million cash, paid at the closing of the US ONE Asset Acquisition and (ii) $20 million, to be paid on the effective date of US ONE's confirmed plan of reorganization in its pending Chapter 11 bankruptcy case, in either cash or shares of the Company's common stock, at the Company's discretion. The Company believes that the US ONE Asset Acquisition will allow the Company to accelerate the city-by-city rollout of its Wireless Fiber and switch based infrastructure, although there can be no assurance of this.

    The Company recently entered into an agreement with a manufacturer and is negotiating with other manufacturers for the initial development and deployment of equipment for use in local digital multi-point networks. A multi-point network, also known as a point-to-multi-point or a multiple point-to-point network, enables a single radio and antenna at a hub location to send and receive unique transmissions to and from many remote radios located within a cluster of buildings. The Company believes that the implementation of multi-point network architecture will provide it with (i) substantially reduced network deployment costs, (ii) more efficient spectrum utilization and reduced operating and installation costs and (iii) an improved ability to tailor spectrum allocation to address specific customer requirements ("bandwidth on demand"). The Company began initial test deployment of multi-point technology during the fourth quarter of 1997 and anticipates general deployment of this technology during 1998.

    STATE AUTHORIZATIONS. The Company has obtained authorization to operate as a CLEC in 29 states and the District of Columbia and is in the process of seeking authorization to operate as a CLEC in a number of additional jurisdictions. The Company is authorized to provide its local access and other Carrier Services as a CAP in 37 states and the District of Columbia and has applications pending for such authorizations in a number of additional jurisdictions.

    SALES AND CUSTOMER SUPPORT ORGANIZATIONS. The Company is expending a significant amount of time and capital to build a dedicated, responsive sales and customer support organization in order to ensure that the people and systems necessary to achieve customer satisfaction keep pace with a growing customer base. The Company has a direct sales organization for its CLEC services, currently consisting of approximately 400 people located in 16 major markets, a broadband services sales group, currently consisting of approximately 30 people, and a Carrier Services sales group, currently consisting of approximately 35 people.

    INFORMATION SYSTEMS. The Company is investing significant capital developing state-of-the-art information systems platforms directed toward the accurate and flexible handling of the billing and customer satisfaction requirements of a diverse customer base purchasing a variety of telecommunications services. The Company believes that its information systems allow it to provide customers with a level of service and responsiveness that many other telecommunications services providers do not offer and that such level of service will become a key factor in customers' choice of telecommunications services providers as the market matures.

    EXPERIENCED MANAGEMENT AND OPERATING PERSONNEL. The Company has assembled a management team and hired operating personnel experienced in all areas of telecommunications operations, including more than 250 former officers and employees of MCI Communications and Sprint Corporation, as well as officers and employees from other established telecommunications companies. The Company plans to hire additional experienced telecommunications marketing and operations personnel as appropriate.

RECENT DEVELOPMENTS

    DECEMBER 1997 PREFERRED STOCK PLACEMENT

    In December 1997, the Company raised net proceeds of $168.3 million through the sale and issuance of 175,000 shares of Old Preferred Stock in the December 1997 Preferred Stock Placement. The net proceeds of the December 1997 Preferred Stock Placement were used to repay approximately $62 million of indebtedness incurred in connection with the US ONE Asset Acquisition, as required pursuant to the terms of such indebtedness, to fund the purchase price of the Midcom Acquisition and for working capital and general corporate purposes.

    GOODNET ACQUISITION

    On January 12, 1998, pursuant to an agreement between the Company and Telesoft Corp. ("Telesoft"), the Company acquired (the "GoodNet Acquisition") Telesoft's Internet services subsidiary, commercially known as GoodNet ("GoodNet"), for a purchase price of approximately $22.0 million, consisting of $3.5 million cash and 732,784 shares of common stock of the Company ("Common Stock"). GoodNet is a national provider of Internet services, offering high-capacity data communication services to high-bandwidth users including Internet service providers, universities and colleges, large landlords, RBOCs, cable television operators and value-added resellers, and dial-up Internet access to consumers. GoodNet possesses a national network of multi-protocol asynchronous transfer mode (ATM) switches, with points of presence in 27 cities and more than 130 peering arrangements with other U.S. and foreign Internet service providers.

    GoodNet is now operated as part of the Company's new division, WinStar Broadband Services ("WBS"), which was formed by the Company in December 1997 to facilitate the Company's expansion into the growing data communications market. WBS will develop the Company's presence in the areas of Internet services and data transport; local area and wide area network professional services; and network applications. The Company believes that GoodNet's and WBS's other data communications service offerings will enhance the Company's ability to win and retain business customers. The Company believes that by utilizing its broadband local networks, WBS will be able to deliver broadband networking applications and services to businesses that are currently unable to receive such service offerings from their telecommunications providers.

    MIDCOM ACQUISITION

    On January 21, 1998, pursuant to an agreement between the Company and MIDCOM Communications Inc. and its subsidiaries (collectively, "Midcom"), the Company acquired substantially all of Midcom's assets and business (the "Midcom Business") for a purchase price of approximately $92.0 million in cash (the "Midcom Acquisition"). The Company anticipates, however, that its net costs for the Midcom Acquisition will amount to less than $70 million after the expected collection of approximately $20 million in accounts receivable acquired in the transaction and the planned divestiture of two small business lines acquired in the transaction. Midcom is an entity in bankruptcy under Chapter 11 of the U.S. Bankruptcy Code.

    The Midcom Business is a provider of long distance voice and data telecommunications services primarily to small and medium-sized businesses at approximately 100,000 customer locations, most of which are in major metropolitan areas of California, Florida, Illinois, New York, Ohio and Washington. The Midcom Business services include basic "1 plus" and "800" long distance, frame relay data transmission and dedicated private line. The Company believes that the Midcom Acquisition will accelerate its expansion into the growing data communications market, broaden its data transmission and long distance service offerings and significantly enhance its direct sales and marketing capabilities to its primary market of small and medium-sized businesses. As reflected in the unaudited condensed consolidated financial statements included elsewhere in this Prospectus, during the nine months ended September 30, 1997 and 1996, Midcom generated revenues of approximately $74.3 million and $124.6 million, respectively.

OTHER BUSINESSES

    The Company has historically generated a significant portion of its revenues from the resale of long distance services to residential customers. As part of its CLEC service offerings, the Company is focusing on the sale of long distance services to small and medium-sized businesses and is not currently marketing such services to residential customers on an active basis.

    Prior to the Company's entry into the telecommunications industry, it marketed and distributed consumer products, including personal care and bath and beauty products, through a nonstrategic subsidiary. That subsidiary continues to sell such products, primarily to large retailers, mass merchandisers, discount stores, department stores, national and regional drug store chains and other regional retail chains. The Company expects to divest itself of this subsidiary in the near future.

CORPORATE INFORMATION

    The Company was incorporated under the laws of the State of Delaware in September 1990, its principal office is located at 230 Park Avenue, New York, New York 10169 and its telephone number is (212) 584-4000.

                         SUMMARY OF THE EXCHANGE OFFER

General.........................  The Company is offering to exchange one share of New
                                  Preferred Stock for each outstanding share of Old
                                  Preferred Stock that was issued in the December 1997
                                  Preferred Stock Placement. The terms of the New Preferred
                                  Stock are substantially identical in all material respects
                                  (e.g., liquidation preference, dividend rate, redemption
                                  and ranking) to the terms of the Old Preferred Stock,
                                  except that the New Preferred Stock has been registered
                                  under the Securities Act and therefore will not be subject to certain transfer restrictions applicable to the Old
                                  Preferred Stock. The Exchange Offer satisfies the
                                  registration obligations of the Company under the
                                  Registration Rights Agreement. Holders that do not tender
                                  all of their Old Preferred Stock will no longer have any
                                  registration rights under the Registration Rights
                                  Agreement (except that the Company may be required to file a Shelf Registration Statement in certain limited
                                  instances). See "The Exchange Offer" for a description of
                                  the procedures for tendering Old Preferred Stock.

                                  The Exchange Offer is not being made to, nor will be
                                  accepted from, holders of Old Preferred Stock in any
                                  jurisdiction in which this Exchange Offer or the
                                  acceptance thereof would not be in compliance with the
                                  securities laws of such jurisdiction.

Resale..........................  Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties,
                                  the Company believes that the New Preferred Stock issued
                                  pursuant to the Exchange Offer in exchange for Old
                                  Preferred Stock may be offered for resale, resold and
                                  otherwise transferred by any holder thereof (other than
                                  broker-dealers, as set forth below) without compliance
                                  with the registration and prospectus delivery provisions
                                  of the Securities Act, provided that such New Preferred
                                  Stock is acquired in the ordinary course of such holder's
                                  business and that such holder has no arrangement or
                                  understanding with any person to participate in the
                                  distribution of such New Preferred Stock. Each
                                  broker-dealer that receives New Preferred Stock for its
                                  own account in exchange for Old Preferred Stock that was
                                  acquired as a result of market-making or other trading
                                  activity must acknowledge that it will deliver a
                                  prospectus in connection with any resale of New Preferred
                                  Stock. The Letter of Transmittal states that by so
                                  acknowledging and delivering a prospectus, such
                                  broker-dealer will not be deemed to admit that it is an
                                  "underwriter" within the meaning of the Securities Act.
                                  This Prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealer in
                                  connection with resales of New Preferred Stock received in exchange for Old Preferred Stock where such Old Preferred
                                  Stock was acquired by such broker-dealer as a result of
                                  market-making activities or other trading activities.

Expiration Date.................  5:00 p.m., New York City time,       , 1998, unless the
                                  Exchange Offer is extended, in which case the term
                                  "Expiration Date" means


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
                                  the latest date and time to which the Exchange Offer is
                                  extended. Any extension, if made, will be publicly
                                  announced through a release to the Dow Jones News Service
                                  and as otherwise required by applicable law or
                                  regulations. The Company may extend the Expiration Date in its sole and absolute discretion.

Conditions to the Exchange
  Offer.........................  The Exchange Offer is subject to customary conditions, certain of which may be waived by the Company. It is not,
                                  however, conditioned upon any minimum number of shares of
                                  Old Preferred Stock being tendered. See "The Exchange
                                  Offer -- Conditions to the Exchange Offer."

Procedures for Tendering Old
  Preferred Stock...............  Each holder of Old Preferred Stock wishing to accept the
                                  Exchange Offer must complete, sign and date the Letter of
                                  Transmittal, or a facsimile thereof, in accordance with
                                  the instructions contained herein and therein, and mail or otherwise deliver the Letter of Transmittal, or a
                                  facsimile thereof, together with the shares of Old
                                  Preferred Stock to be exchanged and any other required
                                  documentation to Continental Stock Transfer & Trust
                                  Company, as Exchange Agent, at the address set forth
                                  herein and therein. By executing a Letter of Transmittal,
                                  each holder will represent to the Company that, among
                                  other things, the New Preferred Stock acquired pursuant to the Exchange Offer are being obtained in the ordinary
                                  course of business of the person receiving such New
                                  Preferred Stock, whether or not such person is the holder, and that neither the holder nor any such other person has
                                  any arrangement or understanding with any person to
                                  participate in the distribution of such New Preferred
                                  Stock.

Special Procedures for
  Beneficial Owners.............  Any beneficial owner whose Old Preferred Stock is registered in the name of a broker, commercial bank, trust company or other nominee, and who wishes to tender in the
                                  Exchange Offer should contact such registered holder
                                  promptly and instruct such registered holder to tender on
                                  such beneficial owner's behalf. If such beneficial owner
                                  wishes to tender on his own behalf, such beneficial owner
                                  must, prior to completing and executing the Letter of
                                  Transmittal and delivering his Old Preferred Stock, either make appropriate arrangements to register ownership of the
                                  Old Preferred Stock in such owner's name or obtain a
                                  properly completed bond power from the registered holder.
                                  Beneficial owners should be aware that the transfer of
                                  registered ownership may take considerable time and may
                                  not be able to be completed prior to the Expiration Date.

Guaranteed Delivery
  Procedures....................  Any beneficial owner whose shares of Old Preferred Stock are not immediately available or who cannot otherwise
                                  deliver their shares of Old Preferred Stock and a properly completed Letter of Transmittal or any other documents
                                  required by the Letter of Transmittal to the Exchange
                                  Agent prior to the Expiration Date may tender their Old
                                  Preferred Stock according to the guaranteed

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                                  delivery procedures set forth in "The Exchange Offer --
                                  Procedures for Tendering."

Acceptance of Old Preferred
  Stock and Delivery of New
  Preferred Stock...............  Subject to certain conditions (as described more fully in
                                  "The Exchange Offer -- Conditions to the Exchange Offer"),
                                  the Company will accept for exchange any and all Old
                                  Preferred Stock which are properly tendered in the
                                  Exchange Offer and not withdrawn, prior to 5:00 p.m., New
                                  York City time, on the Expiration Date. The New Preferred
                                  Stock issued pursuant to the Exchange Offer will be
                                  delivered as promptly as practicable following the
                                  Expiration Date.

Withdrawal Rights...............  Subject to the conditions set forth herein, tenders of Old
                                  Preferred Stock may be withdrawn at any time prior to 5:00
                                  p.m., New York City time on the Expiration Date. See "The
                                  Exchange Offer -- Withdrawal of Tenders."

Certain Federal Income Tax
  Considerations................  The exchange pursuant to the Exchange Offer does not constitute a taxable exchange for federal income tax
                                  purposes. Each share of New Preferred Stock will be
                                  treated as having been originally issued at the time the
                                  Old Preferred Stock exchanged therefor was originally
                                  issued. However, holders should consult their own tax
                                  advisors. See "Certain United States Federal Income Tax
                                  Considerations."

Exchange Agent..................  Continental Stock Transfer & Trust Company, is serving as
                                  Exchange Agent in connection with the Exchange Offer. For
                                  information with respect to the Exchange Offer, the
                                  telephone number for the Exchange Agent is (212) 509-4000.

Proceeds........................  The Company will not derive any proceeds from the Exchange
                                  Offer.

               SEE "THE EXCHANGE OFFER," BELOW, FOR MORE DETAILED
            INFORMATION CONCERNING THE TERMS OF THE EXCHANGE OFFER.

                            THE NEW PREFERRED STOCK

    The Exchange Offer applies to all outstanding shares of Old Preferred Stock. The form and terms of the New Preferred Stock will be the same as the form and terms of the Old Preferred Stock, except that the New Preferred Stock will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. Upon consummation of the Exchange Offer, the New Preferred Stock will be treated as a single class with any Old Preferred Stock that remain outstanding. Upon consummation of the Exchange Offer, the Old Preferred Stock will not be entitled to certain registration rights under the Registration Agreement. See "Description of the Exchangeable Preferred Stock."

General...........................  One share of Series C 14 1/4% Senior Cumulative
                                    Preferred Stock Due 2007, registered for issuance under
                                    the Securities Act (I.E., the New Preferred Stock), in
                                    exchange for one share of outstanding Series C 14 1/4%
                                    Senior Cumulative Preferred Stock (I.E., the Old
                                    Preferred Stock).

Dividends.........................  Dividends on the New Preferred Stock accrue from
                                    December 22, 1997 at the rate per share of 14 1/4% of
                                    the Accumulated Amount (as defined) per annum,
                                    compounded semiannually on each June 15 and December 15,
                                    but will not be payable in cash, except as set forth in
                                    the next sentence. Commencing on the first June 15 or
                                    December 15 (each a "Dividend Payment Date") which is at
                                    least six months after the later of December 15, 2002,
                                    and the Specified Debt Satisfaction Date (as defined)
                                    (the "Cash Payment Date"), dividends on the New
                                    Preferred Stock will be payable in cash at a rate per
                                    annum equal to 14 1/4% of the Accumulated Amount as of
                                    the Dividend Payment Date preceding such date. In the
                                    event that the Specified Debt Satisfaction Date shall
                                    not have occurred before December 15, 2002, the rate
                                    otherwise applicable to the New Preferred Stock shall be
                                    increased by 150 basis points from December 15, 2002,
                                    until the Dividend Payment Date falling on or after the
                                    Specified Debt Satisfaction Date.

Initial Liquidation Preference....  $1,000 per share.

Ranking...........................  The New Preferred Stock ranks (i) senior to all existing and future Junior Stock, including the Series A
                                    Preferred Stock (as defined); (ii) on a parity with all
                                    existing and future Parity Stock (including any
                                    untendered shares of the Old Preferred Stock); and (iii)
                                    junior to all future Senior Stock. In addition, as
                                    equity, the New Preferred Stock will rank junior in
                                    right of payment to all indebtedness of the Company and
                                    its subsidiaries. As of September 30, 1997, after giving
                                    effect to the October 1997 Debt Placement (as defined),
                                    the US ONE Asset Acquisition, the December 1997
                                    Preferred Stock Placement and the application of a
                                    portion of the proceeds thereof to repay certain
                                    indebtedness, and the Midcom Acquisition, the Company
                                    would have had approximately $890.7 million of
                                    indebtedness (including approximately $359.7 million of
                                    outstanding indebtedness and other liabilities,
                                    including trade payables, of

                                    the Company's subsidiaries). See "Description of the
                                    Exchangeable Preferred Stock--Ranking."

Optional Redemption...............  The New Preferred Stock will not be redeemable prior to
                                    December 15, 2002. On or after December 15, 2002, the
                                    New Preferred Stock will be redeemable at the option of
                                    the Company, in whole or in part, at the redemption
                                    prices set forth herein plus accumulated and unpaid
                                    dividends, if any, to the date of redemption. See
                                    "Description of the New Preferred Stock--Optional
                                    Redemption."

Mandatory Redemption..............  On December 15, 2007, the Company will be required to redeem the New Preferred Stock at a price equal to the
                                    Accumulated Amount thereof plus accumulated and unpaid
                                    dividends, if any, out of funds legally available
                                    therefor.

Change of Control.................  In the event of a Change of Control, the Company shall offer to purchase all of the New Preferred Stock at a
                                    purchase price equal to 101% of the aggregate
                                    Accumulated Amount thereof, plus accumulated and unpaid
                                    dividends, if any, to the date of purchase.

Voting Rights.....................  Holders of the New Preferred Stock will have limited voting rights, including (i) those required by law and
                                    (ii) that holders of the outstanding shares of New
                                    Preferred Stock voting together as a class with the
                                    holders of any other series of preferred stock upon
                                    which like rights have been conferred and are
                                    exercisable, upon the failure of the Company (1) to pay
                                    dividends for six or more Dividend Periods (as defined),
                                    whether or not consecutive, (2) to satisfy any mandatory
                                    redemption obligation with respect to the New Preferred
                                    Stock, (3) to comply with the covenants set forth in the
                                    Certificate of Designation (as defined) or (4) to comply
                                    with certain covenants or make certain payments on
                                    certain Indebtedness (as defined), will be entitled to
                                    elect to the Board of Directors of the Company, the
                                    lesser of (x) two additional members to the Board of
                                    Directors or (y) that number of directors constituting
                                    at least 25% of the members of the Board of Directors.
                                    See "Description of the Exchangeable Preferred
                                    Stock--Voting Rights."

Covenants.........................  The Certificate of Designation for the New Preferred
                                    Stock (the "Certificate of Designation") limits: (i) the
                                    incurrence of additional debt by the Company and certain
                                    of its subsidiaries, (ii) the payment of dividends on
                                    capital stock of the Company and the purchase,
                                    redemption or retirement of such capital stock, (iii)
                                    certain investments, (iv) certain transactions with
                                    affiliates and (v) certain consolidations, mergers and
                                    transfers of assets. The Certificate of Designation also
                                    prohibits certain restrictions on distributions from
                                    certain subsidiaries. All of these limitations and
                                    prohibitions, however, are subject to a number of
                                    important qualifications. See "Description of the
                                    Exchangeable Preferred Stock--Certain Covenants."

Debt Restrictions.................  The Company's existing debt instruments contain provisions which restrict, and if a default under any
                                    thereof exists, prohibit, redemption or repurchase of
                                    the New Preferred Stock, including upon a Change of
                                    Control or through the issuance of Exchange Debentures,
                                    and the payment of cash dividends on the New Preferred
                                    Stock. See "Risk Factors" and "Description of Certain
                                    Indebtedness."

Exchange Feature..................  On any scheduled Dividend Payment Date following the
                                    Specified Debt Satisfaction Date, the Company may, at
                                    its option, exchange all but not less than all of the
                                    shares of Exchangeable Preferred Stock then outstanding
                                    for Exchange Debentures in an aggregate Accumulated
                                    Amount equal to the aggregate Accumulated Amount of the
                                    shares of New Preferred Stock outstanding at the time of
                                    such exchange, plus accumulated and unpaid dividends to
                                    the date of exchange.

                            THE EXCHANGE DEBENTURES

General...........................  14 1/4% Senior Subordinated Deferred Interest Notes Due
                                    2007 issuable in exchange for the Exchangeable Preferred
                                    Stock in an aggregate Accumulated Amount equal to the
                                    Accumulated Amount of the Exchangeable Preferred Stock,
                                    plus accumulated and unpaid dividends to the date of
                                    exchange.

Maturity..........................  December 15, 2007.

Interest..........................  Until the Cash Payment Date, interest on the Exchange
                                    Debentures will accrue at a rate of 14 1/4% of the
                                    Accumulated Amount per annum and will be compounded
                                    semiannually on each June 15 and December 15 (each an
                                    "Interest Payment Date") but will not be payable in cash
                                    except as set forth in the next sentence. Commencing on
                                    the first Interest Payment Date following the later of
                                    the Exchange Date (as defined) or the Cash Payment Date,
                                    interest will be payable in cash at a rate per annum
                                    equal to 14 1/4% of the Accumulated Amount as of the
                                    Exchange Date.

Ranking...........................  The Exchange Debentures, if issued, will be unsecured, senior subordinated obligations of the Company,
                                    subordinated in right of payment to all Senior
                                    Indebtedness of the Company and to all indebtedness and
                                    other liabilities (including trade payables) of the
                                    Company's subsidiaries, and will rank pari passu with
                                    the October 1997 Notes and the Convertible Notes. As of
                                    September 30, 1997, after giving effect to the October
                                    1997 Debt Placement, the US ONE Asset Acquisition, the
                                    December 1997 Preferred Stock Placement and the
                                    application of a portion of the proceeds thereof to
                                    repay certain indebtedness, and the Midcom Acquisition,
                                    the Company would have had approximately $693.2 million
                                    of Senior Indebtedness, and the Company's subsidiaries
                                    would have had approximately $101.4 million of
                                    outstanding liabilities (other than liabilities

                                    guaranteed by the Company). See "Description of the
                                    Exchange Debentures--Ranking."

Optional Redemption...............  The Exchange Debentures, if issued, will not be redeemable prior to December 15, 2002. On or after
                                    December 15, 2002, the Exchange Debentures are
                                    redeemable at the option of the Company, in whole or in
                                    part, at the redemption prices set forth herein plus
                                    accrued and unpaid interest, if any, to the date of
                                    redemption. See "Description of the Exchange
                                    Debentures-- Optional Redemption."

Change of Control.................  In the event of a Change of Control, the Company shall offer to purchase all outstanding Exchange Debentures at
                                    a price equal to 101% of the aggregate Accumulated
                                    Amount thereof, plus accrued and unpaid interest, if
                                    any, to the date of purchase. See "Description of the
                                    Exchange Debentures--Change of Control."

Restrictive Covenants.............  The indenture under which the Exchange Debentures will be issued (the "Exchange Indenture") will limit (i) the
                                    incurrence of additional debt by the Company and certain
                                    of its subsidiaries, (ii) the payment of dividends on
                                    capital stock of the Company and the purchase,
                                    redemption or retirement of capital stock or
                                    indebtedness which ranks junior to the Exchange
                                    Debentures, (iii) investments, (iv) certain transactions
                                    with affiliates, (v) sales of assets, including capital
                                    stock of subsidiaries and (vi) certain consolidations,
                                    mergers and transfers of assets. The Exchange Indenture
                                    will also prohibit certain restrictions on distributions
                                    from certain subsidiaries. All of these limitations and
                                    prohibitions, however, are subject to a number of
                                    important qualifications. See "Description of the
                                    Exchange Debentures--Certain Covenants."

Senior Debt Restrictions..........  The Company's debt instruments contain provisions which substantially restrict the redemption or repurchase of
                                    the Exchange Debentures.

                                  RISK FACTORS

    See "Risk Factors" commencing on page 23 hereof for a discussion of certain risks that should be considered in connection with an investment in the New Preferred Stock.

                         SUMMARY FINANCIAL INFORMATION
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                  THE COMPANY

    The summary financial data presented below for the year ended February 28, 1995, the ten months ended December 31, 1995 and the year ended December 31, 1996 have been derived from the Company's audited Consolidated Financial Statements incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K for the year ended December 31, 1996, reclassified to reflect the operations of WinStar Global Products, Inc. ("Global Products"), the Company's merchandising subsidiary, as a discontinued operation. The summary financial data for the nine months ended September 30, 1996 and 1997 have been derived from the unaudited Condensed Consolidated Financial Statements and notes thereto incorporated by reference in this Prospectus from the Company's Quarterly Report on Form 10-Q for the nine months ended September 30, 1997. In the opinion of management, the unaudited Consolidated Financial Statements have been prepared on the same basis as the audited Consolidated Financial Statements and include all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the results of operations for the period.

                                                                                                NINE MONTHS ENDED SEPTEMBER 30,
                                                                               YEAR ENDED
                                                            TEN MONTHS     DECEMBER 31, 1996    -------------------------------
                                             YEAR ENDED        ENDED      --------------------                          1997
                                            FEBRUARY 28,   DECEMBER 31,                 PRO       1996       1997        PRO
                                                1995           1995        ACTUAL    FORMA(1)    ACTUAL     ACTUAL    FORMA(1)
                                            -------------  -------------  ---------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Operating revenues:
  Telecommunications......................    $  14,909      $  13,137    $  33,969  $ 181,258  $  27,957  $  23,910  $  98,249
  Information services....................          473          2,648       14,650     14,650      7,479     25,693     25,693
                                            -------------  -------------  ---------  ---------  ---------  ---------  ---------
    Total net sales.......................       15,382         15,785       48,619    195,908     35,436     49,603    123,942
Operating income (loss):
  Telecommunications......................       (4,984)        (7,288)     (43,698)  (148,403)   (21,746)  (105,982)  (175,067)
  Information services....................         (157)           217       (1,409)    (1,409)      (563)    (2,632)    (2,632)
  General corporate.......................         (944)        (3,861)     (11,373)   (11,373)    (8,749)   (15,661)   (15,661)
                                            -------------  -------------  ---------  ---------  ---------  ---------  ---------
    Total operating loss..................       (6,085)       (10,932)     (56,480)  (161,185)   (31,058)  (124,275)  (193,360)
Interest expense..........................         (375)        (7,186)     (36,748)  (101,619)   (26,695)   (53,074)   (78,667)
Interest income...........................          343          2,890       10,515      3,746      8,342     11,052      7,891
Other (expenses) income, net..............       (1,109)          (866)      --         --         --          2,219      2,219
                                            -------------  -------------  ---------  ---------  ---------  ---------  ---------
Net loss from continuing operations.......       (7,226)       (16,094)     (82,713)  (259,058)   (49,411)  (164,078)  (261,917)
Net (loss) income from discontinued
  operations(2)...........................           (4)           237       (1,010)    (1,010)      (616)    (1,977)    (1,977)
                                            -------------  -------------  ---------  ---------  ---------  ---------  ---------
Net loss..................................       (7,230)       (15,857)     (83,723)  (260,068)   (50,027)  (166,055)  (263,894)
Preferred stock dividends.................       --             --           --        (31,826)    --         (3,881)   (23,682)
                                            -------------  -------------  ---------  ---------  ---------  ---------  ---------
Net loss applicable to common stock.......    $  (7,230)     $ (15,857)   $ (83,723) $(291,894) $ (50,027) $(169,936) $(287,576)
                                            -------------  -------------  ---------  ---------  ---------  ---------  ---------
                                            -------------  -------------  ---------  ---------  ---------  ---------  ---------
Net loss per share from continuing
  operations..............................    $   (0.42)     $   (0.71)   $   (2.96) $   (9.23) $   (1.79) $   (5.10) $   (8.67)
Net (loss) income per share from
  discontinued operations.................       --               0.01        (0.04)     (0.03)     (0.02)     (0.06)     (0.06)
                                            -------------  -------------  ---------  ---------  ---------  ---------  ---------
Net loss per common share outstanding.....    $   (0.42)     $   (0.70)   $   (3.00) $   (9.26) $   (1.81) $   (5.16) $   (8.73)
Weighted average common shares
  outstanding.............................       17,122         22,770       27,911     31,506     27,691     32,923     32,923
OTHER FINANCIAL DATA:
Ratio of earnings from continuing
  operations to combined fixed charges and
  preferred stock dividends(3)............       --             --           --         --         --         --         --

                                                                                         AS OF SEPTEMBER 30, 1997
                                                                                         -------------------------
                                                                                           ACTUAL    PRO FORMA(4)
                                                                                         ----------  -------------

                                                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments......................................  $  302,769   $   410,870
Property and equipment, net............................................................     155,025       215,802
Total assets...........................................................................     719,964     1,007,402
Current portion of long-term debt and capital lease obligations........................       8,577         8,577
Long-term debt and capital lease obligations, less current portion.....................     675,991       775,991
Redeemable Preferred Stock.............................................................      --           175,000
Common and preferred stock and additional paid-in capital..............................     253,024       246,362
Stockholders' equity (deficit).........................................................     (38,065)      (45,802)

------------------------

(1) Gives effect to (a) the acquisition of Milliwave Limited Partnership completed in January 1997, (b) an institutional private placement of $100 million of units, consisting of 6% Series A Cumulative Convertible Preferred Stock ("Series A Preferred Stock") and warrants ("Warrants"), completed in February 1997 ("February 1997 Preferred Stock Placement"), (c) a private placement in March 1997 ("March 1997 Debt Placement") of $100 million
    14 1/2% Senior Deferred Interest Notes Due 2005 of the Company ("1997 Senior Notes") and $200 million 12 1/2% Guaranteed Senior Secured Notes Due 2004 of WinStar Equipment Corp. ("WEC"), a wholly owned subsidiary of the Company ("WEC Notes"), (d) a private placement in August 1997 ("August 1997 Debt Placement") by WinStar Equipment II Corp., a wholly owned subsidiary of the Company ("WEC II), of $50 million aggregate principal amount of its 12% Guaranteed Senior Secured Notes Due 2004 (the "WEC II Notes" and, together with the 1997 Senior Notes, October 1997 Notes and WEC Notes, the "1997 Notes"), (e) a private placement in October 1997 of $100 million October 1997 Notes ("October 1997 Debt Placement"), (f) the US ONE Asset Acquisition, (g) the December 1997 Preferred Stock Placement (including $19.1 million and $25.8 million of dividends on the Series C Preferred Stock in the nine months ended September 30, 1997 and year ended December 31, 1996, respectively) and the application of the net proceeds therefrom to working capital, and (h) the Midcom Acquisition, each as if they occurred as of the beginning of the respective period. Interest expense has been (a) increased to include approximately $31.0 million and $72.5 million of interest on such debt and amortization of debt offering costs and other related fees in the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively, but not to include interest income earned on additional available cash and (b) reduced by approximately $5.4 million and $7.6 million for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively to reflect the repayment of approximately $62 million for the US ONE Asset Acquisition. Since the Milliwave Acquisition was completed on January 2, 1997, its operations are reflected in the historical results of the Company for the nine month period ended September 30, 1997. See "Description of Certain Indebtedness and Other Preferred Stock" and "Description of Exchangeable Preferred Stock." Depreciation expense has been adjusted to include approximately $4.8 million and $6.4 million, respectively, of depreciation on certain of the assets acquired in the US ONE Asset Acquisition, assuming straight line depreciation over the expected useful lives of the assets which will ultimately be placed in service.

(2) Such loss or income is from the operations of Global Products, the Company's consumer products subsidiary. On May 13, 1997, a formal plan of disposition for Global Products was approved by the Company's Board of Directors, and it is anticipated that the disposition will be completed within the next 12 months. The disposition of Global Products has been accounted for as a discontinued operation and, accordingly, its net assets have been segregated from continuing operations in the balance sheet data, and its operating results through September 30, 1997 are segregated and reported as discontinued operations in the statement of operations data.

(3) For the year ended February 28, 1995, the ten months ended December 31, 1995, the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997, earnings from continuing operations were insufficient to cover combined fixed charges and dividends on the Company's Series A and Series C Preferred Stock by approximately $7.3 million, $16.3 million, $83.0 million, $49.4 million and $169.2 million, respectively. On a pro forma basis, giving effect to the items described in footnote (1) above, earnings from continuing operations were insufficient to cover combined fixed charges and dividends on preferred stock by $286.8 million, for the nine months ended September 30, 1997 and the year ended December 31, 1996 by $291.2 million, respectively. Fixed charges consist of interest charges and amortization of debt expense and discount or premium related to indebtedness, whether expended or capitalized, and that portion of rent expense that the Company believes to be representative of interest.

(4) Gives effect to the October 1997 Debt Placement and the US ONE Asset Acquisition, as well as the consummation of the December 1997 Preferred Stock Placement and the application of a portion of the net proceeds thereof to repay approximately $62 million in indebtedness incurred in connection with the US ONE Asset Acquisition, as well as the Midcom Acquisition as if each had occurred on September 30, 1997.

                                     MIDCOM

    The summary consolidated financial and operating data presented below for the years ended December 31, 1994, 1995 and 1996 have been derived from Midcom's Audited Consolidated Financial Statements included elsewhere in this Prospectus. The summary financial data for the nine months ended September 30, 1996 and 1997 have been derived from the unaudited Condensed Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus. In the opinion of management, the unaudited Consolidated Financial Statements have been prepared on the same basis as the audited Consolidated Financial Statements and include all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the results of operations for the period.

                                                                                            NINE MONTHS ENDED
                                                             YEARS ENDED DECEMBER             SEPTEMBER 30,
                                                      ----------------------------------  ----------------------
                                                         1994        1995        1996        1996        1997
                                                      ----------  ----------  ----------  ----------  ----------

                                                                     (IN THOUSANDS, EXCEPT DATA)
STATEMENTS OF OPERATIONS DATA:
Revenue.............................................  $  111,699  $  203,554  $  148,777  $  124,590  $   74,339
Operating income (loss).............................         824     (23,673)    (88,670)    (71,255)    (61,639)
Net loss(1).........................................      (3,029)    (33,418)    (97,319)    (77,420)    (69,549)
Net loss per share..................................  $    (0.31) $    (2.76) $    (6.27) $    (5.01) $    (4.51)

                                                                                               SEPTEMBER 30, 1997
                                                                                               ------------------
BALANCE SHEET DATA:
Cash and cash equivalents....................................................................     $      1,532
Total assets.................................................................................           58,192
Short Term portion of Notes payable, line of credit and capital lease obligations, including
  Current portion of long-term obligations...................................................          149,107
Long-term obligations, less current portion..................................................               --
Shareholders' deficit........................................................................     $   (144,715)

------------------------

(1) Includes $3.0 million of original issue discount and $1.1 million of deferred financing costs written off as extraordinary items in the third and fourth quarters of 1995, respectively.

                           FORWARD-LOOKING STATEMENTS

    This Prospectus and the documents incorporated by reference herein contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of the Company. These forward-looking statements involve certain risks and uncertainties. No assurance can be given that any of such matters will be realized. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (a) the Company's ability to service its debt or to obtain financing for the buildout of its telecommunications network; (b) the Company's ability to attract and retain a sufficient revenue-generating customer base; (c) competitive pressures in the telecommunications industry; and (d) general economic conditions. For further information and other factors which could affect the financial results of the Company and such forward-looking statements, see "Risk Factors."

                                  RISK FACTORS

    THE NEW PREFERRED STOCK OFFERED HEREBY HAS THE SAME TERMS AND CONDITIONS AS THE OLD PREFERRED STOCK AND, ACCORDINGLY, INVOLVES A HIGH DEGREE OF RISK. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS RELATING TO BOTH THE OLD PREFERRED STOCK AND THE NEW PREFERRED STOCK.

HISTORICAL AND ANTICIPATED FUTURE NET AND OPERATING LOSSES AND NEGATIVE EBITDA

    The Company has incurred significant operating and net losses attributable in substantial part to the development of its telecommunications businesses. The Company historically has had net losses and negative EBITDA, including net losses and negative EBITDA of approximately $15.9 million and $9.9 million, respectively, for the ten months ended December 31, 1995, $83.7 million and $52.0 million, respectively, for the year ended December 31, 1996 and $166.1 million and $108.8 million, respectively, for the nine months ended September 30, 1997. On a pro forma basis, after giving effect to the Milliwave Acquisition, the issuance of the Series A Preferred Stock, the 1997 Notes, the US ONE Asset Acquisition, the December 1997 Preferred Stock Placement and the application of a portion of the proceeds therefrom to working capital, and the Midcom Acquisition, the Company would have net losses and negative EBITDA of $260.1 and $110.4, respectively, for the year ended December 31, 1996, and $263.9 and $156.8, respectively for the nine months ended September 30, 1997. The Company has been offering local access and other Carrier Services only since December 1994, and local exchange services as a CLEC only since April 1996, and has made and is making significant expenditures in the development of its local telecommunications operations, including expenditures associated with establishing an operating infrastructure and introducing and marketing its telecommunications services. The Company expects to continue to experience significant and increasing operating losses, net losses and total and per share amounts of net loss, along with decreasing net current assets, and to generate increasingly negative EBITDA while it seeks to establish a sufficient revenue-generating customer base and build its network infrastructure so that it can provide services over its own facilities. As a result of increased expenses, principally relating to an increase in the number of employees in connection with the rollout of CLEC services and expenses relating to the servicing of debt, there will continue to be substantial increases in the Company's net loss, operating loss and negative EBITDA. There can be no assurance that the Company will achieve or sustain positive EBITDA or profitability or at any time have sufficient financial resources to make principal and interest payments on its outstanding debt, or cash dividend payments on the Exchangeable Preferred Stock or to redeem such Exchangeable Preferred Stock as required (or to service the debt requirements of the Exchange Debentures, should same be issued in exchange for the Exchangeable Preferred Stock). Further, the failure of the Company to achieve and sustain profitability would have a material adverse effect on the Company and the value of the Exchangeable Preferred Stock.

SUBSTANTIAL INDEBTEDNESS; ABILITY TO SERVICE INDEBTEDNESS AND TO COVER FIXED
  CHARGES

    As of September 30, 1997, after giving effect to the consummation of the October 1997 Debt Placement, the US ONE Asset Acquisition, the December 1997 Preferred Stock Placement and the application of a portion of the proceeds thereof to the payment of certain indebtedness and the Midcom Acquisition, the Company would have had, on a consolidated basis, approximately $890.7 million of indebtedness, including capitalized lease obligations. The accrual of interest on the 1997 Notes and the accretion of original issue discount on the Convertible Notes and the Company's outstanding 14% Senior Discount Notes due 2005 (the "1995 Senior Notes" and, together with the Convertible Notes, the "1995 Notes") will significantly increase the Company's liabilities (except to the extent that the Convertible Notes are converted into the Company's Common Stock). The Company has significant indebtedness and interest expense as a result of the issuance of the 1997 Notes and 1995 Notes (collectively, the "Notes"). The Company also may need to incur additional indebtedness in the future. The respective indentures pursuant to which the Notes were issued (collectively, the "Indentures") limit, but do not prohibit, the incurrence of additional indebtedness by the Company and its subsidiaries. Additionally, the Indentures do not limit the amount of indebtedness that may be incurred by the Company's new media and consumer products subsidiaries.

    The level of the Company's indebtedness could have important consequences, including the following: (i) the combined debt service requirements of the Notes could make it more difficult for the Company to make payments on the Exchangeable Preferred Stock; (ii) the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited; (iii) a substantial portion of the Company's cash flow from operations, if any, must be dedicated to the payment of principal and interest on its indebtedness and other obligations and will not be available for use in the Company's business; (iv) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to changes in, its business; (v) the Company is more highly leveraged than many of its competitors, which may place it at a competitive disadvantage; (vi) the Company's high degree of indebtedness would make it more vulnerable in the event of a downturn in its business or if operating cash flow does not significantly increase; and (vii) a substantial portion of the Company's indebtedness will mature in accordance with its terms prior to the date of mandatory redemption of the Exchangeable Preferred Stock. The Company anticipates that earnings will be insufficient to cover fixed charges and preferred stock dividends for the next several years. In order for the Company to meet its debt service obligations, and its redemption obligations with respect to the Exchangeable Preferred Stock, the Company will need to substantially improve its operating results. There can be no assurance that the Company's operating results will be sufficient to enable the Company to meets its debt service obligations or its redemption obligations with respect to the Exchangeable Preferred Stock. In the absence of such operating results, the Company could face substantially liquidity problems and might be required to raise additional financing through the issuance of debt or equity securities, although there can be no assurance that the Company would be successful in raising such financing.

ABILITY TO PAY DIVIDENDS ON AND REDEEM THE EXCHANGEABLE PREFERRED STOCK AND
  ISSUE EXCHANGE DEBENTURES

    The ability of the Company to pay any dividends is subject to applicable provisions of state law, and its ability to pay cash dividends is subject to the terms of the Indentures and any other indebtedness of the Company then outstanding. The terms of the Indentures currently prohibit the Company from paying cash dividends on any preferred stock, including the Exchangeable Preferred Stock offered hereby and the Series A Preferred Stock. The ability of the Company in the future to pay cash dividends on the Exchangeable Preferred Stock or the Series A Preferred Stock will depend on its meeting certain financial criteria, which in turn will require significant improvements in the Company's EBITDA and consolidated net worth. There can be no assurance that the Company will be able to meet such financial criteria in order to pay cash dividends on the Exchangeable Preferred Stock or the Series A Preferred Stock. See "Description of Certain Indebtedness." Further, the terms of the Exchangeable Preferred Stock provide that cash payments on the Exchangeable Preferred Stock will not be made by the Company until all currently outstanding indebtedness of the Company has been repaid. Moreover, under Delaware law the Company is permitted to pay dividends on its capital stock, including the Exchangeable Preferred Stock, only out of its surplus, or in the event that it has no surplus, out of its net profits for the year in which a dividend is declared or for the immediately preceding fiscal year. Surplus is defined as the excess of a company's total assets over the sum of its total liabilities plus the par value of its outstanding capital stock. In order to pay dividends in cash, the Company must have surplus or net profits equal to the full amount of the cash dividends at the time such dividend is declared. The Company cannot predict what the value of its assets or the amount of its liabilities will be in the future and, accordingly, there can be no assurance that the Company will be able to pay cash dividends on the Exchangeable Preferred Stock.

    In addition, the terms of the Indentures restrict the ability of the Company to redeem or repurchase the Exchangeable Preferred Stock, including pursuant to the covenants described under "Description of the Exchangeable Preferred Stock--Repurchase of Exchangeable Preferred Stock Upon a Change of

Control" and "--Limitation on Asset Sales." The ability of the Company to redeem or repurchase the Exchangeable Preferred Stock will depend on its meeting certain financial criteria, which in turn will require significant improvements in the Company's EBITDA and consolidated net worth.

    The terms of the Exchangeable Preferred Stock provide that the Company may not issue the Exchange Debentures in exchange for the Exchangeable Preferred Stock until the date on which all obligations under the Indentures have been satisfied. The Company's obligations under the Indentures are not scheduled to be fully satisfied until 2007. There can be no assurance that the Company will be able to retire or refinance such obligations prior to 2007. Furthermore, the ability of the Company to issue the Exchange Debentures is currently limited by the terms of the Indentures.

RISKS ASSOCIATED WITH RAPID EXPANSION AND ACQUISITIONS

    The Company intends to pursue a strategy of aggressive and rapid growth, including the accelerated rollout of its CLEC services, acquisitions of businesses and assets, including additional spectrum licenses, continued marketing of its Carrier Services, and the hiring of additional management, technical and marketing personnel, all of which will result in significantly higher operating expenses. Rapid expansion of the Company's operations may place a significant strain on the Company's management, financial and other resources. The Company's ability to manage future growth, should it occur, will depend upon its ability to monitor operations, control costs, maintain effective quality controls and significantly expand the Company's internal management, technical, information and accounting systems. Any failure to expand these areas and to implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with the growth of the Company's business could have a material adverse effect on the business, financial condition and results of operations of the Company and the value of the Exchangeable Preferred Stock. As part of its strategy, the Company may acquire complementary assets or businesses. The pursuit of acquisition opportunities will place significant demands on the time and attention of the Company's senior management and will involve considerable financial and other costs with respect to identifying and investigating acquisition candidates, negotiating acquisition agreements and integrating the acquired businesses with the Company's existing operations. Employees and customers of acquired businesses may sever their relationship with such businesses during or after the acquisition. There can be no assurance that the Company will be able to successfully consummate any other acquisitions or integrate any business or assets which it may acquire into its operations.

    Recently, the Company acquired assets from three entities, two of which, U.S. ONE and Midcom, were in bankruptcy at the time of acquisition. There can be no assurance that the Company will be able to exploit the assets of Midcom and US ONE with more success than their previous managements or that the assets of any of the three entities can be effectively integrated into the Company's other operations, or that the Company will realize the benefits it expects to achieve through the businesses purchased in the Midcom Acquisition and GoodNet Acquisition. Moreover, the Company expects that a portion of Midcom's customers and independent sales agents may elect not to continue with the Company. In addition, the conversion of Midcom customers and carrier identification codes to the Company's system is subject to regulation by the Federal Communications Commission (the "FCC") and the assignment of Midcom's existing letters of authorization to provide interexchange services may be subject to approval by government regulators, customers and competing IXCs. In the event that the FCC determines that the Company engaged in improper practices in converting such customers and codes, the FCC may impose substantial penalties on the Company.

RANKING OF THE EXCHANGEABLE PREFERRED STOCK

    The Company's obligations with respect to the Exchangeable Preferred Stock do not constitute indebtedness for borrowed money and rank junior in right of payment to all present and future indebtedness and other payment obligations of the Company and its subsidiaries and all future Senior Stock. Further, the claims of creditors of the Company's subsidiaries will be effectively senior to all payments, including dividends and redemption, on the Exchangeable Preferred Stock. As of September 30, 1997, after giving effect to the October 1997 Debt Placement, the US ONE Asset Acquisition, the December 1997 Preferred Stock Placement and the application of a portion of the proceeds thereof to the repayment of certain indebtedness, and the Midcom Acquisition and GoodNet Acquisition, the Company would have had approximately $890.7 million of indebtedness (including capitalized lease obligations and approximately $359.7 million of outstanding indebtedness and other liabilities, including trade payables, of the Company's subsidiaries), all of which would have been senior in right of payment to the Exchangeable Preferred Stock. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Exchangeable Preferred Stock only after all indebtedness of the Company and all Senior Stock, if any, has been paid, and there may not be sufficient assets remaining to pay amounts due on any or all of the Exchangeable Preferred Stock then outstanding. See "Description of the Exchangeable Preferred Stock -- Ranking."

SUBORDINATION OF THE EXCHANGE DEBENTURES

    The payment of principal, premium, if any, and interest on or any other amounts owing in respect of, the Exchange Debentures, if issued in exchange for the Exchangeable Preferred Stock, will be subordinated to the prior payment in full of all existing and future Senior Indebtedness, and will be effectively subordinated to all indebtedness and other liabilities (including trade payables) of the Company's subsidiaries. As of September 30, 1997, after giving effect to the October 1997 Debt Placement, the US ONE Asset Acquisition, the December 1997 Preferred Stock Placement and the application of a portion of the proceeds therefrom to the repayment of certain indebtedness and the Midcom Acquisition, the Company would have had approximately $693.2 million of Senior Indebtedness, and the Company's subsidiaries would have had approximately $101.4 million of outstanding liabilities (other than liabilities guaranteed by the Company). The Certificate of Designation and the Exchange Indenture permit the incurrence by the Company and its subsidiaries of additional indebtedness. In addition, the Company may not pay principal of, premium, if any, or interest on or any other amounts owing in respect of, the Exchange Debentures, or purchase, redeem or otherwise retire the Exchange Debentures, if (i) the obligations with respect to Senior Indebtedness are not paid when due or (ii) other events of default have occurred and the lenders elect to prohibit the Company from making payments with respect to the Exchange Debentures. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Exchange Debentures only after all Senior Indebtedness has been paid, and there may not be sufficient assets remaining to pay amounts due on any or all of the Exchange Debentures then outstanding. See "Description of the Exchange Debentures--Ranking."

EFFECT OF SUBSTANTIAL ADDITIONAL INDEBTEDNESS ON THE COMPANY'S ABILITY TO MAKE
  PAYMENTS ON THE EXCHANGEABLE PREFERRED STOCK

    The Indentures and the Certificate of Designation limit, but do not prohibit, the incurrence of additional indebtedness by the Company and its subsidiaries, and the Company may incur substantial additional indebtedness during the next few years to finance the buildout of its telecommunications networks and operations. Further, the proceeds raised by the Company in this December 1997 Preferred Stock Placement will, in certain instances, increase the amount of indebtedness the Company may incur under the terms of the Indentures. All additional indebtedness of the Company will rank senior in right of payment to any payment obligations with respect to the Exchangeable Preferred Stock. The debt service requirements of any additional indebtedness would make it more difficult for the Company to pay cash obligations with respect to the Exchangeable Preferred Stock, including obligations to redeem the Exchangeable Preferred Stock.

RISKS RELATED TO CLEC STRATEGY; ANTICIPATED NEGATIVE OPERATING MARGINS IN CLEC
  BUSINESS

    The Company is pursuing an accelerated strategy to enter the local exchange services market as a CLEC in the metropolitan areas in which it has Wireless Licenses and to develop and obtain the facilities necessary to provide its own switched local exchange services. The Company has limited experience providing local exchange services and there can be no assurance that the Company's CLEC strategy will be successful. In addition, local exchange service providers have never utilized 38 GHz wireless-based systems as a significant segment of their local exchange services facilities and there can be no assurance that the Company will be successful in implementing its Wireless Fiber-based system. The Company's CLEC strategy is subject to risks relating to: the receipt of necessary regulatory approvals; the negotiation and implementation of resale agreements with other local service providers; the negotiation and implementation of interconnection agreements with RBOCs and other incumbent LECs; the failure of LECs and RBOCs to honor the letter and spirit of consummated interconnection agreements; the ability of third-party equipment providers and installation and maintenance contractors to meet the Company's rollout schedule; the recruitment of additional personnel in a timely manner, so as to be able to attract and service new customers but not incur excessive personnel costs in advance of the rollout; the Company's ability to attract and retain new customers through delivery of high-quality services; the potential adverse reaction to the Company's services by the Company's carrier customers, which may view the Company as a competitor; and the Company's ability to manage the simultaneous implementation of its plan in multiple markets. In addition, the Company is subject to the risk of unforeseen problems inherent in being a new entrant in a rapidly evolving industry.

    Historically, almost all of the Company's telecommunications revenues have been derived from the resale of long distance services to residential customers. As part of its CLEC strategy, the Company is marketing its long distance services to small and medium-sized businesses and is no longer actively marketing such services to residential customers. As a result, revenues from the provision of long distance services to residential customers have declined through attrition of the Company's long distance residential customer base.

    Although the Company's initial implementation of its CLEC strategy entails the resale of the facilities and services of other service providers, which itself is dependent on the negotiation and implementation of satisfactory resale arrangements, the Company's CLEC strategy will require significant capital investment related to the purchase and installation of numerous switches and the interconnection of these facilities to customers' buildings and LEC and CLEC local networks, including the installation of Wireless Fiber links and the buildout of other facility infrastructure, in advance of generating material revenues.

    As the Company rolls out its CLEC operations, it will experience negative operating margins while it develops its facilities. The Company has recently accelerated its rollout by completing the US ONE Asset Acquisition which will enable the Company to penetrate a higher number of markets. This accelerated rollout will result in increasing operating costs over the buildout. After initial rollout of its CLEC services in a particular city, the Company expects operating margins for such operations to improve only when and if: (i) sales efforts result in sufficiently increased volumes of traffic; (ii) the Company has installed a switch and a sufficient number of Wireless Fiber links so that a substantial portion of the Company's traffic in that city is originated and terminated over the Company's Wireless Fiber facilities instead of LEC or other CLEC facilities; and (iii) higher margin-enhanced services are sought by, provided to and accepted by customers. While the Company believes that the unbundling and resale of LEC services and the implementation of local telephone number portability (which will permit customers to retain their telephone numbers when switching carriers), which are mandated by the Telecommunications Act, will reduce the Company's costs of providing local exchange services and facilitate the marketing of such services, there can be no assurance that the Company's CLEC operations will become profitable due to, among other factors, lack of customer demand, competition from other CLECs and pricing pressure from the LECs and other CLECs. The Company's failure to implement its CLEC strategy successfully would have a material adverse effect on the operations of the Company and the value of the Exchangeable Preferred Stock.

NEGATIVE OPERATING MARGINS IN THE INITIAL PROVISION OF WIRELESS FIBER-BASED
  CARRIER SERVICES

    The Company has experienced negative operating margins in connection with the development and initial provision of its Wireless Fiber-based Carrier Services and expects to continue to experience negative operating margins until it develops a sufficient revenue-generating customer base for such services. In order to demonstrate the efficacy of Wireless Fiber, the Company often provides complimentary service on a trial basis for a limited period. The Company expects to improve operating margins in the provision of its Carrier Services over time by: (i) continuing to obtain appropriate Roof Rights; (ii) acquiring and retaining an adequate customer base; (iii) placing telecommunications traffic of new customers and additional telecommunications traffic of existing customers across installed Wireless Fiber links; and (iv) inducing providers of telecommunications services to utilize and market the Company's Wireless Fiber services as part of their own networks, systems and services, thereby reducing the Company's related marketing costs. If the Company fails to accomplish any of the foregoing, particularly acquiring and retaining an adequate customer base, it will not be able to improve the operating margins of its Carrier Services business. There can be no assurance that the Company will be able to achieve or sustain positive operating margins. Failure to achieve positive operating margins would have a material adverse effect on the operations of the Company and the value of the Exchangeable Preferred Stock.

COMPETITION

    The Company is subject to intense competition in each of the areas in which it operates. Many of the Company's competitors have longer-standing relationships with customers and suppliers in their respective industries, greater name recognition and significantly greater financial, technical and marketing resources than the Company. Further, sales of the Company's Carrier Services are typically made to other telecommunications providers that compete or may compete in the future with the Company.

    LOCAL TELECOMMUNICATIONS MARKET. The local telecommunications market is intensely competitive for new entrants and currently is dominated by the RBOCs and other LECs. The LECs have long-standing relationships with their customers, have the ability to subsidize competitive services with revenues from a variety of other services and benefit from existing state and federal regulations that currently favor the LECs over the Company in certain respects. In addition to competition from the LECs, the Company also faces competition from a growing number of new market entrants, such as other CLECs and CAPs. The Company also may face competition in the provision of local telecommunications services from cable companies, electric utilities, LECs operating outside their current local service areas and IXCs. Moreover, the consolidation of telecommunications companies and the formation of strategic alliances within the telecommunications industry, which have accelerated, could give rise to significant new or stronger competitors. The Company currently also faces or anticipates facing competition from other entities which offer, or are licensed to offer, 38 GHz services and could face competition in certain aspects of its existing and proposed businesses from competitors providing wireless services in other portions of the radio spectrum (including 2 GHz, 18 GHz, 24 GHz, 28 GHz and 47 GHz, among others). The initial perceived success of the Company's business is also likely to encourage increased competition from other spectrum users. The Company's Internet services also face significant competition from, among others, cable television operators deploying cable modems that provide high-speed data transmission over existing coaxial cable television networks. As competition increases in the local telecommunications market, the Company anticipates that general pricing competition and pressures will increase significantly. The Company has not obtained significant market share in any of the areas where it offers its services, nor does it expect to do so given the size of its local telecommunications services markets, the intense competition therein and the diversity of customer requirements. There can be no assurance that the Company will be able to compete effectively in any of its markets.

    LONG DISTANCE MARKET. The long distance market has relatively insignificant barriers to entry, numerous entities competing for the same customers and a high (and increasing) average churn rate as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. The Company competes for long distance customers with major IXCs, as well as other national and regional long distance carriers and resellers, many of whom own substantially all of their own facilities and are able to provide services at costs lower than the Company's current costs since the Company generally leases its access facilities. The Company believes that the RBOCs and CLECs also will become significant competitors in the long distance telecommunications industry both inside and outside their current geographic territories. To maintain its competitive posture, the Company believes that it must be in a position to reduce its prices in order to meet reductions in rates, if any, by competitors. Any such reductions could adversely affect the Company. In addition, LECs have been obtaining additional pricing and regulatory flexibility. This may enable LECs to grant volume discounts to larger long distance companies, which also could put the Company's long distance business at a disadvantage in competing with larger providers.

    NEW MEDIA BUSINESS. The industry in which the Company's new media subsidiary competes consists of a very large number of entities producing, owning or controlling news, sports, entertainment, educational and informational content and services, including telecommunications companies, television broadcast companies, sports franchises, film and television studios, record companies, newspaper and magazine publishing companies, universities and on-line computer services. Competition is intense for timely and highly marketable or usable information and entertainment content. Almost all of the entities with which the Company's new media subsidiary competes have significantly greater presence in the various media markets and greater resources than the Company, including existing content libraries, financial resources, personnel and existing distribution channels. There can be no assurance that the Company will be able to compete successfully in the emerging new media industry.

SIGNIFICANT CAPITAL REQUIREMENTS

    The expansion of the Company's telecommunications operations and the continued funding of operating expenses will require substantial capital investment. Additionally, as part of its strategy, the Company may seek to acquire complementary assets or businesses (including additional spectrum licenses, by auction or otherwise), which also could require substantial capital investment. The Company's decision to accelerate the development of its CLEC operations in response to the Telecommunications Act has substantially increased the Company's near-term capital expenditure requirements. The amount of capital required to execute the Company's business plan is a function of the speed at which its plan is executed. In the event the Company's plans or assumptions change or prove to be inaccurate, or if the Company consummates any acquisitions of businesses or assets (including additional spectrum licenses, by auction or otherwise), or if the Company fails to secure additional financing arrangements, if necessary, the Company may be required to seek additional sources of capital sooner than currently anticipated. Sources of additional capital may include public and private equity and debt financing, sales of nonstrategic assets and other financing arrangements. There can be no assurance that the Company will be able to obtain additional financing or, if such financing is available, that the Company will be able to obtain it on acceptable terms. Failure to obtain additional financing, if needed, could result in the delay or abandonment of some or all of the Company's development and expansion plans, which would have a material adverse effect on the Company's business and the value of the Exchangeable Preferred Stock.

GOVERNMENT REGULATION

    The Company's telecommunications services are subject to varying degrees of federal, state and local regulation. Generally, the FCC exercises jurisdiction over all telecommunications service providers to the extent such services involve the provision of jurisdictionally interstate or international telecommunications, including the resale of long distance services, the provision of local access services necessary to connect callers to long distance carriers and the use of electromagnetic spectrum (i.e., wireless services). With the passage of the Telecommunications Act, the FCC's jurisdiction has been extended to include certain issues that traditionally have been considered subject primarily to state regulation (e.g., number portability and carrier discrimination issues). The state regulatory commissions retain jurisdiction over the provision of telecommunications services to the extent such services involve the provision of jurisdictionally intrastate telecommunications in certain instances.

    The Telecommunications Act is intended to remove the formal barriers between the long distance and local telecommunications services markets, allowing service providers from each market (as well as providers of cable television and other services) to compete in all communications markets. The Telecommunications Act will permit the RBOCs eventually to compete in the provision of long distance services between local access transport areas ("LATAs"). Additionally, the FCC is required to promulgate new regulations to address mandates contained in the Telecommunications Act, which will change the regulatory environment significantly. The Telecommunications Act generally requires LECs to provide competitors with interconnection and nondiscriminatory access to the LEC network on more favorable terms than have been available in the past and prohibits the RBOCs from providing long distance services prior to meeting the requirements of a 14-point competitive checklist with respect to their local markets. A Federal District Court in Texas has ruled, among other things, that certain provisions of the Telecommunications Act codifying such prohibition constitute an unconstitutional "bill of attainder." This ruling has been appealed to the Fifth Circuit Court of Appeals. However, such interconnection and the terms thereof are subject to negotiations with each LEC, which may involve considerable delays and may not necessarily be obtained on terms and conditions that are acceptable to the Company. In such instances, although the Company may petition the proper regulatory agency to arbitrate disputed issues, there can be no assurance that the Company will be able to obtain acceptable interconnection agreements covering each of the markets where it intends to offer services.

    As required by the Telecommunications Act, in August 1996, the FCC adopted new rules implementing the interconnection and resale provisions of the Telecommunications Act (the "Interconnection Order"). These rules generally constitute a pro-competitive, national policy framework designed to remove or minimize the regulatory, economic and operational impediments to full competition for local services, including switched local exchange services. The United States Court of Appeals for the Eighth Circuit stayed the Interconnection Order in October 1996 and, in July 1997, invalidated certain provisions of the Interconnection Order, including those provisions in which the FCC asserted jurisdiction over the pricing of interconnection elements and the "pick and choose" provisions for interconnectors to select discrete provisions of other carriers' interconnection agreements. Many states, however, continue to set the prices for interconnection, resale and unbundled network elements. In October, the Eighth Circuit issued a further decision with respect to the Interconnection Order that vacated the obligation of incumbent LECs, under certain circumstances, to provide combinations of network elements, rather than provide them individually. The FCC has appealed the Eighth Circuit's rulings to the United States Supreme Court which has agreed to hear the case in the Fall of 1998. The Company believes that the Eighth Circuit's rulings will not adversely affect its CLEC operations and may, in certain instances, positively affect the operations of its Carrier Services business. In addition, pursuant to the Telecommunications Act, the FCC recently promulgated regulations to, among other things, implement universal service reform, provide support for the provision of ubiquitous national telephone service and effect access charge reform to more explicitly align the access charges paid by long distance carriers to incumbent LECs to the actual cost of providing such services. In light of the continued litigation challenging the validity of the Telecommunications Act and the regulations promulgated thereunder by the FCC, as well as efforts before Congress to seek modification of provisions of the Telecommunications Act, the Company is unable to predict with specificity what effect the Telecommunications Act or recently promulgated FCC regulations will have on the telecommunications industry in general and on the Company in particular. No assurance can be given that any regulation will broaden the opportunities available to the Company or will not have a material adverse effect on the Company and its operations. Further, there can be no assurance that the Company will be able to comply with additional applicable laws, regulations and licensing requirements or have sufficient resources to take advantage of the opportunities which may arise from this dynamic regulatory environment.

    Providers of telecommunications services, including the major IXCs, RBOCs, CLECs and others, are coming under intensified regulatory scrutiny for activities by them or their agents which may result in unauthorized switching of customers from one service provider to another, unfairly impeding customers seeking to switch providers or, in other instances, providing customers with, and billing them for, additional services without authorization. The FCC, the Federal Trade Commission and a number of state authorities are seeking to introduce more stringent regulation to curtail the intentional or erroneous switching of customers, which could include the imposition of fines, penalties and possible operating restrictions on entities which engage in such unauthorized activities. In addition, the Telecommunications Act requires the FCC to prescribe regulations imposing procedures for verifying the switching of customers and additional remedies on behalf of carriers for unauthorized switching of their customers. The effects, if any, the adoption of any such regulations would have on the telecommunications industry and the business practices therein cannot be predicted. Statutes and regulations which are or may become applicable to the Company as it expands could require the Company to alter methods of operations, at costs which could be substantial, or otherwise limit the types of services it offers.

FINITE INITIAL TERM OF WIRELESS LICENSES; POTENTIAL LICENSE RENEWAL COSTS;
  FLUCTUATIONS IN THE VALUE OF WIRELESS LICENSES; TRANSFER OF CONTROL

    As described in the FCC's Report and Order and Second Notice of Proposed Rulemaking, released on November 3, 1997 (the "38 GHz Order"), the FCC's policy is to align the expiration dates of all 38 GHz licenses granted before August 1, 1996 such that they mature concurrently on February 1, 2001. Licenses granted on or after August 1, 1996 have terms not to exceed ten years. In each case, the licensee is entitled to an expectation of renewal if the FCC's buildout requirements are met. While the Company believes that all of its Wireless Licenses will be renewed based upon FCC custom and practice establishing a presumption in favor of licensees that have complied with their regulatory obligations during the initial license period, there can be no assurance that any Wireless License will be renewed upon expiration of its initial term.

    In the 38 GHz Order, the FCC also ruled that (i) it would impose no limits on the accumulation of licenses in the 38GHz band, (ii) the 39.5 to 40.0 GHz portion of this band would not be reserved for use by satellite operations and that co-primary sharing of the 38 GHz band with satellite operators is not feasible, (iii) licensees should be permitted great flexibility in use of this spectrum, including use for point-to-multi-point and future mobile services, and
(iv) currently unlicensed channels in the 38 GHz band will be auctioned.

    While the Company views the vast majority of the FCC's determinations in the 38 GHz Order as favorable to its operations and business plan, there can be no assurance that all or a portion of the 38 GHz Order will not be repealed or altered as a result of further proceedings.

    The Wireless Licenses are integral assets of the Company, the value of which will depend significantly upon the success of the Company's wireless telecommunications operations and the future direction of the wireless telecommunications segment of the telecommunications industry. The value of licenses to provide wireless services also may be affected by fluctuations in the level of supply and demand for such licenses and by valuations placed on such licenses in any future auction of such spectrum. Any assignment of a license or transfer of control by an entity holding a license is subject to certain limitations relating to the identity and qualifications of the transferee and requires prior FCC approval (and in some instances state regulatory approval as it relates to the provision of telecommunications services in that state), thereby possibly diminishing the value of the Wireless Licenses.

    The Company has entered into agreements to acquire a number of additional 38 GHz licenses. The transfer of licenses issued by the FCC, including 38 GHz licenses (as well as a change of control of entities holding licenses), is subject to the prior consent of the FCC, which consent generally turns on a number of factors including the identity, background and the legal and financial qualifications of the transferee and the satisfaction of certain other regulatory requirements. In light of the foregoing, the newness of this service and possible revisions to the policies and regulations set forth in the 38 GHz Order as a result of the challenges thereto, the uncertainty of final regulations to be issued in connection with the Order, there can be no assurance that the FCC will approve all or any of the proposed acquisitions.

CHANGES IN TECHNOLOGY, SERVICES AND INDUSTRY STANDARDS.

    The telecommunications industry has been characterized by rapid technological change, changing end-user requirements, frequent new service introductions and evolving industry standards. The Company believes that its future success will depend on its ability to anticipate or adapt to such changes and to offer, on a timely basis, services that meet these evolving industry standards. The extent to which competitors using existing or currently undeployed methods of delivery of local telecommunications services will compete with the Company's Wireless Fiber services cannot be anticipated. There can be no assurance that existing, proposed or as yet undeveloped technologies will not become dominant in the future and render 38 GHz-based (and other spectrum-based) systems less profitable or less viable. For example, there are several existing technologies that may be able to allow the transmission of high bandwidth traffic over existing copper lines or unlicensed spectrum. There can be no assurance that the Company will have sufficient resources to make the investments necessary to acquire new technologies or to introduce new services that could compete with future technologies or that equipment held by the Company in inventory will not be rendered obsolete, any of which would have an adverse effect on the operations of the Company and the value of the Exchangeable Preferred Stock.

CERTAIN FINANCIAL AND OPERATING RESTRICTIONS

    Certain indebtedness of the Company and the Indentures, as well as the Exchangeable Preferred Stock, impose significant operating and financial restrictions on the Company, affecting, and in certain cases limiting, among other activities, the ability of the Company to incur additional indebtedness or create liens on its assets, pay dividends, sell assets, engage in mergers or acquisitions or make investments. Failure to comply with any such restrictions could limit the availability of borrowings or result in a default under the terms of any such indebtedness, and there can be no assurance that the Company will be able to comply with such restrictions. Moreover, these restrictions could limit the Company's ability to engage in certain business transactions which the Company may desire to consummate. The Company's inability to consummate any such transaction could have an adverse effect on the Company's operations and the value of the Exchangeable Preferred Stock. See "Description of Certain Indebtedness."

DEPENDENCE ON THIRD PARTIES FOR SERVICE AND MARKETING; POSSIBLE SERVICE
  INTERRUPTIONS
  AND EQUIPMENT FAILURES

    The Company's long distance resale business is dependent on utilizing the facilities of major IXCs to carry its customers' long distance telephone calls and, in many instances, especially during initial market penetrations, the Company's CLEC business will be dependent on the facilities of the LECs and other local exchange service providers to carry its customers' local telephone calls. The Company has an agreement with MCI that provide it with access to such carrier's networks and has entered or is entering into interconnect agreements with various LECs, and other CLECs, to access their local exchange facilities. Although the Company believes that it currently has sufficient access to long distance networks and will be able to obtain sufficient access to local exchange facilities, any increase in the rates or access fees charged by the owners of such facilities or their unwillingness to provide access to such facilities to the Company, as well as potential reticence of the LECs to honor appropriate provisioning and service intervals with respect to interconnection arrangements, could materially adversely affect the Company's operations. Failure to obtain continuing access to such networks and facilities could require the Company to significantly curtail or cease its operations and could have an adverse effect on the value of the Exchangeable Preferred Stock. Further, the Company's CLEC operations will rely to some extent upon network elements which the LECs must provide pursuant to the Telecommunications Act and the Interconnection Order. These facilities often use copper wire for "last mile" access to end users. To the extent that the Company relies upon LEC facilities that use copper wire, the Company may not be able to offer potential customers the benefits of Wireless Fiber with respect to high transmission capacity and quality. In addition, the Company's operations require that the networks leased by it, and any facilities which may be developed by the Company, operate on a continuous basis. It is not unusual for networks and switching facilities to experience periodic service interruptions and equipment failures. It is therefore possible that the networks and facilities utilized by the Company may from time to time experience service interruptions or equipment failures resulting in material delays which would adversely affect consumer confidence as well as the Company's business operations and reputation.

    The Company utilizes, in certain cases, third parties for marketing its Wireless Fiber services and maintaining its operational systems. The Company has entered into master service agreements with other telecommunications providers that allow those companies to utilize and resell the Company's Wireless Fiber services to their own customers. The Company also has an agreement with Lucent to provide field service for, and network monitoring of, the Company's Wireless Fiber facilities and another agreement with Lucent for the purchase by the Company of telecommunications switches and related equipment. The failure of any of these third parties to perform under their respective agreements or the loss of any of these agreements could have a material adverse effect on the Company's results of operations and its ability to service its customers. The Company has approached a number of major telecommunications service providers to solicit interest in entering into a multi-year, multi-region network transaction in which the Company would build and maintain a co-exclusive network utilizing Wireless Fiber for providing access to their customer base. Although there can be no assurance that such a transaction will be entered into, the Company believes that such a transaction would be attractive to a number of these providers and is in various stages of discussions with them.

RELIANCE ON EQUIPMENT SUPPLIERS

    The Company currently purchases the great majority of its wireless telecommunications equipment, including transceivers and network monitoring equipment, from a single supplier and its switches and related equipment from a single supplier even though, in each case, there are other manufacturers of such equipment. Any reduction or interruption in supply from its suppliers could have a material adverse effect on the Company until sufficient alternative supply sources are established. The Company does not manufacture, nor does it have the capability to manufacture, any of its telecommunications equipment. Although there are other manufacturers who have, or are developing, equipment that would satisfy the Company's needs, there can be no assurance that the Company would be able to replace its current primary suppliers on commercially reasonable terms. In addition, as no industry standard or uniform protocol currently exists for 38 GHz equipment, a single manufacturer's equipment must be used in establishing each wireless link.

LINE OF SIGHT; DISTANCE LIMITATIONS IMPOSED BY RAINFALL CONDITIONS IN CERTAIN
  GEOGRAPHIC AREAS; ROOF RIGHTS

    In order to provide quality transmission, Wireless Fiber services require an unobstructed line of sight between two transceivers comprising a link, with a maximum distance between any two corresponding transceivers of up to five miles (or shorter distances in certain areas; weather conditions may necessitate distances as short as 1.1 miles between transceivers to maintain desired transmission quality), although the Company typically limits its link distances to less than two miles to ensure a high quality of transmission.

The areas in which such shorter distances are required are those where rainfall intensity and the size of the raindrops adversely impact transmission quality at longer distances. Other weather conditions, such as snow, electrical storms and high winds, have not, in the Company's experience, affected the quality or reliability of Wireless Fiber services. The establishment of Wireless Fiber services may require additional transceivers to triangulate around obstacles (such as buildings). Similarly, to establish Wireless Fiber services covering a distance in excess of five miles, additional transceivers are required to establish a chain with links no more than five miles apart or to establish a system of interconnected hub sites. The cost of additional transceivers where required by weather, physical obstacles or distance may render Wireless Fiber uneconomical in certain instances. The Company must obtain Roof Rights (or rights to access other locations where lines of sight are available) in each building where a transceiver will be placed. The Company seeks to prequalify and obtain Roof Rights at buildings targeted by potential customers in its licensed areas in advance of anticipated orders. There can be no assurance, however, that the Company will be successful in obtaining Roof Rights necessary to establish its Wireless Fiber services in its potential markets. The Company's prequalification activities often require the payment of option fees to the owners of buildings that are being prequalified. There can be no assurance that the Company will receive orders for Wireless Fiber services which allow the Company to utilize Roof Rights it obtains.

UNCERTAINTY OF MARKET ACCEPTANCE OF WIRELESS FIBER SERVICES

    The Company has been marketing its Wireless Fiber services since December 1994. The Company has not obtained a significant market share in any of the licensed areas where it offers Wireless Fiber services. The provision of wireless local telecommunications services over 38 GHz represents an emerging sector of the telecommunications industry and the demand for and acceptance of Wireless Fiber services are subject to a high level of uncertainty. Despite the Company's initial success in attracting customers, there can be no assurance that substantial markets will develop for wireless local telecommunications services delivered over 38 GHz or that, even if such markets develop, the Company will be able to succeed in positioning itself as a provider of such services or provide such services profitably. The Company's success in providing wireless broadband services is subject to a number of factors beyond the Company's control. These factors include, without limitation, historical perceptions of the unreliability and lack of security of previous microwave radio technologies, changes in general and local economic conditions, availability of equipment, changes in telecommunications service rates charged by other service providers, changes in the supply and demand for wireless broadband services, competition from wireline and wireless operators in the same market area and changes in the federal and state regulatory schemes affecting the operations of telecommunications service providers in general and wireless broadband systems in particular (including the enactment of new statutes and the promulgation of changes in the interpretation or enforcement of existing or new rules and regulations). In addition, the extent of the potential demand for wireless broadband services in the Company's target markets cannot be estimated with certainty. There can be no assurance that one or more of these factors will not have an adverse effect on the Company's financial condition and results of operations and the value of the Exchangeable Preferred Stock.

CERTAIN TAX CONSIDERATIONS

    Distributions on the Exchangeable Preferred Stock will be taxable for U.S. Federal income tax purposes as ordinary dividend income (and eligible for the dividends-received deduction for certain U.S. corporate holders) only to the extent paid out of current or accumulated earnings and profits of the Company as determined for U.S. Federal income tax purposes and otherwise will be treated in the manner described under "Certain U.S. Federal Income Tax Consequences--Exchangeable Preferred Stock and Exchange Debentures--Distributions in General." However, the Company does not currently have any current or accumulated earnings and profits and cannot accurately predict at what point it will have current or accumulated earnings and profits. In the absence of current or accumulated earnings and profits of the Company, it is anticipated that distributions on the Exchangeable Preferred Stock will constitute tax-free returns of capital to the extent of the holder's tax basis in the Exchangeable Preferred Stock and thereafter capital gain, and will not be eligible for the dividends-received deduction. The exchange of Exchangeable Preferred Stock for Exchange Debentures will be treated as a redemption giving rise to a dividend in the amount of the issue price unless such exchange (i) terminates such holder's equity interest in the Company (taking into account stock that is actually or constructively owned by the holder); or (ii) is not "essentially equivalent to a dividend." To the extent that the exchange of Exchangeable Preferred Stock for Exchange Debentures does not give rise to a dividend, such exchange shall be treated as a sale or other taxable exchange of the Exchangeable Preferred Stock, and such sale or exchange may be eligible for installment sale treatment, unless either the Exchangeable Preferred Stock or Exchange Debentures is readily tradeable in an established securities market. See "Certain U.S. Federal Income Tax Consequences."

ABSENCE OF A PUBLIC MARKET FOR THE EXCHANGEABLE PREFERRED STOCK

    The Exchangeable Preferred Stock is a new class of security for which there is currently no market. The Company does not intend to apply for listing of the Exchangeable Preferred Stock or, if issued, the Exchange Debentures issued in exchange therefor pursuant to the Registration Statement on any securities exchange or to seek approval for quotation through any automated quotation system. The Exchangeable Preferred Stock is eligible for trading in the PORTAL Market. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Exchangeable Preferred Stock, they are not obligated to do so and any such market-making may be discontinued at any time without notice. In addition, such market-making activity may be limited during the pendency of the Registration Statement or the Shelf Registration Statement. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchangeable Preferred Stock or the Exchange Debentures (collectively, the "Securities"). If a market for and of the Securities were to develop, such Securities may trade at prices that may be higher or lower than the initial offering price of the Exchangeable Preferred Stock depending upon many factors, including prevailing interest rates, the Company's operating results and the markets for similar securities. Historically, the market for securities such as the Securities has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Securities. There can be no assurance that, if a market for any of the Securities were to develop, such a market would not be subject to similar disruptions. Such disruptions may materially and adversely affect such liquidity and trading independent of the financial performance of, and prospects for, the Company.

CONSEQUENCES FOR NON-TENDERING HOLDERS OF THE OLD PREFERRED STOCK

    After the Exchange Offer is consummated, the Company will not be required to register shares of the Old Preferred Stock not tendered and accepted in the Exchange Offer. In such event, holders of any such shares of Old Preferred Stock seeking liquidity in their investment would have to rely on exemptions to the registration requirements under the securities laws, including the Securities Act. Following the consummation of the Exchange Offer, holders of shares of Old Preferred Stock not tendered in the Exchange Offer may not be entitled to the contingent increase in dividend rate provided for in the event of a failure to consummate the Exchange Offer in accordance with the terms of the Registration Rights Agreement.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

    The Old Preferred Stock was sold by the Company in the December 1997 Preferred Stock Placement to the Initial Purchasers who, in turn, sold such Old Preferred Stock to certain qualified institutional buyers in reliance on Rule 144A under the Securities Act. In connection with the December 1997 Preferred Stock Placement, the Company entered into the Registration Rights Agreement, pursuant to which the Company is obligated to use its best efforts to consummate the Exchange Offer of the New Preferred Stock for the Old Preferred Stock pursuant to an effective Registration Statement by June 15, 1998.

    Pursuant to the Registration Rights Agreement, the Company is required to file a shelf registration statement ("Shelf Registration Statement") for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Old Preferred Stock if: (i) because of any change in law or in currently prevailing interpretations of the staff of the Commission, the Company is not permitted to effect the Exchange Offer; (ii) the Exchange Offer is not consummated by June 15, 1998; (iii) any Initial Purchaser so requests with respect to the Old Preferred Stock not eligible to be exchanged for New Preferred Stock in the Exchange Offer and held by it following consummation of the Exchange Offer; or (iv) any holder of Old Preferred Stock (other than an exchanging dealer) is not eligible to participate in the Exchange Offer or, in the case of any holder of Old Preferred Stock (other than an exchanging dealer) that participates in the Exchange Offer, such holder does not receive freely tradeable New Preferred Stock on the date of the exchange. The Company is required to use its best efforts to keep the Shelf Registration Statement continuously effective for a period of two years from the date of its effectiveness or such shorter period that will terminate when all the Old Preferred Stock covered by the shelf registration statement has been sold pursuant thereto or is eligible for sale under Rule 144(k) under the Securities Act.

TERMS OF THE EXCHANGE OFFER

    The Company offers to exchange, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the same number and aggregate liquidation preference of New Preferred Stock for the Old Preferred Stock tendered for exchange. The terms of the New Preferred Stock are substantially identical in all material respects (e.g., aggregate liquidation preference, dividend rate, mandatory redemption and ranking) to the terms of the Old Preferred Stock, except that the New Preferred Stock has been registered under the Securities Act and therefore will not be subject to certain transfer restrictions applicable to the Old Preferred Stock). The New Preferred Stock, like the Old Preferred Stock, is governed by the Certificate of Designation. See "Description of the Exchangeable Preferred Stock." The Exchange Offer is not conditioned upon any minimum number of shares of Old Preferred Stock being tendered for exchange.

    The Company has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the New Preferred Stock issued pursuant to the Exchange Offer in exchange for the Old Preferred Stock may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the New Preferred Stock issued pursuant to the Exchange Offer in exchange for Old Preferred Stock may be offered for resale, resold and otherwise transferred by any holder of such New Preferred Stock (except in the case of broker-dealers, as set forth below) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Preferred Stock is acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such New Preferred Stock. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Preferred Stock may not rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each broker-dealer that receives New Preferred Stock for its own account in exchange for Old Preferred Stock, where such Old Preferred Stock was acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Stock.

    By tendering in the Exchange Offer, each holder of Old Preferred Stock will represent to the Company, as the case may be, that, among other things: (i) the New Preferred Stock acquired pursuant to the Exchange Offer is being obtained in the ordinary course of business of the person receiving such New Preferred Stock, whether or not such person is such holder; (ii) neither the holder of Old Preferred Stock nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Preferred Stock; and (iii) if the holder is not a broker-dealer, or is a broker-dealer but will not receive New Preferred Stock for its own account in exchange for Old Preferred Stock. Neither the holder nor any such other person is engaged in or intends to participate in the distribution of such New Preferred Stock.

    Following the consummation of the Exchange Offer, holders of shares of Old Preferred Stock that have not been tendered will no longer have certain registration rights and the Old Preferred Stock will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Preferred Stock could be adversely affected.

EXPIRATION DATE

    The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
      , 1998 unless the Company in its sole discretion extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Although the Company has no current intention to extend the Exchange Offer, the Company reserves the right to extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Old Preferred Stock previously tendered pursuant to the Exchange Offer and not withdrawn will remain subject to the Exchange Offer. The date of the exchange of the New Preferred Stock for the Old Preferred Stock will be the first New York Stock Exchange trading day following the Expiration Date.

    The Company expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Old Preferred Stock if any of the events set forth below under " -- Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company and (ii) amend the terms of the Exchange Offer in any manner which, in its good faith judgment, is advantageous to the holders of the Old Preferred Stock, whether before or after any tender of the Old Preferred Stock.

PROCEDURES FOR TENDERING

    The Exchange Offer is subject to the terms and conditions set forth in this Prospectus and the Letter of Transmittal.

    Shares of Old Preferred Stock may be tendered by properly completing and signing the Letter of Transmittal and delivering the Letter of Transmittal to the Exchange Agent at its address set forth in this Prospectus on or prior to the Expiration Date, together with: (i) the certificate or certificates representing the shares of Old Preferred Stock being tendered and any required signature guarantees; (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of the Old Preferred Stock, if such procedure is available, into the Exchange Agent's account at the Depository pursuant to the procedure for book-entry transfer described below; or (iii) the completion of the procedures for guaranteed delivery set forth below. See "Guaranteed Delivery Procedures."

    If shares of the New Preferred Stock (and any untendered shares of Old Preferred Stock) are to be issued in the name of the registered holder and the registered holder has signed the Letter of Transmittal the holder's signature need not be guaranteed. In any other case, the tendered shares of Old Preferred Stock must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Exchange Agent and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a commercial bank or trust company located or having an office or correspondent in the United States, or by a member firm of a national securities exchange or of the National Association of Securities Dealers, Inc. (an "Eligible Institution"). If shares of the New Preferred Stock (and any untendered shares of Old Preferred Stock) are to be delivered to an address other than that of the registered holder appearing on the register for the Old Preferred Stock, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution. Each broker-dealer that receives shares of New Preferred Stock for its own account in exchange for shares of Old Preferred Stock, where such shares of Old Preferred Stock were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such shares of New Preferred Stock.

    THE METHOD OF DELIVERY OF OLD PREFERRED STOCK, LETTERS OF TRANSMITTAL AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE, NO LETTERS OF TRANSMITTAL OR OLD PREFERRED STOCK SHOULD BE SENT TO THE COMPANY.

    A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed Letter of Transmittal, shares of the Old Preferred Stock or a Book-Entry Confirmation, and all other required documents are received by the Exchange Agent.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Preferred Stock will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of Issuer's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any shares of Old Preferred Stock. Neither the Company, the Exchange Agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. If any shares of Old Preferred Stock received by the Exchange Agent are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if shares of Old Preferred Stock are submitted in a amount greater than the number of shares of Old Preferred Stock being tendered by such tendering holder, such unaccepted or non-exchanged shares of Old Preferred Stock will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    In addition, the Company reserves the right in its sole discretion, to the extent permitted (a) purchase or make offers for any shares of Old Preferred Stock that remain outstanding subsequent to the Expiration Date and (b) to the extent pertained by applicable law, purchase shares of Old Preferred Stock in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers will differ from the terms of the Exchange Offer.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

    The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

    The party tendering Old Preferred Stock ("Transferor") exchanges, assigns and transfers the Old Preferred Stock to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Old Preferred Stock to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Old Preferred Stock and to acquire the New Preferred Stock issuable upon the exchange of such tendered shares of Old Preferred Stock, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered shares of Old Preferred Stock, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Preferred Stock or transfer ownership of such Old Preferred Stock on the account books maintained by DTC. All authority conferred by the Transferor will survive the death, bankruptcy or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

    By executing a Letter of Transmittal, each holder will make to the Company the representations set forth above in the third paragraph under the heading " -- Purpose and Effect of the Exchange Offer."

WITHDRAWAL OF TENDERS

    Tenders of Old Preferred Stock pursuant to the Exchange Offer are irrevocable, except that Old Preferred Stock tendered pursuant to the Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

    To be effective, a written, telegraphic, or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at the address set forth in the Letter of Transmittal prior to 5:00 p.m., New York City time on the Expiration Date. Any such notice of withdrawal must specify the holder named in the Letter of Transmittal as having tendered Old Preferred Stock to be withdrawn, the certificate numbers and designation of Old Preferred Stock to be withdrawn, the principal amount of Old Preferred Stock delivered for exchange, a statement that such holder is withdrawing his election to have such Old Preferred Stock exchanged, and the name of the registered holder of such Old Preferred Stock, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to The Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Old Preferred Stock being withdrawn. The Exchange Agent will return the properly withdrawn Old Preferred Stock promptly following receipt of notice of withdrawal. If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Preferred Stock or otherwise comply with DTC procedure. All questions as to the validity of notices of withdrawal, including time of receipt, will be determined by the Company and such determination will be final and binding on all parties.

ACCEPTANCE OF OLD PREFERRED STOCK; DELIVERY OF NEW PREFERRED STOCK

    Upon terms and subject to the conditions of the Exchange Offer, the Company will accept for exchange any and all shares of Old Preferred Stock which are validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. For the purposes of the Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered Old Preferred Stock when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

    The Exchange Agent will act as agent for the tendering holders of Old Preferred Stock for the purpose of causing the Old Preferred Stock to be assigned, transferred and exchanged for New Preferred Stock. Upon the terms and subject to the conditions of the Exchange Offer, delivery of New Preferred Stock in exchange for Old Preferred Stock will be made by the Exchange Agent after acceptance of the tendered Old Preferred Stock by the Company and promptly following the Expiration Date. Any Old Preferred Stock not accepted for exchange by the Company for any reason will be returned without expense to the tendering holders (or, in the case of Old Preferred Stock tendered by book-entry transfer, by crediting an account maintained with the Book-Entry Transfer Facility) as promptly as practicable after the Expiration Date or, if the Company terminates the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is terminated. See "--Conditions to the Exchange Offer."

BOOK-ENTRY TRANSFER

    The Exchange Agent will establish an account at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Preferred Stock by causing the Book-Entry Transfer Facility to transfer the Old Preferred Stock into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedure for transfer. The Letter of Transmittal with any required signature guarantees and any other required documents, must be received by the Exchange Agent on or prior to the Expiration Date for any book-entry transfers.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Old Preferred Stock and (i) whose Old Preferred Stock is not immediately available or (ii) who cannot deliver their Old Preferred Stock, the Letter of Transmittal or any other documents required hereby to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date, must tender their Old Preferred Stock and follow the guaranteed delivery procedures. Pursuant to such procedures: (i) such tender must be made by or through an Eligible Institution; (ii) prior to the Expiration Date, the Exchange Agent must have received from the Eligible Institution a properly completed and duly executed notice of guaranteed delivery (a "Notice of Guaranteed Delivery") (by facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of the Old Preferred Stock, the certificate number or numbers of such Old Preferred Stock and the aggregate liquidation preference of the Old Preferred Stock tendered, stating that the tender is being made thereby and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Old Preferred Stock (or a confirmation of electronic delivery or book-entry delivery into the Exchange Agent's account at the Depository) and any of the required documents will be deposited by the Eligible Institution with the Exchange Agent; and (iii) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as all other documents required by the Letter of Transmittal and the certificate(s) representing all tendered Old Preferred Stock in proper form for transfer (or a confirmation of electronic mail delivery or book-entry delivery into the Exchange Agent's account at the Depository), must be received by the Exchange Agent within five business days after the Expiration Date. Any holder of Old Preferred Stock who wishes to tender its Old Preferred Stock pursuant to the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery prior to 5:00 p.m., New York City time, on the Expiration Date.

CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to issue New Preferred Stock in exchange for any properly tendered Old Preferred Stock not theretofore accepted and may terminate the Exchange Offer, or, at their option, modify or otherwise amend the Exchange Offer, if either of the following events occur:

        (a) any statute, rule or regulation shall have been enacted, or any action shall have been taken by any court or governmental authority which, in the sole judgment of the Company, would prohibit, restrict or otherwise render illegal the consummation of the Exchange Offer, or

        (b) there shall occur a change in the current interpretation by the staff of the Commission which, in the Company's sole judgment, might materially impair The Company's ability to proceed with the Exchange Offer.

    The Company expressly reserves the right to terminate the Exchange Offer and not accept for exchange any Old Preferred Stock upon the occurrence of either of the foregoing conditions (which represent all of the material conditions to the acceptance by The Company of properly tendered Old Preferred Stock).

    The foregoing conditions are for the sole benefit of the Company and may be waived by the Company if it is legally permitted to do so, in whole or in part, in its sole discretion. The foregoing conditions must be either satisfied or waived prior to termination of the Exchange Offer. Any determination made by the Company concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

EXCHANGE AGENT

    Continental Stock Transfer and Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

BY MAIL (REGISTERED OR CERTIFIED MAIL
  RECOMMENDED), OVERNIGHT COURIER OR HAND
  DELIVERY:                                    Continental Stock Transfer and Trust Company
                                               2 Broadway
                                               New York, New York 10002
                                               Attention: Compliance Department

BY FACSIMILE (FOR ELIGIBLE INSTITUTIONS        (212) 509-5150
  ONLY):                                       Confirm by telephone (212) 509-4000

FEES AND EXPENSES

    The expense of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitations may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders.

    The Company has not retained any dealer-manager or other soliciting agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, the Letter of Transmittal and related documents to the beneficial owners of the Old Preferred Stock and in handling or forwarding tenders for exchange.

    The expenses to be incurred by the Company in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Transfer Agent and accounting and legal fees, will be paid by the Company. The Company will not, however, pay the costs incurred by a holder in delivering its Old Preferred Stock to the Exchange Agent, underwriting fees, or Commissions or transfer taxes.

ACCOUNTING TREATMENT

    The New Preferred Stock will be recorded at the same carrying value as the Old Preferred Stock as reflected in the Company's accounting records on the date of the exchange because the exchange of the Old Preferred Stock for the New Preferred Stock is the completion of the selling process contemplated in the issuance of the Old Preferred Stock. Accordingly, no gain or loss for accounting purposes will be recognized.

OTHER MATTERS

    Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Old Preferred Stock are urged to consult their financial and tax advisors in making their own decisions on what action to take.

    No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by The Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or the Company since the dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Old Preferred Stock in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, The Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Old Preferred Stock in such jurisdiction.

    As a result of the making of the Exchange Offer, the Company will have fulfilled a covenant contained in the Registration Agreement. Holders of the Old Preferred Stock who do not tender their Old Preferred Stock in the Exchange Offer will continue to hold such Old Preferred Stock and will be entitled to all the rights and limitations applicable thereto under the Equipment Notes Indenture except for certain rights under the Registration Agreement and except that certain of the Old Preferred Stock may not be entitled to the contingent increase in interest rate provided for in the Old Preferred Stock. All untendered Old Preferred Stock will continue to be subject to the restrictions on transfer set forth in the Equipment Notes Indenture and the Old Preferred Stock. To the extent that Old Preferred Stock are tendered and accepted in the Exchange Offer, the trading market, if any, for untendered Old Preferred Stock could be adversely affected.

    The Company will not receive any cash proceeds from the issuance of the New Preferred Stock offered hereby. In consideration for issuing the New Preferred Stock as contemplated in this Prospectus, The Company will receive in exchange Old Preferred Stock, in like principal amount, the terms of which are identical to the New Preferred Stock except that such New Preferred Stock will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. Old Preferred Stock surrendered in exchange for New Preferred Stock will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Preferred Stock will not result in a change in the indebtedness of the Company.

                DESCRIPTION OF THE EXCHANGEABLE PREFERRED STOCK

    The following is a summary of certain provisions of the Certificate of Designation and the Exchangeable Preferred Stock (which encompasses both the New Preferred Stock and Old Preferred Stock, as such securities have substantially identical terms). A copy of the Certificate of Designation and the form of Exchangeable Preferred Stock is available upon request to the Company at the address set forth under "Available Information." The following summary of certain provisions of the Certificate of Designation does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Certificate of Designation. The definitions of certain capitalized terms used but not defined in the following summary are set forth under "Description of the Exchange Debentures -- Certain Definitions." Other capitalized terms used but not defined herein and not otherwise defined under "Description of the Exchange Debentures -- Certain Definitions" are defined in the Certificate of Designation.

GENERAL

    The holders of the Exchangeable Preferred Stock have no preemptive or preferential right to purchase or subscribe to stock, obligations, warrants or other securities of the Company of any class. The Exchangeable Preferred Stock is eligible for trading in the PORTAL Market. Subject to certain conditions, the Exchangeable Preferred Stock will be exchangeable for the Exchange Debentures at the option of the Company on any scheduled Dividend Payment Date on or after the date all obligations under each of the Specified Indentures shall have been satisfied in full (the "Specified Debt Satisfaction Date"). When issued, the Exchangeable Preferred Stock will be validly issued, fully paid and nonassessable.

RANKING

    The Exchangeable Preferred Stock, with respect to dividend rights and rights on liquidation, winding-up and dissolution, ranks (i) senior to all classes of common stock and to the Company's Series A Preferred Stock and to each other class of Capital Stock or series of Preferred Stock established hereafter by the Board of Directors the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Exchangeable Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to, together with all classes of common stock of the Company, as "Junior Stock"); (ii) subject to certain conditions, on a parity with each class of Capital Stock or series of Preferred Stock established hereafter by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Exchangeable Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively referred to as "Parity Stock"); and (iii) subject to certain conditions, junior to each class of Capital Stock or series of Preferred Stock established hereafter by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Exchangeable Preferred Stock as to dividend rights and rights upon liquidation, winding-up and dissolution of the Company (collectively referred to as "Senior Stock").

    While any shares of Exchangeable Preferred Stock are outstanding, the Company may not authorize, create or increase the authorized amount of any class or series of stock (i) that ranks senior to the Exchangeable Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or (ii) that is on a parity with the Exchangeable Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up and that has a mandatory redemption earlier, or an average life less, than that of the Exchangeable Preferred Stock, in each case without the consent of the holders of at least 66 2/3% of the outstanding shares of Exchangeable Preferred Stock. However, without the consent of any holder of Exchangeable Preferred Stock, the Company may create additional classes of stock, increase the authorized number of shares of preferred stock or issue series of a stock that ranks on a parity with, or junior to, the Exchangeable Preferred Stock with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution and winding up (subject, in the case of Parity Stock, to the preceding sentence). See "--Voting Rights."

DIVIDENDS

    The Exchangeable Preferred Stock accumulates cumulative preferential dividends from December 22, 1997, at the rate of 14 1/4% per annum on the Accumulated Amount with respect to the Exchangeable Preferred Stock compounded semi-annually on each SemiAnnual Dividend Accrual Date, but, except as described in the second following sentence, dividends on the Exchangeable Preferred Stock will not be payable in cash. Until such time as the Accumulated Amount becomes a fixed and final amount pursuant to the first proviso to the definition of "Accumulated Amount," the dividends accruing on the Exchangeable Preferred Stock will be deemed paid by the periodic adjustments provided for in such definition. Commencing on the first June 15 or December 15 (each a "Dividend Payment Date") which is at least six months after the later of December 15, 2002 and the Specified Debt Satisfaction Date (the "Cash Payment Date"), dividends will be payable in cash in respect of the Exchangeable Preferred Stock at a rate per annum equal to 14 1/4% of the Accumulated Amount as of the Dividend Payment Date preceding the Cash Payment Date. Thereafter, dividends on the Exchangeable Preferred Stock will be payable semiannually in arrears on each Dividend Payment Date or, if any such date is not a Business Day, on the next succeeding Business Day, to the holders of record of the Exchangeable Preferred Stock as of the next preceding June 1 and December 1. Dividends payable on the Exchangeable Preferred Stock will be computed on a basis of a 360-day year consisting of twelve 30-day months and will be deemed to accrue on a daily basis. For a discussion of certain Federal income tax considerations relevant to the Exchangeable Preferred Stock, see "Certain U.S. Federal Income Tax Consequences."

    Notwithstanding anything herein to the contrary, if the Specified Debt Satisfaction Date shall not have occurred before December 15, 2002, the rate otherwise applicable to the Exchangeable Preferred Stock shall be increased by 150 basis points from December 15, 2002, until the Dividend Payment Date falling on or after the Specified Debt Satisfaction Date.

    Dividends on the Exchangeable Preferred Stock will accrue whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends will accumulate to the extent they are not paid on the Dividend Payment Date for the period to which they relate. The Certificate of Designation will provide that the Company will, subject to the terms of any indebtedness of the Company existing on the Issue Date, take all actions required or permitted under the Delaware General Corporation Law (the "DGCL") to permit the payment of dividends on the Exchangeable Preferred Stock, including, without limitation, through the revaluation of its assets in accordance with the DGCL.

    No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Exchangeable Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of Exchangeable Preferred Stock.

    The Company will not (i) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Stock or (ii) redeem, purchase or otherwise acquire for consideration any Junior Stock through a sinking fund or otherwise, unless (A) all accrued and unpaid dividends with respect to the Exchangeable Preferred Stock and any Parity Stock at the time such dividends are payable have been paid or funds have been set apart for payment of such dividends and (B) sufficient funds have been paid or set apart for the payment of the dividend for the current dividend period with respect to the Exchangeable Preferred Stock and any Parity Stock.

    No dividend will be declared or paid on any Parity Stock unless full cumulative dividends have been paid on the Exchangeable Preferred Stock for all prior dividend periods; PROVIDED, HOWEVER, if accrued dividends on the Exchangeable Preferred Stock for all prior dividend periods have not been paid in full then any dividend declared on the Exchangeable Preferred Stock for any dividend period and on any Parity

Stock will be declared ratably in proportion to accrued and unpaid dividends on the Exchangeable Preferred Stock and such Parity Stock.

    Notwithstanding anything herein to the contrary, the Company may declare and pay dividends on Parity Stock or Junior Stock which are payable solely in additional shares of or by the increase in the liquidation value of Parity Stock or Junior Stock, as applicable, or repurchase, redeem or otherwise acquire Junior Stock in exchange for Junior Stock and Parity Stock in exchange for Parity Stock or Junior Stock.

    The Company's ability to pay dividends with respect to the Exchangeable Preferred Stock is limited by the terms of the Company's outstanding indebtedness. See "Risk Factors--Ability to Pay Dividends on and Redeem the Exchangeable Preferred Stock and Issue Exchange Debentures."

OPTIONAL REDEMPTION

    The Exchangeable Preferred Stock will not be redeemable at the option of the Company prior to December 15, 2002. Thereafter, the Exchangeable Preferred Stock will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed as percentages of the Accumulated Amount thereof), plus accumulated and unpaid dividends, if any (including an amount in cash equal to a prorated dividend for any partial dividend period), on such Accumulated Amount if redeemed during the 12-month period commencing on December 15 of the years set forth below:

                                                                               REDEMPTION
PERIOD                                                                            PRICE
-----------------------------------------------------------------------------  -----------

2002.........................................................................     107.125%

2003.........................................................................     105.344%

2004.........................................................................     103.563%

2005.........................................................................     101.781%

2006 and thereafter..........................................................     100.000%

    In the case of any partial optional redemption, selection of the Exchangeable Preferred Stock for redemption will be made by the Company in compliance with the requirements of the principal national securities exchange, if any, on which the Exchangeable Preferred Stock is listed, or if the Exchangeable Preferred Stock is not listed on a national securities exchange, on a pro rata basis, by lot or such other method as the Company, in its sole discretion, shall deem fair and appropriate; PROVIDED, HOWEVER, that the Company may redeem all of the shares held by holders of fewer than 100 shares (or all of the shares held by holders who would hold less than 100 shares as a result of such redemption) as may be determined by the Company.

    The Company's ability to redeem the Exchangeable Preferred Stock at its option is limited by the terms of the Company's outstanding indebtedness. The Company may not be able to redeem the Exchangeable Preferred Stock at its option unless it simultaneously redeems or repays such indebtedness. See "Risk Factors--Ability to Pay Dividends on and Redeem the Exchangeable Preferred Stock and to Issue Exchange Debentures."

MANDATORY REDEMPTION

    On December 15, 2007, the Company will be required to redeem (subject to the legal availability of funds therefor) all outstanding shares of Exchangeable Preferred Stock at a price in cash equal to the Liquidation Preference thereof, plus accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for any partial dividend period), if any, to the date of redemption. The

Company will not be required to make sinking fund payments with respect to the Exchangeable Preferred Stock. The Certificate of Designation will provide that the Company will take all actions required or permitted under Delaware law to permit such redemption.

EXCHANGE

    The Company may, at its option, subject to certain conditions, on any scheduled Dividend Payment Date following the Specified Debt Satisfaction Date, exchange the Exchangeable Preferred Stock, in whole, but not in part, for the Exchange Debentures; PROVIDED, HOWEVER, that (i) on the date of such exchange (the "Exchange Date") there are no accumulated and unpaid dividends on the Exchangeable Preferred Stock (including the dividend payable on such date) or other contractual impediments to such exchange; (ii) there shall be funds legally available sufficient therefor; and (iii) the Company shall have delivered to the Transfer Agent under the Exchange Indenture an opinion of counsel with respect to the due authorization and issuance of the Exchange Debentures.

    Upon any exchange pursuant to the preceding paragraph, holders of outstanding shares of Exchangeable Preferred Stock will be entitled to receive, subject to the second succeeding sentence, $1.00 Accumulated Amount of Exchange Debentures for each $1.00 Accumulated Amount of Exchangeable Preferred Stock held by them. The Exchange Debentures will be issued in registered form, without coupons. Exchange Debentures issued in exchange for Exchangeable Preferred Stock will be issued in principal amounts of $1,000 and integral multiples thereof to the extent possible, and will also be issued in principal amounts less than $1,000 so that each holder of Exchangeable Preferred Stock will receive certificates representing the entire amount of Exchange Debentures to which such holder's shares of Exchangeable Preferred Stock entitle such holder; PROVIDED, HOWEVER, that the Company may pay cash in lieu of issuing an Exchange Debenture in a principal amount less than $1,000. The Company will send a written notice of exchange by mail to each holder of record of shares of Exchangeable Preferred Stock not fewer than 30 days nor more than 60 days before the date fixed for such exchange. On and after the Exchange Date, dividends will cease to accrue on the outstanding shares of Exchangeable Preferred Stock, and all rights of the holders of Exchangeable Preferred Stock (except the right to receive the Exchange Debentures and, if the Company so elects, cash in lieu of any Exchange Debenture that is in a principal amount that is not an integral multiple of $1,000) will terminate. The person entitled to receive the Exchange Debentures issuable upon such exchange will be treated for all purposes as the registered holder of such Exchange Debentures as of the Exchange Date. See "Description of the Exchange Debentures."

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, each holder of Exchangeable Preferred Stock will be entitled to be paid, out of the assets of the Company available for distribution to stockholders, an amount equal to the Liquidation Preference per share of Exchangeable Preferred Stock held by such holder, plus accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up before any distribution is made on any Junior Stock, including, without limitation, common stock of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Exchangeable Preferred Stock and all other Parity Stock are not paid in full, the holders of the Exchangeable Preferred Stock and the Parity Stock will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and accumulated and unpaid dividends to which each is entitled. After payment of the full amount of the Liquidation Preference and accumulated and unpaid dividends to which they are entitled, the holders of shares of Exchangeable Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company. However, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with one or more entities shall be deemed to be a liquidation, dissolution or winding-up of the Company.

    The Certificate of Designation will not contain any provision requiring funds to be set aside to protect the Liquidation Preference of the Exchangeable Preferred Stock, although such Liquidation Preference will be substantially in excess of the par value of such shares of Exchangeable Preferred Stock.

VOTING RIGHTS

    The holders of Exchangeable Preferred Stock, except as otherwise required under Delaware law or as provided in the Certificate of Designation, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

    The Certificate of Designation will provide that if (i) dividends on the Exchangeable Preferred Stock are in arrears and unpaid for six or more Dividend Periods (whether or not consecutive); (ii) the Company fails to redeem the Exchangeable Preferred Stock on December 15, 2007, or fails to otherwise discharge any redemption or repurchase obligation with respect to the Exchangeable Preferred Stock; (iii) a breach or violation of any of the provisions described under the caption "-- Certain Covenants" occurs and the breach or violation continues for a period of 30 days or more after the Company receives notice thereof specifying the default from the holders of at least 25% of the shares of Exchangeable Preferred Stock then outstanding; or (iv) the Company fails to pay at final maturity (giving effect to any applicable grace period) the principal amount of any Indebtedness of the Company or any Significant Subsidiary or the final maturity of any such Indebtedness is accelerated because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $25.0 million, then the holders of the outstanding shares of Exchangeable Preferred Stock, voting together as a class with the holders of any other series of Preferred Stock upon which like rights have been conferred and are exercisable, will be entitled to elect to serve on the Board of Directors the lesser of (x) two additional members to the Board of Directors or (y) that number of directors constituting at least 25% of the members of the Board of Directors, and the number of members of the Board of Directors will be immediately and automatically increased by such number. Such voting rights of the Exchangeable Preferred Stock will continue until such time as, in the case of a dividend default, all dividends in arrears on the Exchangeable Preferred Stock are paid in full in cash and, in all other cases, any failure, breach or default giving rise to such voting rights is remedied or waived by the holders of a majority of the shares of Exchangeable Preferred Stock then outstanding, at which time the term of any directors elected pursuant to the provisions of this paragraph (subject to the right of holders of any other preferred stock to elect such directors) shall terminate. Each such event described in clauses (i) through (iv) above is referred to herein as a "Voting Rights Triggering Event."

    The Certificate of Designation will also provide that, except as expressly set forth above under "Ranking," (a) the creation, authorization or issuance of any shares of Junior Stock, Parity Stock or Senior Stock, including the designation of a series thereof within the existing class of Exchangeable Preferred Stock, or (b) the increase or decrease in the amount of authorized Capital Stock of any class, including any preferred stock, shall not require the consent of the holders of Exchangeable Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of shares of Exchangeable Preferred Stock.

REPURCHASE OF EXCHANGEABLE PREFERRED STOCK UPON A CHANGE OF CONTROL

    The Company must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all the Exchangeable Preferred Stock then outstanding, at a purchase price equal to 101% of the Accumulated Amount of the Exchangeable Preferred Stock on the date of purchase, plus accrued and unpaid dividends (if any) on such Accumulated Amount to the date of purchase. Prior to the mailing of the notice to holders of Exchangeable Preferred Stock commencing such Offer to Purchase, but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full all indebtedness of the Company that would prohibit the repurchase of the Exchangeable Preferred Stock pursuant to such Offer to Purchase or (ii) obtain any requisite consents under instruments governing any such indebtedness of the Company to permit repurchase of the

Exchangeable Preferred Stock. The Company shall first comply with the covenant in the preceding sentence before it shall repurchase Exchangeable Preferred Stock pursuant to the "Repurchase of Exchangeable Preferred Stock Upon a Change of Control" covenant.

    The Certificate of Designation prohibits the Company from repurchasing any Exchangeable Preferred Stock so long as any indebtedness of the Company contractually prohibits such repurchase. However, if the Company is unable to repay or cause repayment of all of its indebtedness that would prohibit a repurchase of the Exchangeable Preferred Stock or is unable to obtain the consents of the holders of indebtedness, if any, outstanding at the time of a Change of Control whose consent would be so required to permit the repurchase of Exchangeable Preferred Stock or otherwise fails to purchase any Exchangeable Preferred Stock validly tendered, then the Company will have breached this covenant. This breach will constitute a Voting Rights Triggering Event under the Certificate of Designation if it continues for a period of 30 consecutive days after written notice is given to the Company by the holders of at least 25% in aggregate amount of the Exchangeable Preferred Stock outstanding. In addition, the failure by the Company to repurchase Exchangeable Preferred Stock at the conclusion of the Offer to Purchase will constitute a breach of this covenant without any waiting period or notice requirements.

    There can be no assurance that the Company, WEC and/or WEC II will have sufficient funds available at the time of a Change of Control to make any payment required by the foregoing covenant (as well as any similar covenant that may be contained in other securities of the Company, WEC and WEC II which might be outstanding at the time). The above covenant requiring the Company to repurchase the Exchangeable Preferred Stock will, unless the consents referred to above are obtained, require the Company, WEC and WEC II to repay all indebtedness then outstanding which by its terms would prohibit such Exchangeable Preferred Stock repurchase, either prior to or concurrently with such Exchangeable Preferred Stock repurchase.

    The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company and its Restricted Subsidiaries to incur additional indebtedness are contained in the covenant described under "-- Certain Covenants -- Limitation on Indebtedness." Such restrictions can only be waived with the consent of the holders of a majority of the outstanding shares of the Exchangeable Preferred Stock. Except for the limitations contained in such covenants, however, the Certificate of Designation will not contain any covenants or provisions that may afford holders of the Exchangeable Preferred Stock protection in the event of a highly leveraged transaction.

CERTAIN COVENANTS

    LIMITATION ON INDEBTEDNESS

    The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than Indebtedness existing on the Issue Date); PROVIDED, HOWEVER, that the Company may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Indebtedness to EBITDA Ratio would be greater than zero and less than 5:1.

    Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following: (i) Indebtedness of the Company outstanding at any time in an aggregate principal amount not to exceed $125 million, less any amount of Indebtedness Incurred pursuant to this clause (i) and permanently repaid as provided under "--Limitation on Asset Sales" below; (ii) Indebtedness (A) to the Company evidenced by an unsubordinated promissory note or (B) to any of its Restricted Subsidiaries; PROVIDED, HOWEVER, that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii); (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness, other than Indebtedness Incurred under clause (i),
(ii), (v), (vi) or (viii) of this paragraph, and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); PROVIDED, HOWEVER, that Indebtedness the proceeds of which are used to refinance or refund Indebtedness that would be PARI PASSU with, or subordinated in right of payment to, the Exchange Debentures (when issued) shall only be permitted under this clause (iii) if (A) in case the Indebtedness to be refinanced is PARI PASSU with the Exchange Debentures, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made PARI PASSU with, or subordinate in right of payment to, the Exchange Debentures, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Exchange Debentures, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made subordinate in right of payment to the Exchange Debentures at least to the extent that the Indebtedness to be refinanced is subordinated to the Exchange Debentures and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; PROVIDED FURTHER, HOWEVER, that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary of the Company pursuant to this clause (iii); (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business,
(B) under Currency Agreements and Interest Rate Agreements; PROVIDED, HOWEVER, that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of the Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of the Company for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition; (v) Indebtedness of the Company not to exceed, at any one time outstanding, two times the Net Cash Proceeds received by the Company from and after October 23, 1995, from the issuance and sale of its Capital Stock (other than Redeemable Stock and Preferred Stock that provides for the payment of dividends in cash), including the Exchangeable Preferred Stock, PROVIDED, HOWEVER, that such Indebtedness (x) does not mature prior to the Stated Maturity of the Exchange Debentures and has an Average Life longer than the Exchange Debentures and (y) is PARI PASSU with or subordinated to the Exchange Debentures; (vi) Indebtedness of any Restricted Subsidiary Incurred pursuant to any credit agreement of such Restricted Subsidiary in effect on the Issue Date (and refinancings thereof), up to the amount of the commitment under such credit agreement on the Issue Date; (vii) Indebtedness to the extent such Indebtedness is secured by Liens which are purchase money or other Liens upon equipment or inventory acquired or held by the Company or any of its Restricted Subsidiaries taken or obtained by (A) the seller or lessor of such equipment or inventory to secure all or a part of the purchase price or lease payments therefor or (B) the person who makes advances or incurs obligations, thereby giving value to the Company to enable it to purchase or acquire rights in such equipment or inventory, to secure the repayment of all or a part of the advances so made or obligations so incurred; PROVIDED, HOWEVER, that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the equipment or inventory acquired; (viii) Indebtedness of any Restricted Subsidiary not to exceed, at any one time outstanding, 80% of the accounts receivable net of reserves and allowances for doubtful accounts, determined in accordance with GAAP, of such Restricted Subsidiary and its Restricted Subsidiaries (without duplication); PROVIDED, HOWEVER, that such Indebtedness is not Guaranteed by the Company or any of its Restricted Subsidiaries; (ix) Indebtedness of the Company, to the extent the proceeds thereof are immediately used to purchase 1995 Notes or 1997 Notes tendered in an offer to purchase made as a result of a Change of Control; and (x) the Exchange Debentures.

    For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

    The Company will not, and will not permit any Restricted Subsidiary to, Incur any Guarantee of Indebtedness of any Unrestricted Subsidiary.

    The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness which restricts the Company's ability to pay cash dividends on, or to redeem on December 15, 2007, the Exchangeable Preferred Stock in accordance with its terms.

    LIMITATION ON SENIOR SUBORDINATED INDEBTEDNESS

    The Company will not (i) Incur any Indebtedness, other than the Exchange Debentures, that is expressly made subordinated in right of payment to any Senior Indebtedness of the Company unless such Indebtedness, by its terms and by the terms of any agreement or instrument pursuant to which such Indebtedness is outstanding is expressly made PARI PASSU with, or subordinate in right of payment to, the Exchange Debentures pursuant to provisions substantially similar to those contained in Article Ten of the Exchange Indenture; PROVIDED, HOWEVER, that the foregoing limitation shall not apply to distinctions between categories of Senior Indebtedness that exist by reason of any Liens or Guarantees arising or created in respect of some but not all Senior Indebtedness or (ii) Incur any Indebtedness secured by a Lien if such Indebtedness is not Senior Indebtedness, unless contemporaneously therewith effective provision is made to secure the Exchange Debentures equally and ratably with such secured Indebtedness for so long as such secured Indebtedness is secured by a Lien.

    LIMITATION ON RESTRICTED PAYMENTS

    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on its Capital Stock (other than (a) dividends or distributions in respect of the Exchangeable Preferred Stock or (b) dividends or distributions payable solely in shares of its or such Restricted Subsidiary's Capital Stock (other than Redeemable Stock) held by such holders or in options, warrants or other rights to acquire such shares of Capital Stock) other than such Capital Stock held by the Company or any of its Restricted Subsidiaries (and other than pro rata dividends or distributions on Common Stock of Restricted Subsidiaries);
(ii) repurchase, redeem, retire or otherwise acquire for value any shares of Capital Stock (other than the Exchangeable Preferred Stock) of the Company (including options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than any Wholly Owned Restricted Subsidiaries of the Company; (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Exchange Debentures; or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default shall have occurred and be continuing, (B) except with respect to any Investment (other than an Investment consisting of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary), the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant, or (C) the aggregate amount expended for all Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) after the Deemed Closing Date shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of such amount) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Deemed Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed pursuant to "--SEC Reports and Reports to Holders" PLUS (2) the aggregate Net Cash Proceeds received by the Company after the Deemed Closing Date from the issuance and sale permitted by the Certificate of Designation of its Capital Stock (other than Junior Stock or Redeemable Stock), including the Exchangeable Preferred Stock, to a Person who is not a Subsidiary of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any convertible Indebtedness, Redeemable Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the 1997 Senior Notes, 1997 Senior Subordinated Notes and the Exchange Debentures), plus (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments and other than reductions in Investments made pursuant to clauses (vi) or (vii) of the second paragraph of this "--Limitation on Restricted Payments" covenant) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary (except to the extent any such payment is included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed the amount of Investments previously made by the Company and its Restricted Subsidiaries in such Person.

    The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;
(ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Exchange Debentures, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause
(iii) of the second paragraph of the covenant described under "--Limitation on Indebtedness"; (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent sale of, shares of Capital Stock or options, warrants or other rights to purchase such Capital Stock (in each case other than Redeemable Stock) of the Company; (iv) the making of any other Restricted Payment made by exchange for, or out of the proceeds of, a substantially concurrent sale of shares of the Capital Stock or options, warrants or other rights to acquire such Capital Stock (in each case other than Redeemable Stock) of the Company; (v) payments or distributions, in the nature of satisfaction of dissenters' rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Certificate of Designation applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company; (vi) Investments, not to exceed $15.0 million at any one time outstanding; (vii) Investments, not to exceed $15.0 million at any one time outstanding, in entities, substantially all of the assets of which consist of Telecommunications Assets; (viii) cash payments in lieu of the issuance of fractional shares of Common Stock upon conversion

(including mandatory conversion) of the Convertible Notes as provided for in the Convertible Notes Indenture; (ix) cash payments in lieu of the issuance of fractional shares of Common Stock of the Company upon conversion of any class of Preferred Stock of the Company; PROVIDED, HOWEVER, that this exception shall not be available with respect to more than two such conversions with respect to any such class of Preferred Stock by any given Affiliate of the Company; and (x) Investments in entities that directly (or indirectly through subsidiaries) own licenses granted by the FCC or any other governmental entity with authority to grant telecommunications licenses; PROVIDED, HOWEVER, that, in each case the Company or a Restricted Subsidiary shall, at the time of making such Investment, have an active role in the management or operation of such entity and in the provision of telecommunications services by such entity; PROVIDED, HOWEVER, that, except in the case of clauses (i) and (iii) of this paragraph, no Voting Rights Triggering Event shall have occurred and be continuing or occur as a consequence of the actions or payments set forth herein. Any Investments made other than in cash shall be valued, in good faith, by the Board of Directors. Any Investment made pursuant to clause (vi) or (vii) of this paragraph shall be deemed to be no longer outstanding (and repaid in full) if and when the Person in which such Investment is made becomes a Restricted Subsidiary of the Company.

    Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof)), and the Net Cash Proceeds from any issuance and sale of Capital Stock referred to in clauses
(iii) or (iv) shall be included in calculating whether the conditions of clause
(C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of Indebtedness that is PARI PASSU with the Exchange Debentures or Preferred Stock that is on a parity with the Exchangeable Preferred Stock then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not so used for such redemption, repurchase or other acquisition.

    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED
     SUBSIDIARIES

    The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary; (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary that owns, directly or indirectly, any Capital Stock of such Restricted Subsidiary; (iii) make loans or advances to the Company or any other Restricted Subsidiary that owns, directly or indirectly, any Capital Stock of such Restricted Subsidiary; or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary that owns, directly or indirectly, any Capital Stock of such Restricted Subsidiary.

    The foregoing provisions shall not prohibit any encumbrances or restrictions
(i) existing on the Issue Date in the Certificate Designation or any other agreement in effect on the Issue Date, and any extensions, refinancings, renewals or replacements of such agreements; PROVIDED, HOWEVER, that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the holders of Exchangeable Preferred Stock than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;
(ii) existing under or by reason of applicable law; (iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause
(iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Certificate of Designation or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary or; (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (i) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries or (ii) creating, incurring, assuming or suffering to exist any Liens otherwise permitted under Section 4.09 of the 1997 Senior Notes Indenture as in effect on the Deemed Closing Date.

    LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED
     SUBSIDIARIES

    The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or a Wholly Owned Restricted Subsidiary; (ii) issuances or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary; or (iv) issuances or sales of Common Stock of Restricted Subsidiaries, other than the Telecommunications Subsidiaries, if within six months of each such issuance or sale, the Company or such Restricted Subsidiary applies an amount not less than the Net Cash Proceeds thereof (if any) in accordance with clause (A) or (B) of the first paragraph of the "Limitation on Asset Sales" covenant described below.

    LIMITATION ON ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES

    The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers (a) a written agreement and (b) a supplemental indenture to the Exchange Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Exchangeable Preferred Stock and the Exchange Debentures, respectively, by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; PROVIDED, HOWEVER, that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that (x) existed at the time such Person became a Restricted Subsidiary and (y) was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is (A) PARI PASSU with the Exchange Debentures then the Guarantee of such Guaranteed Indebtedness shall be PARI PASSU with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Exchange Debentures then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Exchange Debentures.

    Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by this Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

    LIMITATION ON TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES

    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

    The foregoing limitation does not limit, and shall not apply to (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Restricted Subsidiary obtains a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between the Company and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries; (iii) the payment of reasonable fees to directors of the Company who are not employees of the Company; (iv) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; or (v) any Restricted Payments not prohibited under "--Limitation on Restricted Payments" (other than pursuant to clause (iv) of the definition of "Permitted Investment" or clause (vi) of the second paragraph of such covenant). Notwithstanding the foregoing, any transaction covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (ii) through (iv) of this paragraph, the aggregate amount of which exceeds $250,000 in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above.

    LIMITATION ON ASSET SALES

    The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 85% of the consideration received consists of cash or Temporary Cash Investments. In the event and to the extent that the Net Cash Proceeds received by the Company or its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Deemed Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries has been prepared), then the Company shall or shall cause the relevant Restricted Subsidiary to (i) within six months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay Indebtedness of the Company that is not subordinated to the Exchange Debentures, or Indebtedness of any Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause
(A) (or enter into a definitive agreement committing to so invest within six months after the date of such agreement), in property or assets of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) apply (no later than the end of the six-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such six-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

    If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $10.0 million, the Company must commence, not later than the 15th Business Day after the first day of such month, and consummate an Offer to Purchase from the holders of the Exchangeable Preferred Stock on a pro rata basis a number of shares of Exchangeable Preferred Stock having an aggregate Accumulated Amount equal to the Excess Proceeds on such date, at a purchase price per share of Exchangeable Preferred Stock equal to 101% of such Accumulated Amount on such date of purchase, plus accrued and unpaid dividends (if any) on such Accumulated Amount to the date of purchase; PROVIDED, HOWEVER, that no Offer to Purchase shall be required to be commenced with respect to the Exchangeable Preferred Stock until the Business Day following the payment date with respect to the offer(s) to purchase any 1997 Notes and need not be commenced if the Excess Proceeds remaining after application to the 1997 Notes purchased in such Offer to Purchase applicable thereto are less than $10.0 million; PROVIDED FURTHER, HOWEVER, that (i) no Exchangeable Preferred Stock may be purchased under this "Limitation on Asset Sales" covenant unless the Company shall have purchased all 1997 Notes tendered pursuant to the offer(s) to purchase applicable thereto and (ii) no Exchangeable Preferred Stock shall be required to be purchased under this covenant to the extent, and for so long as, such purchase is prohibited under any indebtedness of the Company. The Company's existing indebtedness contains, and future indebtedness of the Company is likely to contain, restrictions on the ability of the Company to make an Offer to Purchase the Exchangeable Preferred Stock pursuant to this covenant. See "Risk Factors -- Ability to Pay Dividends On and Redeem the Exchangeable Preferred Stock and to Issue Exchange Debentures."

SEC REPORTS AND REPORTS TO HOLDERS

    Whether or not the Company is required to file reports with the SEC, if any shares of Exchangeable Preferred Stock are outstanding, the Company shall file with the SEC all such reports and other information as it would be required to file with the SEC by Sections 13(a) or 15(d) under the Exchange Act. See "Available Information." The Company shall supply each Holder of Exchangeable Preferred Stock, without cost to such Holders, copies of such reports or other information.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    Under the terms of the Certificate of Designation, the Company shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person (other than a consolidation or merger with or into a Wholly Owned Restricted Subsidiary with a positive net worth; PROVIDED, HOWEVER, that, in connection with any such merger or consolidation, no consideration (other than Common Stock in the surviving Person or the Company) shall be issued or distributed to the stockholders of the Company) or permit any Person to merge with or into the Company unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume all of the obligations of the Company on the Exchangeable Preferred Stock and under the Certificate of Designation; (ii) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis the Company, or any Person becoming the successor obligor of the Exchangeable Preferred Stock, shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; (iv) immediately after giving effect to such transaction on a pro forma basis the Company, or any Person becoming the successor obligor of the Exchangeable Preferred Stock, could Incur at least $1.00 of Indebtedness under the first paragraph of the covenant described under "--Covenants--Limitation on Indebtedness;" and (v) the Company delivers to each Holder of Exchangeable Preferred Stock an Officers' Certificate (attaching the arithmetical computations to demonstrate compliance with clauses
(iii) and, if applicable, (iv)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; PROVIDED, HOWEVER, that clauses (iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company; PROVIDED FURTHER, HOWEVER, that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

BOOK-ENTRY, DELIVERY AND FORM

    The Exchangeable Preferred Stock sold will be issued in the form of a Global Security. The Global Security will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of the Depositary or its nominee. Except as set forth below, the Global Security may be transferred, in whole and not in part, only to the Depositary or another nominee of the Depositary. Investors may hold their beneficial interests in the Global Security directly through the Depositary if they have an account with the Depositary or indirectly through organizations which have accounts with the Depositary.

    Shares of Exchangeable Preferred Stock that are issued as described below under "Certificated Exchangeable Preferred Stock" will be issued in definitive form. Upon the transfer of Exchangeable Preferred Stock in definitive form, such Exchangeable Preferred Stock will, unless the Global Security has previously been exchanged for Exchangeable Preferred Stock in definitive form, be exchanged for an interest in the Global Security representing the Liquidation Preference of Exchangeable Preferred Stock being transferred.

    The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of institutions that have accounts with the Depositary ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

    Upon the issuance of the Global Security, the Depositary will credit, on its book-entry registration and transfer system, the Liquidation Preference of the Exchangeable Preferred Stock represented by such Global Security to the accounts of participants. The accounts to be credited shall be designated by the Initial Purchasers of such Exchangeable Preferred Stock. Ownership of beneficial interests in the Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interest) and such participants (with respect to the owners of beneficial interests in the Global Security other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Security.

    So long as the Depositary, or its nominee, is the registered holder and owner of the Global Security, the Depositary or such nominee, as the case may be, will be considered the sole legal owner and holder of the related Exchangeable Preferred Stock for all purposes of such Exchangeable Preferred Stock and the Certificate of Designation. Except as set forth below, owners of beneficial interests in the Global Security will not be entitled to have the Exchangeable Preferred Stock represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of certificated

Exchangeable Preferred Stock in definitive form and will not be considered to be the owners or holders of any Exchangeable Preferred Stock under the Global Security. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the Global Security desires to take any action that the Depositary, as the holder of the Global Security, is entitled to take, the Depositary would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    Payment in respect of dividends and redemption payments on Exchangeable Preferred Stock represented by the Global Security registered in the name of and held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the Global Security.

    The Company expects that the Depositary or its nominee, upon receipt of any payment in respect of dividends and redemption payments on the Global Security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the liquidation preference of the Global Security as shown on the records of the Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Security held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Security for any Exchangeable Preferred Stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its participants or the relationship between such participants and the owners of beneficial interests in the Global Security owning through such participants.

    Unless and until it is exchanged in whole or in part for certificated Exchangeable Preferred Stock in definitive form, the Global Security may not be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary.

    Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Security among participants of the Depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Transfer Agent nor the Company will have any responsibility for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED EXCHANGEABLE PREFERRED STOCK

    The Exchangeable Preferred Stock represented by the Global Security is exchangeable for certificated Exchangeable Preferred Stock in definitive form of like tenor as such Exchangeable Preferred Stock if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Security and a successor is not promptly appointed or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act,
(ii) the Company in its discretion at any time determines not to have all of the Exchangeable Preferred Stock represented by the Global Security or (iii) any Voting Rights Triggering Event occurs. Any Exchangeable Preferred Stock that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Exchangeable Preferred Stock issuable in authorized denominations and registered in such names as the Depositary shall direct. Subject to the foregoing, the Global Security is not exchangeable, except for a Global Security of the same aggregate denomination to be registered in the name of the Depositary or its nominee. In addition, such certificates will bear the legend referred to under "Notice to Investors" (unless the Company determines otherwise in accordance with applicable law) subject, with respect to such Exchangeable Preferred Stock, to the provisions of such legend.

                     DESCRIPTION OF THE EXCHANGE DEBENTURES

    The Exchange Debentures, if issued, will be issued under an indenture to be entered into at the time of issuance of the Exchange Debentures (the "Exchange Indenture"), between WinStar Communications, Inc. (for purposes of this Description of the Exchange Debentures, the "Company") and such qualified trust company as shall be selected by the Company, as Transfer Agent (in such capacity, the "Transfer Agent"). The following is a summary of certain provisions of the Exchange Indenture and the Exchange Debentures. A copy of the Exchange Indenture and the form of Exchange Debentures are available upon request to the Company at the address set forth under "Available Information." The following summary of certain provisions of the Exchange Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Exchange Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. The terms of the Specified Indentures limit the Company's ability to issue the Exchange Debentures. See "Risk Factors--Ability to Pay Dividends on and Redeem the Exchangeable Preferred Stock and Issue Exchange Debentures."

    Although for United States federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, may be recognized by a Holder of Exchange Debentures as such discount is amortized from the date of issuance of the Exchange Debentures, Holders of Exchange Debentures will not receive any cash payments on the Exchange Debentures until the Cash Payment Date. For a description of certain tax matters related to an investment in the Exchange Debentures, see "Certain U.S. Federal Income Tax Consequences."

    The Exchange Debentures will be unsecured senior subordinated obligations of the Company, limited in aggregate Accumulated Amount to the Accumulated Amount of the Exchangeable Preferred Stock. The Exchange Debentures will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000 (other than as described in "Description of the Exchangeable Preferred Stock--Exchange" ). The Exchange Debentures may be exchanged or transferred at the office or agency of the Company in the Borough of Manhattan, The City of New York.

    The Exchange Debentures will mature on December 15, 2007. Until the Cash Payment Date, interest on the Exchange Debentures will accrue at a rate of 14 1/4% of the Accumulated Amount per annum and will be compounded semiannually on each Interest Payment Date, but, except as described in the second following sentence, interest on the Exchange Debentures, will not be payable in cash. Until such time as the Accumulated Amount becomes a fixed and final amount pursuant to the first proviso to the definition of "Accumulated Amount," the interest accruing on the Exchange Debentures will be deemed paid by the periodic adjustments provided for in such definition. Commencing on the first Interest Payment Date following the later of the Exchange Date or the Cash Payment Date, interest will be payable in cash at a rate per annum equal to 14 1/4% of the Accumulated Amount as of the Exchange Date. Thereupon, cash interest will be payable semiannually to Holders of record at the close of business on June 1 or December 1 immediately preceding the interest payment date of June 15 and December 15 of each year. Interest on the Exchange Debentures will be computed on the basis of a 360-day year comprised of twelve 30-day months and the actual number of days elapsed.

OPTIONAL REDEMPTION

    The Exchange Debentures will not be redeemable at the option of the Company prior to December 15, 2002. Thereafter, the Exchange Debentures will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of the Accumulated Amount of the Exchange Debentures), plus accrued and unpaid interest, if any, on such Accumulated Amount to the redemption date (subject to the right of

Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on December 15 of the years set forth below:

                                                                                   REDEMPTION
PERIOD                                                                                PRICE
---------------------------------------------------------------------------------  -----------
2002.............................................................................     107.125%
2003.............................................................................     105.344%
2004.............................................................................     103.563%
2005.............................................................................     101.781%
2006 and thereafter..............................................................     100.000%

    In the case of any partial optional redemption, selection of the Exchange Debentures for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Exchange Debentures are listed, or if the Exchange Debentures are not listed on a national securities exchange, on a pro rata basis, by lot or such other method as the Trustee, in its sole discretion, shall deem fair and appropriate; PROVIDED, HOWEVER, that no Exchange Debenture of $1,000 in principal amount or less shall be redeemed in part. If any Exchange Debenture is to be redeemed in part only, the notice of redemption relating to such Exchange Debenture shall state the portion of the principal amount thereof to be redeemed. A new Exchange Debenture in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Exchange Debenture.

    The Company's ability to redeem the Exchange Debentures at its option is limited by the terms of the Company's outstanding indebtedness. The Company may not be able to redeem the Exchange Debentures at its option unless it simultaneously redeems or repays such other indebtedness. See "Risk Factors-- Ability to Pay Dividends on and Redeem the Exchangeable Preferred Stock and Issue Exchange Debentures."

RANKING

    The indebtedness evidenced by the Exchange Debentures will represent unsecured senior subordinated obligations of the Company. The payment of the Senior Subordinated Obligations will, to the extent set forth in the Exchange Indenture, be subordinated in right of payment to the prior payment in full, in cash or cash equivalents, of all Senior Indebtedness of the Company. As of the Issue Date, there will be no indebtedness of the Company outstanding that would rank PARI PASSU with or junior to the Exchange Debentures, except for the Convertible Notes and the 1997 Senior Subordinated Notes, which would rank PARI PASSU with the Exchange Debentures. See "Risk Factors--Substantial Indebtedness; Ability to Service Indebtedness and to Cover Fixed Charges" and "--Subordination of the Exchange Debentures."

    "Senior Subordinated Obligations" is defined in the Exchange Indenture to mean any principal of, premium, if any, or interest on the Exchange Debentures payable pursuant to the terms of the Exchange Debentures or upon acceleration, to the extent relating to the purchase of Exchange Debentures or amounts corresponding to such principal, premium, if any, or interest on the Exchange Debentures.

    As of September 30, 1997, after giving effect to the December 1997 Preferred Stock Placement and the application of the proceeds thereof, the October 1997 Debt Placement, the US ONE Asset Acquisition and the Midcom Acquisition, the Company would have had outstanding approximately $890.7 million of indebtedness, $693.2 million of which would have been Senior Indebtedness (which would rank senior to the Exchange Debentures).

    The Company is a holding company. Substantially all the operations of the Company are conducted through its subsidiaries. Claims of creditors of such subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such subsidiaries, and claims of preferred stockholders (if any) of such subsidiaries, generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the Exchange Debentures. The Exchange Debentures, therefore, are effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of subsidiaries of the Company. As of September 30, 1997, after giving effect to the December 1997 Preferred Stock Placement and the application of the proceeds thereof, the October 1997 Debt Placement and the US ONE Asset Acquisition, the total liabilities of the Company's subsidiaries would have been approximately $359.7 million, including trade payables. Although the Certificate of Designation and the Exchange Indenture limit the incurrence of Indebtedness and the issuance of preferred stock of certain of the Company's subsidiaries, such limitations are subject to a number of significant qualifications. Moreover, the Certificate of Designation and the Exchange Indenture do not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Certificate of Designation and the Exchange Indenture.

    To the extent any payment of Senior Indebtedness of the Company (whether by or on behalf of the Company, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, the Senior Indebtedness of the Company or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent the obligation to repay any Senior Indebtedness of the Company is declared to be fraudulent, invalid or otherwise set aside under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then the obligation so declared fraudulent, invalid or otherwise set aside (and all other amounts that would come due with respect thereto had such obligation not been so affected) shall be deemed to be reinstated and outstanding as Senior Indebtedness of the Company for all purposes of the Exchange Indenture as if such declaration, invalidity or setting aside had not occurred. Upon any payment of distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities, upon any dissolution or winding up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Senior Indebtedness of the Company (including any interest accruing subsequent to an event of bankruptcy, whether or not such interest is an allowed claim enforceable against the debtor under the Bankruptcy Code) shall first be paid in full, in cash or cash equivalents, before the Holders of the Exchange Debentures or the Trustee, on behalf of the Holders of the Exchange Debentures, shall be entitled to receive any payment by the Company on account of Senior Subordinated Obligations, or any payment to acquire any of the Exchange Debentures for cash, property or securities, or any distribution with respect to the Exchange Debentures of any cash, property or securities. Before any payment may be made by, or on behalf of, the Company of any Exchange Debentures upon any such dissolution, winding up, liquidation or reorganization, any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities, to which the Holders of the Exchange Debentures or the Trustee, on behalf of the Holders of the Exchange Debentures, would be entitled, but for the subordination provisions of the Exchange Indenture, shall be made by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person making such payment or distribution or by the Holders of the Exchange Debentures or the Trustee if received by them or it, directly to the holders of the Senior Indebtedness of the Company (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness of the Company held by such holders) or their representatives as their respective interests appear, to the extent necessary to pay all such Senior Indebtedness in full, in cash or cash equivalents, after giving effect to any concurrent payment, distribution or provisions therefor to or for the holders of such Senior Indebtedness.

    No direct or indirect payment by or on behalf of the Company of Senior Subordinated Obligations, whether pursuant to the terms of the Exchange Debentures or upon acceleration or otherwise, shall be made if, at the time of such payment, there exists a default in the payment of all or any portion of the obligations on any Senior Indebtedness of the Company, and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Senior Indebtedness. In addition, during the continuance of any other event of default with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated, upon receipt by the Trustee of written notice from the trustee or other representative for the holders of such Designated Senior Indebtedness (or the holders of at least a majority in principal amount of such Designated Senior Indebtedness then outstanding), no payment of Senior Subordinated Obligations may be made by or on behalf of the Company upon or in respect of the Exchange Debentures for a period (a "Payment Blockage Period") commencing on the date of receipt of such notice and ending 159 days thereafter (unless, in each case, such Payment Blockage Period shall be terminated by written notice to the Senior Subordinated Exchange Debentures Trustee for such trustee of, or other representative for, such holders). Not more than one Payment Blockage Period may be commenced with respect to the Exchange Debentures during any period of 360 consecutive days. Notwithstanding anything in the Exchange Indenture to the contrary, there must be 180 consecutive days in any 360-day period in which no Payment Blockage Period is in effect. No event of default that existed or was continuing (it being acknowledged that any subsequent action that would give rise to any event of default pursuant to any provision under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose) on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness of the Company initiating such Payment Blockage Period shall be, or shall be made, the basis for the commencement of a second Payment Blockage Period by the representative for, or the holders of, such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

    By reason of the subordination provisions described above, in the event of liquidation or insolvency, creditors or the Company who are not holders of Senior Indebtedness of the Company may recover less, ratably, than holders of Senior Indebtedness of the Company and may recover more, ratably, than Holders of Exchange Debentures.

    "Senior Indebtedness" as defined under the Exchange Indenture means the following obligations of the Company, whether outstanding on the Issue Date or thereafter Incurred: (i) all Indebtedness and all other monetary obligations of the Company under the 1995 Senior Exchange Debentures, the 1997 Senior Exchange Debentures and the Equipment Note Guarantees, (ii) all other Indebtedness of the Company (other than the 1997 Senior Subordinated Notes, Exchange Debentures and the Convertible Notes), including principal and interest on such Indebtedness, unless such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is PARI PASSU with, or subordinated in right of payment to, the Exchange Debentures and (iii) all fees, expenses and indemnities payable in connection with the 1995 Senior Notes, the 1997 Senior Notes and the Equipment Note Guarantees (including any agreements pursuant to which the 1995 Senior Notes, the 1997 Senior Notes or the Equipment Note Guarantees were issued); PROVIDED, HOWEVER, that the term "Senior Indebtedness" as defined in the Exchange Indenture shall not include (a) any Indebtedness of the Company that, when Incurred and without respect to any election under Section 1111(b) of the Bankruptcy Code, was without recourse to the Company, (b) any Indebtedness of the Company to a Subsidiary of the Company or to a joint venture in which the Company has an interest, (c) any Indebtedness of the Company, to the extent not permitted pursuant to the covenants described under "--Covenants--Limitation on Indebtedness" or "--Covenants--Limitation on Senior Subordinated Indebtedness," (d) any repurchase, redemption or other obligation in respect of Redeemable Stock, (e) any Indebtedness to any employee of the Company or any of its Subsidiaries, (f) any liability for federal, state, local or other taxes owed or owing by the Company or (g) any trade payables of the Company. Senior Indebtedness of the Company will also include interest accruing subsequent to events of bankruptcy of the Company and its Subsidiaries at the rate provided for in the document governing such Senior Indebtedness, whether or not such interest is an allowed claim enforceable against the debtor in a bankruptcy case under federal bankruptcy law.

    "Designated Senior Indebtedness" as defined under the Exchange Indenture means the 1995 Senior Notes, the 1997 Senior Notes, the Equipment Note Guarantees and any Indebtedness constituting Senior Indebtedness of the Company that, at the date of determination, has an aggregate principal amount of at least $25.0 million and that is specifically designated by the Company in the instrument creating or evidencing such Senior Indebtedness as "Designated Senior Indebtedness."

    The Exchange Indenture will specifically provide that the Exchange Debentures will rank PARI PASSU with the Convertible Notes and the 1997 Senior Subordinated Notes.

BOOK-ENTRY, DELIVERY AND FORM

    If at the time the Exchange Debentures are issued, the Exchangeable Preferred Stock is represented by a Global Security, the Exchange Debentures will be issued in the form of a global note (the "Global Note"). The Global Note will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or its nominee. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to the Depositary or another nominee of the Depositary. Investors may hold their beneficial interests in the Global Note directly through the Depositary if they have an account with the Depositary or indirectly through organizations which have accounts with the Depositary.

    Exchange Debentures that are issued as described below under "Certificated Exchange Debentures" will be issued in definitive form. Upon the transfer of an Exchange Debenture in definitive form, such Exchange Debenture will, unless the Global Note has previously been exchanged for Exchange Debentures in definitive form, be exchanged for an interest in the Global Note representing the principal amount of Exchange Debentures being transferred.

    The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of institutions that have accounts with the Depositary ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

    Upon the issuance of the Global Note, the Depositary will credit, on its book-entry registration and transfer system, the principal amount of the Exchange Debentures represented by such Global Note to the accounts of participants. Ownership of beneficial interests in the Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interest) and such participants (with respect to the owners of beneficial interests in the Global Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Note.

    So long as the Depositary, or its nominee, is the registered holder and owner of the Global Note, the Depositary or such nominee, as the case may be, will be considered the sole legal owner and holder of the related Exchange Debentures for all purposes of such Exchange Debentures and the Exchange Indenture. Except as set forth below, owners of beneficial interests in the Global Note will not be entitled to have the Exchange Debentures represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Exchange Debentures in definitive form and will not be considered to be the owners or holders of any Exchange Debentures under the Global Note. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that the Depositary, as the holder of the Global Note, is entitled to take, the Depositary would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    Payment of principal of and interest on Exchange Debentures represented by the Global Note registered in the name of and held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the Global Note.

    The Company expects that the Depositary or its nominee, upon receipt of any payment of principal of or interest on the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of the Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note for any Exchange Debenture or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its participants or the relationship between such participants and the owners of beneficial interests in the Global Note owning through such participants.

    Unless and until it is exchanged in whole or in part for certificated Exchange Debentures in definitive form, the Global Note may not be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary.

    Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of the Depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED EXCHANGE DEBENTURES

    The Exchange Debentures represented by the Global Note are exchangeable for certificated Exchange Debentures in definitive form of like tenor as such Exchange Debentures in denominations of U.S. $1,000 and integral multiples thereof if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Note and a successor is not promptly appointed, or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, (ii) the Company in its discretion at any time determines not to have all of the Exchange Debentures represented by the Global Note or (iii) a default entitling the holders of the Exchange Debentures to accelerate the maturity thereof has occurred and is continuing. Any Exchange Debenture that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Exchange Debentures issuable in authorized denominations and registered in such names as the Depositary shall direct. Subject to the foregoing, the Global Note is not exchangeable, except for a Global Note of the same aggregate denomination to be registered in the name of the Depositary or its nominee. In addition, such certificates will bear the legend referred to under "Transfer Restrictions" (unless the Company determines otherwise in accordance with applicable law) subject, with respect to such Exchange Debentures, to the provisions of such legend.

SAME-DAY PAYMENT

    The Exchange Indenture will require that payments in respect of Exchange Debentures (including principal, premium and interest) be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address.

REPURCHASE OF EXCHANGE DEBENTURES UPON A CHANGE OF CONTROL

    The Company must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all the Exchange Debentures then outstanding, at a purchase price equal to 101% of the Accumulated Amount of the Exchange Debentures, plus accrued and unpaid interest (if any) on such Accumulated Amount to the date of purchase. Prior to the mailing of the notice to Holders of Exchange Debentures commencing such Offer to Purchase, but in any event within 30 days following any Change of Control, the Company covenants to
(i) repay in full all indebtedness of the Company that would prohibit the repurchase of the Exchange Debentures pursuant to such Offer to Purchase or (ii) obtain any requisite consents under instruments governing any such indebtedness of the Company to permit repurchase of the Exchange Debentures. The Company shall first comply with the covenant in the preceding sentence before it shall repurchase Exchange Debentures pursuant to the "Repurchase of Exchange Debentures Upon a Change of Control" covenant.

    Under the terms of the Exchange Indenture, the Company may not repurchase any Exchange Debentures or any other subordinated obligations, including the Convertible Notes and the 1997 Senior Subordinated Notes, pursuant to this covenant until it has (i) repurchased all of the 1995 Senior Notes, the 1997 Senior Notes and (ii) caused each of WEC or WEC II to repurchase all Equipment Notes and WEC II Equipment Notes, respectively, tendered pursuant to any offer to purchase as a result of such Change of Control. However, if the Company is unable to repay or cause repayment of all of its indebtedness that would prohibit a repurchase of the Exchange Debentures or is unable to obtain the consents of the holders of indebtedness, if any, outstanding at the time of a Change of Control whose consent would be so required to permit the repurchase of Exchange Debentures or otherwise fails to purchase any Exchange Debentures validly tendered, then the Company will have breached such covenant. This breach will constitute an Event of Default under the Exchange Indenture if it continues for a period of 30 consecutive days after written notice is given to the Company by the holders of at least 25% in aggregate amount of the Exchange Debentures outstanding. In addition, the failure by the Company to repurchase Exchange Debentures at the conclusion of the Offer to Purchase will constitute a breach of this covenant without any waiting period or notice requirements.

    There can be no assurance that the Company, WEC and WEC II have sufficient funds available at the time of a Change of Control to make any payment required by the foregoing covenant (as well as any similar covenant that may be contained in other securities of the Company, WEC and WEC II which might be outstanding at the time). The above covenant requiring the Company to repurchase the Exchange Debentures will, unless the consents referred to above are obtained, require the Company, WEC and WEC II to repay all indebtedness then outstanding which by its terms would prohibit such Exchange Debentures repurchase, either prior to or concurrently with such Exchange Debentures repurchase.

    The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company and its Restricted Subsidiaries to incur additional indebtedness are contained in the covenant described under "--Certain Covenants--

Limitation on Indebtedness." Such restrictions can only be waived with the consent of the holders of a majority of the outstanding shares of the Exchange Debentures. Except for the limitations contained in such covenants, however, the Exchange Indenture will not contain any covenants or provisions that may afford Holders of the Exchange Debentures protection in the event of a highly leveraged transaction.

CERTAIN COVENANTS

    The Exchange Indenture will contain covenants including, among others, the following:

    LIMITATION ON INDEBTEDNESS

    The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than Indebtedness existing on the Issue Date); PROVIDED, HOWEVER, that the Company may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Indebtedness to EBITDA Ratio would be greater than zero and less than 5:1.

    Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following: (i) Indebtedness of the Company outstanding at any time in an aggregate principal amount not to exceed $125 million, less any amount of Indebtedness Incurred pursuant to this clause (i) and permanently repaid as provided under "--Limitation on Asset Sales" below; (ii) Indebtedness (A) to the Company evidenced by an unsubordinated promissory note or (B) to any of its Restricted Subsidiaries; PROVIDED, HOWEVER, that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii); (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness, other than Indebtedness Incurred under clause (i),
(ii), (v), (vi) or (viii) of this paragraph, and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); PROVIDED, HOWEVER, that Indebtedness the proceeds of which are used to refinance or refund the Exchange Debentures or Indebtedness that is PARI PASSU with, or subordinated in right of payment to, the Exchange Debentures shall only be permitted under this clause (iii) if (A) in case the Exchange Debentures are refinanced in part or the Indebtedness to be refinanced is PARI PASSU with the Exchange Debentures, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made PARI PASSU with, or subordinate in right of payment to, the remaining Exchange Debentures, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Exchange Debentures, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made subordinate in right of payment to the Exchange Debentures at least to the extent that the Indebtedness to be refinanced is subordinated to the Exchange Debentures and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; PROVIDED FURTHER, HOWEVER, that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary of the Company pursuant to this clause (iii); (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business,
(B) under Currency Agreements and Interest Rate Agreements; PROVIDED, HOWEVER, that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of the Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of the Company for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition; (v) Indebtedness of the Company not to exceed, at any one time outstanding, two times the Net Cash Proceeds received by the Company from and after October 23, 1995, from the issuance and sale of its Capital Stock (other than Redeemable Stock and Preferred Stock that provides for the payment of dividends in cash), including the Exchangeable Preferred Stock, PROVIDED, HOWEVER, that such Indebtedness (x) does not mature prior to the Stated Maturity of the Exchange Debentures and has an Average Life longer than the Exchange Debentures and (y) is PARI PASSU with or subordinated to the Exchange Debentures; (vi) Indebtedness of any Restricted Subsidiary Incurred pursuant to any credit agreement of such Restricted Subsidiary in effect on the Issue Date (and refinancings thereof), up to the amount of the commitment under such credit agreement on the Issue Date; (vii) Indebtedness to the extent such Indebtedness is secured by Liens which are purchase money or other Liens upon equipment or inventory acquired or held by the Company or any of its Restricted Subsidiaries taken or obtained by (A) the seller or lessor of such equipment or inventory to secure all or a part of the purchase price or lease payments therefor or (B) the person who makes advances or incurs obligations, thereby giving value to the Company to enable it to purchase or acquire rights in such equipment or inventory, to secure the repayment of all or a part of the advances so made or obligations so incurred; PROVIDED, HOWEVER, that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the equipment or inventory acquired; (viii) Indebtedness of any Restricted Subsidiary not to exceed, at any one time outstanding, 80% of the accounts receivable net of reserves and allowances for doubtful accounts, determined in accordance with GAAP, of such Restricted Subsidiary and its Restricted Subsidiaries (without duplication); PROVIDED, HOWEVER, that such Indebtedness is not Guaranteed by the Company or any of its Restricted Subsidiaries; (ix) Indebtedness of the Company, to the extent the proceeds thereof are immediately used to purchase 1995 Notes or 1997 Notes tendered in an offer to purchase made as a result of a Change in Control; and (x) the Exchange Debentures.

    For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, Guarantees, Liens or Obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

    The Company will not, and will not permit any Restricted Subsidiary to, Incur any Guarantee of Indebtedness of any Unrestricted Subsidiary.

    LIMITATION ON SENIOR SUBORDINATED INDEBTEDNESS

    The Company will not (i) Incur any Indebtedness, other than the Exchange Debentures, that is expressly made subordinated in right of payment to any Senior Indebtedness of the Company unless such Indebtedness, by its terms and by the terms of any agreement or instrument pursuant to which such Indebtedness is outstanding is expressly made PARI PASSU with, or subordinate in right of payment to, the Exchange Debentures pursuant to provisions substantially similar to those contained in Article Ten of the Exchange Indenture; PROVIDED, HOWEVER, that the foregoing limitation shall not apply to distinctions between categories of Senior Indebtedness that exist by reason of any Liens or Guarantees arising or created in respect of some but not all Senior Indebtedness or (ii) Incur any Indebtedness secured by a Lien if such Indebtedness is not Senior Indebtedness, unless contemporaneously therewith effective provision is made to secure the Exchange Debentures equally and ratably with such secured Indebtedness for so long as such secured Indebtedness is secured by a Lien.

    LIMITATION ON RESTRICTED PAYMENTS

    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make a Restricted Payment if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) except with respect to any Investment (other than an Investment consisting of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary), the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant, or (C) the aggregate amount expended for all Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) after the Deemed Closing Date shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of such amount) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Deemed Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed pursuant to "--SEC Reports and Reports to Holders" PLUS (2) the aggregate Net Cash Proceeds received by the Company after the Deemed Closing Date from the issuance and sale permitted by the Exchange Indenture of its Capital Stock (other than Redeemable Stock), including the Exchangeable Preferred Stock, to a Person who is not a Subsidiary of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any convertible Indebtedness, Redeemable Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the 1997 Senior Notes, 1997 Senior Subordinated Notes and the Exchange Debentures), plus (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments and other than reductions in Investments made pursuant to clauses (vi) or (vii) of the second paragraph of this "--Limitation on Restricted Payments" covenant) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary (except to the extent any such payment is included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed the amount of Investments previously made by the Company and its Restricted Subsidiaries in such Person.

    The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;
(ii) the redemption, repurchase, defeasance, or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Exchange Debentures, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred, under clause
(iii) of the second paragraph of the covenant described under "--Limitation on Indebtedness;" (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company (or options, warrants or other rights to acquire such Capital Stock in exchange for, or out of the proceeds of a substantially concurrent sale of, shares of Capital Stock or options, warrants or other rights to purchase such Capital Stock (in each case other than Redeemable Stock) of the Company; (iv) the making of any other Restricted Payment made by exchange for, or out of the proceeds of, a substantially concurrent sale of shares of the Capital Stock or options, warrants or other rights to acquire such Capital Stock (in each case other than Redeemable Stock) of the Company; (v) payments or distributions, in the nature of satisfaction of dissenters' rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Certificate of Designation applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company; (vi) Investments, not to exceed $15.0 million at any one time outstanding; (vii) Investments, not to exceed $15.0 million at any one time outstanding, in entities, substantially all of the assets of which consist of Telecommunications

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
Assets; (viii) cash payments in lieu of the issuance of fractional shares of Common Stock upon conversion (including mandatory conversion) of the Convertible Notes as provided for in the Convertible Notes Indenture; (ix) cash payments in lieu of the issuance of fractional shares of Common Stock of the Company upon conversion of any class of Preferred Stock of the Company; PROVIDED, HOWEVER, that this exception shall not be available with respect to more than two such conversions with respect to any such class of Preferred Stock by any given Affiliate of the Company; and (x) Investments in entities that directly (or indirectly through subsidiaries) own licenses granted by the FCC or any other governmental entity with authority to grant telecommunications licenses; PROVIDED, HOWEVER, that, in each case the Company or a Restricted Subsidiary shall, at the time of making such Investment, have an active role in the management or operation of such entity and in the provision of telecommunications services by such entity; PROVIDED, HOWEVER, that, except in the case of clauses (i) and (iii) of this paragraph, no Voting Rights Triggering Event shall have occurred and be continuing or occur as a consequence of the actions or payments set forth herein. Any Investments made other than in cash shall be valued, in good faith, by the Board of Directors. Any Investment made pursuant to clause (vi) or (vii) of this paragraph shall be deemed to be no longer outstanding (and repaid in full) if and when the Person in which such Investment is made becomes a Restricted Subsidiary of the Company.

    Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof), and the Net Cash Proceeds from any issuance and sale of Capital Stock referred to in clauses
(iii) or (iv) shall be included in calculating whether the conditions of clause
(C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Exchange Debentures or Indebtedness that is PARI PASSU with the Exchange Debentures then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED
     SUBSIDIARIES

    The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary; (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary that owns, directly or indirectly, any Capital Stock of such Restricted Subsidiary; (iii) make loans or advances to the Company or any other Restricted Subsidiary that owns, directly or indirectly, any Capital Stock of such Restricted Subsidiary; or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary that owns, directly or indirectly, any Capital Stock of such Restricted Subsidiary.

    The foregoing provisions shall not prohibit any encumbrances or restrictions
(i) existing on the Issue Date in the Exchange Debenture or any other agreement in effect on the Issue Date, and any extensions, refinancings, renewals or replacements of such agreements; PROVIDED, HOWEVER, that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders of Exchange Debentures than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law; (iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Exchange Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary or; (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (i) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries or (ii) creating, incurring, assuming or suffering to exist any Liens otherwise permitted under Section 4.09 of the 1997 Senior Notes Indenture as in effect on the Deemed Closing Date.

    LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED
     SUBSIDIARIES

    The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or a Wholly Owned Restricted Subsidiary; (ii) issuances or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary; or (iv) issuances or sales of Common Stock of Restricted Subsidiaries, other than the Telecommunications Subsidiaries, if within six months of each such issuance or sale, the Company or such Restricted Subsidiary applies an amount not less than the Net Cash Proceeds thereof (if any) in accordance with clause (A) or (B) of the first paragraph of the "Limitation on Asset Sales" covenant described below.

    LIMITATION ON ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES

    The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Exchange Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Exchange Debentures by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; PROVIDED, HOWEVER, that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that (x) existed at the time such Person became a Restricted Subsidiary and (y) was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is
(A) PARI PASSU with the Exchange Debentures then the Guarantee of such Guaranteed Indebtedness shall be PARI PASSU with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Exchange Debentures then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Exchange Debentures.

    Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by this Indenture) or (ii) the release or discharge of the

Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

    LIMITATION ON TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES

    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

    The foregoing limitation does not limit, and shall not apply to (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between the Company and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries; (iii) the payment of reasonable fees to directors of the Company who are not employees of the Company; (iv) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; or (v) any Restricted Payments not prohibited under "--Limitation on Restricted Payments" (other than pursuant to clause (iv) of the definition of "Permitted Investment" or clause (vi) of the second paragraph of such covenant). Notwithstanding the foregoing, any transaction covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (ii) through (iv) of this paragraph, the aggregate amount of which exceeds $250,000 in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or
(B) above.

    LIMITATION ON ASSET SALES

    The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 85% of the consideration received consists of cash or Temporary Cash Investments. In the event and to the extent that the Net Cash Proceeds received by the Company or its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Deemed Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries has been prepared), then the Company shall or shall cause the relevant Restricted Subsidiary to (i) within six months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company, or Indebtedness of any Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within six months after the date of such agreement), in property or assets of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) apply (no later than the end of the six-month period referred to in clause (i)) such excess Net Cash Proceeds (to

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
the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such six-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

    If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $10.0 million, the Company must commence, not later than the 15th Business Day after the first day of such month, and consummate an Offer to Purchase from the holders of the Exchange Debentures on a pro rata basis an aggregate principal amount of Exchange Debentures equal to the Excess Proceeds on such date, at a purchase price equal to 101% of the Accumulated Amount of such Exchange Debentures on such date of purchase, plus accrued and unpaid interest (if any) on such Accumulated Amount to the date of purchase; PROVIDED, HOWEVER, that no Offer to Purchase shall be required to be commenced with respect to the Accumulated Amount of such Exchange Debentures until the Business Day following the payment date with respect to the offer(s) to purchase any 1997 Notes and need not be commenced if the Excess Proceeds remaining after application to the 1997 Notes purchased in such Offer(s) to Purchase applicable thereto are less than $10.0 million PROVIDED FURTHER, HOWEVER, that no Exchange Debentures may be purchased under this "Limitation on Asset Sales" covenant unless the Company shall have purchased all 1997 Notes tendered pursuant to the offer(s) to purchase applicable thereto. Because of similar requirements in the Indentures governing the 1995 Notes and the 1997 Notes, the Company may not have Excess Proceeds from an Asset Sale to be able to comply with the foregoing requirements. In addition, the terms of the Company's existing indebtedness, including the 1997 Notes, restrict the ability of the Company to prepay or repurchase the Exchange Debentures in accordance with this covenant. See "Risk Factors -- Ability to Pay Dividends on and Redeem the Exchangeable Preferred Stock and to Issue Exchange Debentures."

SEC REPORTS AND REPORTS TO HOLDERS

    Whether or not the Company is required to file reports with the SEC, if any Exchange Debentures are outstanding, the Company shall file with the SEC, all such reports and other information as it would be required to file with the SEC by Sections 13(a) or 15(d) under the Exchange Act. See "Available Information." The Company shall supply the Trustee and each Holder of Exchange Debentures, without cost to the Trustee or such Holders, copies of such reports or other information.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    Under the terms of the Exchange Indenture, the Company shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person (other than a consolidation or merger with or into a Wholly Owned Restricted Subsidiary with a positive net worth; PROVIDED, HOWEVER, that, in connection with any such merger or consolidation, no consideration (other than Common Stock in the surviving Person or the Company) shall be issued or distributed to the stockholders of the Company) or permit any Person to merge with or into the Company unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on the Exchange Debentures and under the Exchange Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis the Company, or any Person becoming the successor obligor of the Exchange Debentures, shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; (iv) immediately after giving effect to such transaction on a pro forma basis the Company, or any Person becoming the successor obligor of the Exchange Debentures, could Incur at least $1.00 of Indebtedness under the first paragraph of the covenant described under "--Covenants--Limitation on Indebtedness;" and (v) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetical computations to demonstrate compliance with clauses (iii) and, if applicable, (iv)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; PROVIDED, HOWEVER, that clauses (iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company; PROVIDED FURTHER, HOWEVER, that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

EVENTS OF DEFAULT

    The following events will be defined as "Events of Default" in the Exchange
Indenture: (i) default in the payment of the principal of (or premium, if any, on) any Exchange Debenture when the same becomes due and payable, upon acceleration, redemption or otherwise, whether or not such payment is prohibited pursuant to the provisions described above under "Ranking"; (ii) default in the payment of interest on any Exchange Debenture when the same becomes due and payable, and such default continues for a period of 30 days, whether or not such payment is prohibited pursuant to the provisions described above under "Ranking"; (iii) the Company defaults in the performance of or breaches any other covenant or agreement of the Company contained in the Exchange Indenture or under the Exchange Debentures and such default or breach continues for a period of 30 consecutive days after written notice to the Company by the Trustee or the Holders of 25% or more in aggregate principal amount of the Exchange Debentures; (iv) there occurs with respect to any issue or issues of Indebtedness of the Company, or any Significant Subsidiary having an outstanding principal amount of $25.0 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (a) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (b) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (v) any final judgment or order (not covered by insurance) for the payment of money in excess of $25.0 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $25.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (vi) a court having jurisdiction in the premises enters a decree or order for (a) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (b) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (c) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (vii) the Company or any Significant Subsidiary (a) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (b) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (c) effects any general assignment for the benefit of creditors.

    If an Event of Default (other than an Event of Default specified in clause
(vi) or (vii) above that occurs with respect to the Company) occurs and is continuing under the Exchange Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Exchange Debentures, then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Exchange Debentures to be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (iv) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (iv) shall be remedied or cured by the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (vi) or (vii) above occurs with respect to the Company, the principal of, premium, if any, and accrued interest on the Exchange Debentures then outstanding shall IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Exchange Debentures, by written notice to the Company and to the Trustee, may waive all past Defaults and rescind and annul such declaration of acceleration and its consequences if (A) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and accrued interest on the Exchange Debentures that have become due solely by such declaration of acceleration, have been cured or waived and (B) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

    The Holders of at least a majority in aggregate principal amount of the outstanding Exchange Debentures may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Exchange Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any directions received from Holders of Exchange Debentures. A Holder may not pursue any remedy with respect to the Exchange Indenture or the Exchange Debentures unless: (i) the Holder given the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount of outstanding Exchange Debentures make a written request to pursue the remedy; (iii) such Holder or Holders offer the Trustee indemnity reasonably satisfactory to the Trustee against any costs, liabilities or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Exchange Debentures do not give the Trustee a direction that is inconsistent with such written request. However, such limitations do not apply to the right of any Holder of an Exchange Debenture to receive payment of the principal of, premium, if any, or interest on, such Exchange Debenture or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Exchange Debentures, which right shall not be impaired or affected without the consent of the Holder.

    The Exchange Indenture will require certain officers of the Company to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries' performance under the Exchange Indenture and that, to the best knowledge of such officer, the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Exchange Indenture.

DEFEASANCE

    DEFEASANCE AND DISCHARGE. The Exchange Indenture will provide that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Exchange Debentures on the 123rd day after the deposit referred to below, and the provisions of the Exchange Indenture will no longer be in effect with respect to the Exchange Debentures (except for, among other matters, certain obligations to register the transfer or exchange of the Exchange Debentures, to replace stolen, lost or mutilated Exchange Debentures, to maintain paying agencies and to hold monies for payment in trust), if, among other things, (A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Exchange Debentures on the Stated Maturity of such payments or upon earlier redemption, in each case in accordance with the terms of the Exchange Indenture and the Exchange Debentures, (B) the Company has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders of Exchange Debentures will not recognize income, gain, or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect or a change in applicable Federal income tax law after the Issue Date or (y) a ruling directed to the Trustee received from the Internal Revenue Serve to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company is a party or by which the Company is bound, and (D) if at such time the Exchange Debentures are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Exchange Debentures will not be delisted as a result of such deposit, defeasance and discharge.

    DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT. The Exchange Indenture will further provide that its provisions will no longer be in effect with respect to clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clause (iii) under "--Events of Default" with respect to such covenants and clauses (iii) and
(iv) under "Consolidation, Merger and Sale of Assets" and clauses (iv) and (v) under "--Events of Default" shall be deemed not to be Events of Default, the provisions described under "--Ranking" with respect to the assets held by the Trustee referred to below shall not apply, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Exchange Debentures on the Stated Maturity of such payments or upon earlier optional redemption, in each case in accordance with the terms of the Exchange Indenture and the Exchange Debentures, the satisfaction of the provisions described in clauses (B)(ii), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

    DEFEASANCE AND CERTAIN OTHER EVENTS OF DEFAULT. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Exchange Indenture as described in the immediately preceding paragraph and the Exchange Debentures are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Exchange Debentures at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Exchange Debentures at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

    In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Exchange Debentures to redemption or maturity, as the case may be, and must comply with certain other conditions.

MODIFICATION AND WAIVER

    Modifications and amendments of the Exchange Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Exchange Debentures; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Exchange Debenture, (ii) reduce the principal amount of, or premium, if any, or interest on, any Exchange Debentures, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Exchange Debentures, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Exchange Debenture, (v) reduce the above-stated percentage of outstanding Exchange Debentures the consent of whose Holders is necessary to modify or amend the Exchange Indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the Exchange Debentures or (vii) reduce the percentage or aggregate principal amount of outstanding Exchange Debentures the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Exchange Indenture or for waiver of certain defaults.

    Without the consent of any Holder of the Exchange Debentures, the Company and the Trustee may modify or amend the Exchange Indenture to cure any ambiguity, defect or inconsistency, to provide for the assumption by a successor company of the Company's obligations under the Exchange Indenture, to comply with the requirements of the Trust Indenture Act, to appoint a successor Trustee or to make any change that, in the opinion of the Board of Directors of the Company evidenced by a Board Resolution, does not materially and adversely affect the rights of any Holder of the Exchange Debentures.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS OR
  EMPLOYEES

    The Exchange Indenture will provide that no recourse for the payment of the principal of, premium, if any, or interest on any of the Exchange Debentures or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Exchange Indenture, or in any of the Exchange Debentures or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof in such capacity. Each Holder, by accepting the Exchange Debentures, waives and releases all such liability.

CONCERNING THE TRUSTEE

    The Exchange Indenture will provide that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Exchange Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

    The Exchange Indenture and provisions of the Trust Indenture Act incorporated by reference therein will contain limitations on the rights of the Trustee, should it become a creditor of the Company to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; PROVIDED, HOWEVER, that if the Trustee acquires any conflicting interest, it must eliminate such conflict or resign.

GOVERNING LAW

    The Exchange Indenture will provide that it and the Exchange Debentures will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

    The following definitions are applicable to the descriptions of both the Exchangeable Preferred Stock and the Exchange Debentures.

    "1995 Notes" means the 1995 Senior Notes and the Convertible Notes.

    "1997 Notes" means the 1997 Senior Notes, the 1997 Senior Subordinated Notes and the Equipment Notes.

    "1995 Senior Notes" means the 14% Senior Discount Notes due 2005 of the Company.

    "1997 Senior Notes" means the 14 1/2% Senior Deferred Interest Notes Due 2005 of the Company.

    "1997 Senior Subordinated Notes" means the 15% Senior Subordinated Deferred Interest Notes Due 2007 of the Company.

    "1997 Senior Subordinated Notes Indenture" means the Indenture dated as of October 1, 1997, between the Company and the Trustee pursuant to which the 1997 Senior Subordinated Notes were issued.

    "Accumulated Amount" means, with respect to Exchangeable Preferred Stock, as of any date (the "Specified Date"), the amount provided below with respect to each $1,000 Initial Liquidation Preference thereof.

        (i) If the Specified Date occurs on one of the following dates (each, a "SemiAnnual Dividend Accrual Date"), the Accumulated Amount will equal the amount set forth below for such SemiAnnual Dividend Accrual Date:

SEMIANNUAL DIVIDEND ACCRUAL DATE                                 ACCUMULATED AMOUNT
---------------------------------------------------------------  -------------------
June 15, 1998..................................................     $   1,068.387
December 15, 1998..............................................         1,144.509
June 15, 1999..................................................         1,226.055
December 15, 1999..............................................         1,313.412
June 15, 2000..................................................         1,406.992
December 15, 2000..............................................         1,507.241
June 15, 2001..................................................         1,614.632
December 15, 2001..............................................         1,729.674
June 15, 2002..................................................         1,852.913
December 15, 2002..............................................         1,984.933
June 15, 2003..................................................         2,141.247
December 15, 2003..............................................         2,309.870
June 15, 2004..................................................         2,491.772
December 15, 2004..............................................         2,687.999
June 15, 2005..................................................         2,899.679
December 15, 2005..............................................         3,128.029
June 15, 2006..................................................         3,374.361
December 15, 2006..............................................         3,640.092
June 15, 2007..................................................         3,926.750
December 15, 2007..............................................         4,235.981

        (ii) if the Specified Date occurs before the first SemiAnnual Dividend Accrual Date, the Accumulated Amount will equal the sum of (A) the Initial Liquidation Preference and (B) an amount equal to the product of (1) the Accumulated Amount for the first SemiAnnual Dividend Accrual Date less the Initial Liquidation Preference multiplied by (2) a fraction, the numerator of which is the number of days elapsed from the Issue Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days from the Issue Date to the first SemiAnnual Dividend Accrual Date, using a 360-day year of twelve 30-day months;

        (iii) if the Specified Date occurs between two SemiAnnual Dividend Accrual Dates, the Accumulated Amount will equal the sum of (A) the Accumulated Amount for the SemiAnnual Dividend Accrual Date immediately preceding such Specified Date and (B) an amount equal to the product of (1) the Accumulated Amount for the immediately following SemiAnnual Dividend Accrual Date less the Accumulated Amount for the immediately preceding SemiAnnual Dividend Accrual Date multiplied by (2) a fraction, the numerator of which is the number of days elapsed from the immediately preceding SemiAnnual Dividend Accrual Date to the Specified Date, using a 360-day year or twelve 30-day months, and the denominator of which is 180; or

        (iv) if the Specified Date occurs after the last SemiAnnual Dividend Accrual Date, the Accumulated Amount will equal the Accumulated Amount as of the last SemiAnnual Dividend Accrual Rate;

PROVIDED, HOWEVER, that at all times on and after the Dividend Payment Date immediately preceding the Cash Payment Date, the Accumulated Amount shall equal the Accumulated Amount as of such Dividend Payment Date; and provided, further, that if the rate applicable to the Exchangeable Preferred Stock shall have been increased as a result of a Registration Default (as defined under "Exchange Offer; Registration Rights"), the Accumulated Amount shall be recalculated as if dividends with respect to the Exchangeable Preferred Stock had been accruing at a rate of 14 3/4% from the date of such Registration Default to but excluding the date all Registration Defaults have been cured.

    "Accumulated Amount" means, with respect to Exchangeable Debentures, as of any Specified Date, the amount provided below for each $1,000 principal amount thereof.

        (i) If the Specified Date occurs on one of the following dates (each, a "SemiAnnual Interest Accrual Date"), the Accumulated Amount will equal the amount set forth below for such SemiAnnual Interest Accrual Date:

SEMIANNUAL DIVIDEND ACCRUAL DATE                                 ACCUMULATED AMOUNT
---------------------------------------------------------------  -------------------
June 15, 1998..................................................     $   1,068.387
December 15, 1998..............................................         1,144.509
June 15, 1999..................................................         1,226.055
December 15, 1999..............................................         1,313.412
June 15, 2000..................................................         1,406.992
December 15, 2000..............................................         1,507.241
June 15, 2001..................................................         1,614.632
December 15, 2001..............................................         1,729.674
June 15, 2002..................................................         1,852.913
December 15, 2002..............................................         1,984.933
June 15, 2003..................................................         2,141.247
December 15, 2003..............................................         2,309.870
June 15, 2004..................................................         2,491.772
December 15, 2004..............................................         2,687.999
June 15, 2005..................................................         2,899.679
December 15, 2005..............................................         3,128.029
June 15, 2006..................................................         3,374.361
December 15, 2006..............................................         3,640.092
June 15, 2007..................................................         3,926.750
December 15, 2007..............................................         4,235.981

        (ii) if the Specified Date occurs before the first SemiAnnual Interest Accrual Date, the Accumulated Amount will equal the sum of (A) the Initial Liquidation Preference and (B) an amount equal to the product of (1) the Accumulated Amount for the first SemiAnnual Interest Accrual Date less the Initial Liquidation Preference multiplied by (2) a fraction, the numerator of which is the number of days elapsed from the Issue Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days from the Issue Date to the first SemiAnnual Interest Accrual Date, using a 360-day year of twelve 30-day months;

        (iii) if the Specified Date occurs between two SemiAnnual Interest Accrual Dates, the Accumulated Amount will equal the sum of (A) the Accumulated Amount for the SemiAnnual Interest Accrual Date immediately preceding such Specified Date and (B) an amount equal to the product of (1) the Accumulated Amount for the immediately following SemiAnnual Interest Accrual Date less the Accumulated Amount for the immediately preceding SemiAnnual Interest Accrual Date multiplied by (2) a fraction, the numerator of which is the number of days elapsed from the immediately preceding SemiAnnual Interest Accrual Date to the Specified Date, using a 360-day year or twelve 30-day months, and the denominator of which is 180; or

        (iv) if the Specified Date occurs after the last SemiAnnual Interest Accrual Date, the Accumulated Amount will equal the Accumulated Amount as of the last SemiAnnual Interest Accrual Date;

PROVIDED, HOWEVER, that at all times on and after the SemiAnnual Interest Accrual Date immediately preceding the Cash Payment Date, the Accumulated Amount shall equal the Accumulated Amount as of such SemiAnnual Interest Accrual Date and PROVIDED, FURTHER, that if the rate applicable to the Exchange Preferred Stock shall have been increased as a result of a Registration Default, appropriate revisions shall be made so that the Accumulated Amount for the Exchange Debentures shall be increased in the same fashion as that for the Exchangeable Preferred Stock.

    "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; PROVIDED, HOWEVER, that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication): (i) the net income of any Person (other than net income attributable to a Restricted Subsidiary) in which any Person (other than the Company or any of its Restricted Subsidiaries) has a joint interest and the net income of any Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such other Person, including, without limitation, an Unrestricted Subsidiary during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the covenant described under "--Covenants--Limitation on Restricted Payments" (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries; (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the covenant described under "--Covenants--Limitation on Restricted Payments", any amount paid as, or accrued for, cash dividends on Preferred Stock of the Company or any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries; and (vi) all extraordinary gains and extraordinary losses.

    "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles (other than licenses issued by the FCC), all as set forth on the quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP and most recently filed with the SEC pursuant to the covenant described under "--SEC Reports and Reports to Holders"; PROVIDED, HOWEVER, that the value of any licenses issued by the FCC shall, in the event of an auction for similar licenses, be equal to the fair market value ascribed thereto in good faith by the Board of Directors and evidenced by a Board Resolution. As used in the Exchange Indenture, references to financial statements of the Company and its Restricted Subsidiaries shall be adjusted to exclude Unrestricted Subsidiaries if the context requires.

    "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

    "Asset Acquisition" means (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person.

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    "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transactions) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted
Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property or assets of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Exchange Indenture applicable to mergers, consolidations, and sales of assets of the Company; PROVIDED, HOWEVER, that the following shall not be included within the meaning of "Asset Sale": (A) sales or other dispositions of inventory, receivables and other current assets; (B) sales or other dispositions of equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or its Restricted Subsidiaries and (C) a substantially simultaneous exchange of, or a sale or disposition (other than 85% or more for cash or cash equivalents) by the Company or any of its Restricted Subsidiaries of, licenses issued by the FCC or applications or bids therefor; PROVIDED, HOWEVER, that the consideration received by the Company or any such Restricted Subsidiary in connection with such exchange, sale or disposition shall be equal to the fair market value of licenses so exchanged, sold or disposed of, as determined by the Board of Directors; and (D) except for purposes of the definition of "Indebtedness to EBITDA Ratio," any sale or other disposition of securities of an Unrestricted Subsidiary.

    "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

    "Board of Directors" means the Board of Directors of the Company or any committee of such Board of Directors duly authorized to act with respect to the Exchange Indenture.

    "Board Resolution" means a copy of a resolution, certified by the Secretary or Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

    "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York, or in the city of the Corporate Trust Office of the Trustee, are authorized by law to close.

    "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether now outstanding or issued after the date of the Exchange Indenture, including, without limitation, all Common Stock and Preferred Stock.

    "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; and "Capitalized Lease Obligations" means the discounted present value of the rental obligations under such lease.

    "Change of Control" means such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than the Permitted Investor, becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock representing more than 50% of the total voting power of the Voting Stock of the Company on a fully diluted basis or (ii) individuals who on the Deemed Closing Date constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the

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members of the Board of Directors then in office who either were members of the
Board of Directors on the Deemed Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

    "Common Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's common stock, whether now outstanding or issued after the date of the Exchange Indenture, including, without limitation, all series and classes of such common stock.

    "Consolidated EBITDA" means, for any period, the sum of the amounts for such period of (i) Adjusted Consolidated Net Income, (ii) Consolidated Interest Expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (iii) income taxes, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and nonrecurring gains or losses or sales of assets), (iv) depreciation expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (v) amortization expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, and (vi) all other noncash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all noncash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; PROVIDED, HOWEVER, that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding Common Stock of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries divided by (2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.

    "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; excluding, however, (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Exchange Debentures and the 1997 Senior Subordinated Notes and the 1997 Notes in the March 1997 Debt Placement and the August 1997 Debt Placement and the Incurrence of the WSAC Loan, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

    "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with

GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

    "Convertible Notes" means the 14% Convertible Senior Subordinated Discount Notes due 2005 of the Company.

    "Convertible Notes Indenture" means the Indenture dated as of October 23, 1995, between the Company and United States Trust Company of New York pursuant to which the Convertible Notes were issued.

    "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in currency values to or under which the Company or any of its Restricted Subsidiaries is a party or a beneficiary on the date of the Exchange Indenture or becomes a party or a beneficiary thereafter.

    "Deemed Closing Date" means March 18, 1997.

    "Default" means any event that is, or after notice or passage of time or both would be, in the case of Exchangeable Preferred Stock, a Voting Rights Triggering Event and, in the case of the Exchange Debentures, an Event of Default.

    "Equipment Notes" means the $200.0 million of 12 1/2% Guaranteed Senior Secured Notes Due 2004 of WEC and the $50.0 million of 12 1/2% Guaranteed Senior Secured Notes Due 2004 of WEC II.

    "Equipment Note Guarantees" means the Company's Guarantees of the Equipment Notes.

    "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors (whose determination shall be conclusive) and evidenced by a Board Resolution.

    "FCC" means the United States Federal Communications Commission and any state or local telecommunications authority, department, commission or agency (and any successors thereto).

    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the Exchange Indenture, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained in the Exchange Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Certificate of Designation and the Exchange Indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the offering of the Exchange Debentures and the 1997 Senior Subordinated Notes, the WSAC Loan and the 1997 Notes in the March 1997 Debt Placement and the August 1997 Debt Placement and (ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

    "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of

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such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED, HOWEVER, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

    "Holder" means the Person in whose name, in the case of the Exchangeable Preferred Stock, a share of Exchangeable Preferred Stock is registered on the Transfer Agent's books or, in the case of the Exchange Debentures, an Exchange Debenture is registered on the books of the registrar for the Exchange Debentures.

    "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including, with respect to the Company and its Restricted Subsidiaries, an "Incurrence" of Indebtedness by reason of a Person becoming a Restricted Subsidiary of the Company; PROVIDED, HOWEVER, that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

    "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (whether negotiable or non-negotiable), (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except trade payables, (v) all obligations of such Person as lessee under Capitalized Leases,
(vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; PROVIDED, HOWEVER, that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations that are included in any of clauses (i) through (viii) above, the maximum liability upon the occurrence of the contingency giving rise to the obligation; PROVIDED, HOWEVER, that (A) the amount outstanding at any time of any Indebtedness issued with original issue discount is (1) for purposes of determining the Indebtedness to EBITDA Ratio, the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and (2) for all other purposes, the amount determined in clause (1) on the date such Indebtedness is originally Incurred and (B) Indebtedness shall not include any liability for federal, state, local or other taxes.

    "Indebtedness to EBITDA Ratio" means, as at any date of determination, the ratio of (i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis ("Consolidated Indebtedness") as at the date of determination (the "Transaction Date") to (ii) the Consolidated EBITDA of the Company for the then most recent four full fiscal quarters for which reports have been filed pursuant to "--SEC Reports and Reports to Holders" (such four full fiscal quarter period being referred to herein as the "Four Quarter Period"); PROVIDED, HOWEVER, that (x) pro forma effect shall be given to any Indebtedness Incurred from the beginning of the Four Quarter Period through the Transaction Date (including any Indebtedness Incurred on the Transaction
Date), to the extent outstanding on the Transaction Date, (y) if during the period commencing on the first day of such Four Quarter Period through the Transaction Date (the "Reference Period"), the Company or any of the Restricted Subsidiaries shall have engaged in any Asset Sale, Consolidated EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive), or increased by an amount equal to the EBITDA (if negative),

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
directly attributable to the assets which are the subject of such Asset Sale and any related retirement of Indebtedness as if such Asset Sale and related retirement of Indebtedness had occurred on the first day of such Reference Period or (z) if during such Reference Period the Company or any of the Restricted Subsidiaries shall have made any Asset Acquisition, Consolidated EBITDA of the Company shall be calculated on a pro forma basis as if such Asset Acquisition and any Incurrence of Indebtedness to finance such Asset Acquisition had taken place on the first day of such Reference Period.

    "Initial Liquidation Preference" per share of Exchangeable Preferred Stock means $1,000.

    "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in interest rates in respect of Indebtedness to or under which the Company or any of its Restricted Subsidiaries is a party or a beneficiary on the date of the Exchange Indenture or becomes a party or a beneficiary hereafter; PROVIDED, HOWEVER, that the notional principal amount thereof does not exceed the principal amount of the Indebtedness of the Company and its Restricted Subsidiaries that bears interest at floating rates.

    "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the fair market value of the Capital Stock held by the Company and the Restricted Subsidiaries of any Person that has ceased to be a Restricted Subsidiary by reason of any transaction permitted by clause (iii) of the covenant described under "--Covenants-- Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries." For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "--Covenants--Limitation on Restricted Payments," (i) "Investment" shall include the fair market value of the assets (net of liabilities) of any Restricted Subsidiary of the Company at the time that such Restricted Subsidiary of the Company is designated an Unrestricted Subsidiary and shall exclude the fair market value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company and
(ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined by the Board of Directors in good faith.

    "Issue Date" means the date on which the Exchangeable Preferred Stock is originally issued.

    "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

    "Liquidation Preference" means the Accumulated Amount of the Exchangeable Preferred Stock from time to time.

    "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable by the Company or any of its subsidiaries as a result thereof.

    "Offer to Purchase" means an offer to purchase Exchangeable Preferred Stock or Exchange Debentures, as applicable, by the Company from the Holders required by the covenant described under "-- Repurchase of Exchangeable Preferred Stock upon a Change of Control", "--Repurchase of Exchange Debentures upon a Change of Control" or "--Covenants--Limitation on Asset Sales" and which is commenced by mailing a notice to the Trustee, as applicable, and each Holder stating: (i) the covenant pursuant to which the offer is being made and that all shares of Exchangeable Preferred Stock or all Exchange Debentures validly tendered will be accepted for payment on a PRO RATA basis; (ii) the purchase price and the Payment Date; (iii) that any shares of Exchangeable Preferred Stock or any Exchange Debentures not tendered will continue to accrue dividends or interest pursuant to their terms; (iv) that, unless the Company defaults in the payment of the purchase price, any shares of Exchangeable Preferred Stock or any Exchange Debentures accepted for payment pursuant to the Offer to Purchase shall cease to accrue dividends or interest on and after the Payment Date; (v) that Holders electing to have shares of Exchangeable Preferred Stock or Exchange Debentures purchased pursuant to the Offer to Purchase will be required to surrender the applicable security together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side thereof completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the number of shares of Exchangeable Preferred Stock or the principal amount of Exchange Debentures delivered for purchase and a statement that such Holder is withdrawing his election to have such securities purchased; and (vii) that Holders whose Exchangeable Preferred Stock or Exchange Debentures are being purchased only in part will be issued new shares of Exchangeable Preferred Stock or new Exchange Debentures equal in amount (and accrued and unpaid dividends or interest) to the unpurchased portion thereof; PROVIDED, HOWEVER, that each Exchange Debenture purchased and each new Exchange Debenture issued shall be in a principal amount of $1,000 or integral multiples thereof. On the Payment Date, the Company shall (i) accept for payment on a pro rata basis any Exchangeable Preferred Stock or Exchange Debentures or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Exchangeable Preferred Stock or Exchange Debentures or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Exchangeable Preferred Stock or Exchange Debentures or portions thereof so accepted together with an Officers' Certificate specifying the Securities or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of the Exchangeable Preferred Stock or Exchange Debentures so accepted for payment in an amount equal to the purchase price, and, with respect to Exchange Debentures the Trustee shall promptly authenticate and mail to such Holders a new Exchange Debenture equal in principal amount to any unpurchased portion of the Exchange Debentures surrendered; PROVIDED, HOWEVER, that each Exchange Debenture purchased and each new Exchange Debenture issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Transfer Agent shall act as the Paying Agent for an Offer to Purchase Exchangeable Preferred Stock and Trustee shall act as the Paying Agent for an Offer to Purchase Exchange Debentures. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Exchangeable Preferred Stock or Exchange Debentures pursuant to an Offer to Purchase.

    "Officer" means, with respect to the Company, (i) the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer and (ii) the Treasurer or any Assistant Treasurer, or the Secretary or any Assistant Secretary.

    "Officers' Certificate" means a certificate signed by one Officer listed in clause (i) of the definition thereof and one Officer listed in clause (ii) of the definition thereof; PROVIDED, HOWEVER, that any such certificate may be signed by any two of the Officers listed in clause (i) of the definition thereof in lieu of being signed by one Officer listed in clause (i) of the definition thereof and one Officer listed in clause (ii) of the definition thereof.

    "Opinion of Counsel" means a written opinion signed by legal counsel who may be an employee of or counsel to the Company.

    "Payment Date" means the date of purchase, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date a notice is mailed pursuant to an Offer to Purchase.

    "Permitted Investment" means (i) an Investment in a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; (ii) Temporary Cash Investments; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) loans or advances to employees in a principal amount not to exceed $1.0 million at any one time outstanding; (v) stock, obligations or securities received in satisfaction of judgments; (vi) Investments, to the extent that the consideration provided by the Company or any of its Restricted Subsidiaries consists solely of Capital Stock (other than Redeemable Stock) of the Company; (vii) notes payable to the Company that are received by the Company as payment of the purchase price for Capital Stock (other than Redeemable Stock) of the Company; and (viii) acquisitions of a minority equity interest in entities engaged in the telecommunications business; PROVIDED, HOWEVER, that (A) the acquisition of a majority equity interest in such entities is not permitted under U.S. law without FCC consent, (B) the Company or one of its Restricted Subsidiaries has the right to acquire Capital Stock representing a majority of the voting power of the Voting Stock of such entity upon receipt of FCC consent and (C) in the event that such consent has not been obtained within 18 months of funding such Investment, the Company or one of its Restricted Subsidiaries has the right to sell such minority equity interest in the seller thereof for consideration consisting of the consideration originally paid by the Company and its Restricted Subsidiaries for such minority equity interest.

    "Permitted Investor" means William J. Rouhana, Jr.

    "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or nonvoting) of such Person's preferred or preference stock, whether now outstanding or issued after the Issue Date, including, without limitation, all series and classes of such preferred or preference stock.

    "Redeemable Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Exchange Debentures, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Exchange Debentures (unless the redemption price is, at the Company's option, without conditions precedent, payable solely in Common Stock (other than Redeemable Stock) of the Company) or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Exchange Debentures; PROVIDED, HOWEVER, that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Exchange Debentures shall not constitute Redeemable Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions "--Repurchase of Exchange Debentures upon a Change of Control" and "--Covenants-- Limitation on Asset Sales" and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Securities as are required to be repurchased pursuant to "--Repurchase of Exchange Debentures upon a Change of Control" and "--Covenants--Limitation on Asset Sales."

    "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

    "SEC" means the Securities and Exchange Commission and any successor agency.

    "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary of the Company that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

    "Specified Indentures" means the each of the following; (i) the Convertible Senior Subordinated Discount Notes Indenture dated October 23, 1995, governing the Convertible Notes; (ii) the Senior Discount Notes Indenture dated October 23, 1995 governing the 1995 Senior Notes; (iii) the Senior Deferred Interest Notes Indenture dated as of March 1, 1997, governing the 1997 Senior Notes; (iv) the Guaranteed Senior Secured Notes Indenture dated as of March 1, 1997, governing the 12 1/2% Senior Secured Notes of WEC due 2004; (v) the Guaranteed Senior Secured Notes Indenture dated as of August 1, 1997, governing the 12 1/2% Senior Secured Notes of WEC II due 2004; and (vi) the Senior Subordinated Deferred Interest Notes Indenture dated as of October 1, 1997, governing the 1997 Senior Subordinated Notes.

    "Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

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    "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which Voting Stock representing more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

    "Telecommunications Assets" means any (i) entity or business substantially all the revenues of which are derived from (a) providing transmission of sound, data or video; (b) the sale or provision of phone cards, "800" services, voice mail, switching, enhanced telecommunications services, telephone directory or telephone number information services or telecommunications network intelligence; or (c) any business ancillary or directly related to the businesses referred to in clause (a) or (b) above and (ii) any assets used primarily to effect such transmission or provide the products or services referred to in clause (a) or (b) above and any directly related or ancillary assets including, without limitation, licenses and applications, bids and agreements to acquire licenses, or other authority to provide transmission services previously granted, or to be granted, by the FCC.

    "Telecommunications Subsidiary" means (i) WCI Gateway, WinStar Wireless, Inc., WinStar Telecommunications, Inc., WinStar Milliwave, Inc., WinStar Locate, Inc., and WinStar Wireless Fiber Corp. and, in each case, its successors and
(ii) any other Restricted Subsidiary of the Company that holds more than a DE MINIMIS amount of Telecommunications Assets.

    "Temporary Cash Investment" means any of the following: (i) direct obligations of the United States or any agency thereof or obligations fully and unconditionally guaranteed by the United States or any agency thereof; (ii) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding deposits or debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor; (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above; (iv) commercial paper, maturing not more than six months after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States, any state thereof or any foreign country recognized by the United States with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Group; and (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or Moody's Investors Service, Inc.

    "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

    "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company), other than a guarantor of the Securities, to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; PROVIDED, HOWEVER, that neither the Company nor its Restricted Subsidiaries has any Guarantee of any Indebtedness of such Subsidiary outstanding at the time of such designation and either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000,

                                       88
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that such designation would be permitted under the covenant described under
"--Covenants--Limitation on Restricted Payments." Notwithstanding the foregoing, WinStar New Media Company Inc., Non Fiction Films Inc. and WinStar Global Products, Inc. and their Subsidiaries are Unrestricted Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; PROVIDED, HOWEVER, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under the first paragraph of the covenant described under "--Covenants--Limitation on Indebtedness" and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions. Anything to the contrary contained in the Exchange Indenture notwithstanding, no Telecommunications Subsidiary may be designated an Unrestricted Subsidiary.

    "U.S. Government Obligations" means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the Exchange Debentures, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depositary receipt; PROVIDED, HOWEVER, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depositary receipt.

    "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

    "WEC" means WinStar Equipment Corp. and its successors.

    "WEC II" means WinStar Equipment II Corp. and its successors.

    "WSAC" means WinStar Switch Acquisition Corp. and its successors.

    "WSAC Credit Agreement" means the Credit Agreement dated as of October 17, 1997, among WSAC, the Lenders named therein, Credit Suisse First Boston, as documentation agent, and Salomon Brothers Inc, as syndication agent and collateral and administrative agent, as in effect from time to time.-

    "WSAC Loan" means all Indebtedness and other obligations of WSAC arising in connection with the WSAC Credit Agreement.

    "WCI Gateway" means WinStar Gateway Network, Inc. and its successors.

    "Wholly Owned" means, with respect to any Subsidiary of any Person, such Subsidiary if all of the outstanding Capital Stock in such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) is owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

                       DESCRIPTION OF OTHER CAPITAL STOCK

COMMON STOCK

    The authorized capital stock of the Company includes 200,000,000 shares of Common Stock, $.01 par value. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Although the Company has no present intention of paying any dividends, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation or dissolution of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preference of preferred shares.

    Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable.

    The Company's Certificate of Incorporation, as amended, provides for a Board of Directors divided into three classes, each of which will generally serve for a term of three years, with only one class of directors being elected in each year; provides that directors may be removed with or without cause and only by at least a majority of the capital stock of the Company entitled to vote thereon; and further requires an affirmative vote of the holders of at least two-thirds of the capital stock of the Company entitled to vote thereon to alter, amend or repeal the provisions relating to the classification of, and the removal of members from, the Board of Directors. Nominations for the Board of Directors may be made by the Company Board or by any stockholder entitled to vote for the election of directors. A stockholder entitled to vote for the election of directors at a meeting may nominate a person or persons for election as director only if written notice of such stockholder's intent to make such nomination is given to the Company's Secretary not later than sixty days in advance of such meeting. The Company's Certificate of Incorporation and By-Laws do not provide for cumulative voting rights which means that holders of more than one-half of the outstanding voting rights, voting for the election of directors, can elect all of the directors to be elected, if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of the Company's directors. A special meeting of stockholders of the Company may be called by the request of the holders of at least 10% of the outstanding capital stock of the Company entitled to vote generally in all matters.

    The registrar and the transfer agent for the Common Stock of the Company is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

OTHER PREFERRED STOCK

    The authorized capital stock of the Company includes 15,000,000 shares of "blank check" preferred stock, which may be issued from time to time in one or more series upon authorization by the Company's Board of Directors. The Board of Directors, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock (and the ability of the Board of Directors to do so without stockholder approval), while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Common Stock at a premium or otherwise adversely affect the market price of the Common Stock.

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
    SERIES A PREFERRED STOCK

    On February 6, 1997, the Company and its wholly owned subsidiary, WinStar Credit Corp. ("WCC"), entered into a Securities Purchase Agreement with certain purchasers, pursuant to which the Company and WCC agreed to sell to such purchasers an aggregate of 4,000,000 shares of the Company's 6% Series A Cumulative Convertible Preferred Stock ("Series A Preferred Stock") and warrants to purchase 1,600,000 shares of the Company's Common Stock (the "Warrants") for an aggregate purchase price of $100.0 million. The Preferred Stock Placement was consummated on February 11, 1997. The Preferred Stock Placement was conducted through Credit Suisse First Boston Corporation, which acted as placement agent and received customary fees for acting in such capacity. The principal purpose of the Preferred Stock Placement was to raise proceeds to fund the expansion of the Company's telecommunications and other operations. The Series A Preferred Stock is Junior Stock.

    Each share of Series A Preferred Stock has a stated value of $25 ("Stated Value") and entitles the holder thereof to receive from the Company dividends at a rate per annum equal to 6% of the Stated Value. Dividends accrue and are cumulative from the date of issuance and are payable in arrears quarterly as of March 31, June 30, September 30 and December 31 of each year. The Company may, at its election, pay such dividends in cash or through the issuance of additional shares of Series A Preferred Stock.

    The shares of Series A Preferred Stock are convertible into shares of Common Stock by dividing the aggregate Stated Value of the Series A Preferred Stock being converted by the Conversion Price (as defined below). Subject to certain adjustments, the "Conversion Price" will be: (i) with respect to any conversion of Series A Preferred Stock occurring prior to February 11, 1998, the lesser of
(x) $25 and (y) the average of the closing bid prices for the Common Stock for the 20 consecutive trading days immediately preceding the date of conversion and
(ii) with respect to any conversion of the Series A Preferred Stock occurring on or after February 11, 1998, the lesser of (x) $25 and (y) the average of the closing bid prices for the 20 consecutive trading days immediately preceding February 11, 1998. Notwithstanding the foregoing, if a holder of Series A Preferred Stock requests conversion at a time when the Conversion Price is less than $15, the Company may (subject to certain notice requirements), in lieu of converting such Series A Preferred Stock into shares of Common Stock, pay such holder in cash an amount equal to 110% of the Liquidation Preference (as defined below) for each share of Series A Preferred Stock requested to be converted. On February 11, 2002, any Series A Preferred Stock still outstanding shall be automatically converted into shares of Common Stock, unless the Company elects to pay cash therefor in an amount equal to the Stated Value plus all accrued and unpaid dividends thereon (the "Liquidation Preference"). Unless paid for in cash, such conversion will be effected by delivery of shares of Common Stock having a value, based upon the closing bid prices for the Common Stock for the 20 consecutive trading days ending one trading day prior to such conversion date, equal to the Liquidation Preference.

    The Warrants entitle the holders thereof to purchase an aggregate of 1,600,000 shares of Common Stock for $25 per share at any time commencing February 11, 1998 and ending February 11, 2002. The Company may accelerate the expiration date at any time after February 11, 2000 if Common Stock trades at $40 or more for a period of 20 consecutive days.

    The Company and the purchasers of the Series A Preferred Stock also entered into a Registration Rights Agreement, dated February 6, 1997 (the "Preferred Stock Registration Rights Agreement"), pursuant to which the Company currently maintains an effective registration statement under the Securities Act, registering (i) the resale of the Series A Preferred Stock and Warrants and (ii) the issuance by the Company of the shares of Common Stock issuable upon exercise of the Series A Preferred Stock and Warrants.

    As of the date of this Prospectus, after giving effect to any conversions of Series A Preferred Stock into Common Stock and the issuance of shares of Series A Preferred Stock as dividends, there were 3,910,466 shares of Series A Preferred Stock outstanding.

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
    RIGHTS TO PURCHASE SERIES B PREFERRED STOCK

    The following is a summary of the Rights Agreement dated as of July 2, 1997 (the "Rights Plan"), between the Company and Continental Stock Transfer & Trust Company, as Rights Agent, which was adopted by the Board of Directors of the Company on July 2, 1997. This summary of the Rights Plan does not purport to be complete and is qualified in its entirety by reference to the provisions of the Rights Plan.

    Under the Rights Plan, holders of Common Stock of the Company received, as a dividend, preferred stock purchase rights (the "Rights") at the rate of one Right for each share of Common Stock held as of the close of business on July 14, 1997. One Right will also attach to each share of Common Stock issued thereafter. Currently the Rights are not separate from the Common Stock and are not exercisable, and the Rights will only separate from the Common Stock and become exercisable if a person or group acquires 10% or more of the Company's outstanding Common Stock (an "Acquiring Person") or launches a tender or exchange offer that would result in ownership of 10% or more the Company's outstanding Common Stock. Each Right that is not owned by an Acquiring Person entitles the holder of the Right to buy one one-thousandth of one share (a "Unit") of Series B Preferred Stock which will be issued by the Company. If any person becomes an Acquiring Person, or if an Acquiring Person engages in certain transactions involving conflicts of interest or in a business combination in which the Company's Common Stock remains outstanding, then the Rights Plan provides that each Right, other than any Right held by the Acquiring Person, entitles the holder to purchase, for $70, Units with a market value of $140. However, if the Company is involved in a business combination in which the Company itself is not the survivor, or if the Company sells 50% or more of its assets or earning power to another person, then the Rights Plan provides that each Right entitled the holder to purchase, for $70, shares of the common stock of the Acquiring Person's ultimate parent having a market value of $140.

    At any time until ten days following the date on which a person acquires 10% or more of the Company's Common Stock, the Company may redeem all (but not less than all) of the Rights for $0.0001 per Right. The Rights expire in ten years. The Series B Preferred Stock will be junior, with respect to dividends and liquidation rights, to any other series of preferred stock of the Company. The Series B Preferred Stock has dividend and liquidation preferences over the Common Stock of the Company.

    In January 1998, a stockholder class action suit was commenced against the Company and directors (and certain former directors) and officers of the Company in the Delaware Chancery Court seeking, among other things, to invalidate certain portions of the Rights Plan and to recover unspecified damages and attorney's fees. The complaint alleges that certain provisions of the Rights Plan are not permitted under the DGCL and the Company's Certificate of Incorporation. The Company believes strongly that these allegations are without merit and that the Rights Plan was properly adopted and is valid in its entirety. The Company is reviewing its available alternatives with regard to responding to this action.

STATUTORY PROVISIONS AFFECTING STOCKHOLDERS

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless prior to the date the stockholder became an interested stockholder the board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder or unless one of two exceptions to the prohibitions are satisfied: (i) upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the Company's voting stock outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by certain directors or certain employee stock plans) or (ii) on or after the date the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote (and not by written consent) of at least two-thirds

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of the outstanding voting stock, excluding the stock owned by the interested stockholder. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation), together with affiliates and associates, owns (or, as an affiliate or associate, within three years prior, did own) 15% or more of the corporation's outstanding voting stock. It is possible that these provisions may have the effect of delaying, deterring or preventing a change in control of the Company.

                   DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

INDEBTEDNESS

    DEBT PLACEMENTS

    1997 DEBT PLACEMENT

    In March 1997, the Company and WEC issued an aggregate of $300 million of notes in the March 1997 Debt Placement, consisting of (i) $100 million of the 1997 Senior Notes, ranking PARI PASSU with the 1995 Senior Notes, and (ii) $200 million of the WEC Notes. In order to provide additional future liquidity to the Company, the Company also obtained a $150 million facility ("Facility") from affiliates of the initial purchasers involved in the March 1997 Debt Placement. In August 1997, WEC II issued, pursuant to the Facility, $50.0 million of the WEC II Equipment Notes, thereby reducing the amount available under the Facility by $50.0 million. In October 1997, the Company utilized the remaining $100 million available under the Facility, issuing an aggregate of $100 million principal amount of the October 1997 Notes in the October 1997 Debt Placement.

    The obligations of WEC and WEC II under the WEC Notes and the WEC II Notes are unconditionally guaranteed by the Company and are secured by a security interest in the equipment and other property purchased by WEC and WEC II, as the case may be, with the proceeds thereof.

    The WEC Notes bear interest at a rate of 12 1/2% per annum, payable on March 15 and September 15, commencing September 15, 1997. The WEC Notes will mature on March 15, 2004 and are redeemable on or after March 15, 2002, at the option of the Company, in whole or in part, at the redemption prices set forth herein. Additionally, in the event that by March 18, 1999, the Company has not applied $200.0 million to fund the acquisition costs of Designated Equipment (as defined in the Indentures relating to the WEC and WEC II Notes), the Company is required to redeem the WEC Notes in an aggregate principal amount equal to such shortfall at a redemption price of 112.50% of such principal amount, plus accrued interest, if any, to the date of redemption.

    The WEC II Notes bear interest at a rate of 12 1/2% per annum, payable on March 15 and September 15, commencing September 15, 1997. The WEC II Notes mature on March 15, 2004 and are redeemable on or after March 15, 2002, at the option of the Company, in whole or in part, at certain prices. Additionally, in the event that by August 8, 1999, the Company has not applied $50.0 million to fund the acquisition costs of Designated Equipment, the Company is required to redeem WEC II Equipment Notes in an aggregate principal amount equal to such shortfall at a redemption price of 112.50% of such principal amount, plus accrued interest, if any, to the date of redemption.

    The 1997 Senior Notes are unsecured, senior indebtedness of the Company, rank PARI PASSU in right of payment with all existing and future senior indebtedness of the Company, and are senior in right of payment to all existing and future subordinated indebtedness of the Company. The 1997 Senior Notes bear interest at a rate of 14 1/2% per annum. Until October 15, 2000, interest on the 1997 Senior Notes will accrue and compound semiannually, but will not be payable in cash. Interest on the Accumulated Amount (as defined in the Indenture relating to the 1997 Senior Notes) of the 1997 Senior Notes as of October 15, 2000 will be payable semiannually in cash on April 15 and October 15 of each year commencing April 15,

2001. The Senior Notes mature on October 15, 2005 and are redeemable on or after October 15, 2000, at the option of the Company, in whole or in part, at certain prices.

    The October 1997 Notes are unsecured, senior subordinated obligations of the Company, rank PARI PASSU in right of payment with the Convertible Notes and are junior in right of payment to all existing future senior indebtedness of the Company. The October 1997 Notes bear interest at a rate of 15% per annum, and are payable on March 1 and September 1, commencing September 1, 2002. Until March 1, 2002, interest on the Notes will accrue and be compounded semiannually on each SemiAnnual Interest Accrual Date (as defined in the Indenture relating to the October 1997 Notes), but will not be payable in cash. Interest on the Accumulated Amount (as defined in the Indenture relating to the October 1997 Notes) of the Notes as of March 1, 2002 will be payable semiannually commencing September 1, 2002. The Notes will mature on March 1, 2007 and are redeemable on or after March 1, 2002, at the option of the Company, in whole or in part, at certain redemption prices.

    1995 DEBT PLACEMENT

    In October 1995, the Company raised net proceeds of $214.5 million from the 1995 Debt Placement. The 1995 Notes will not accrue interest prior to October 15, 2000, nor pay cash interest prior to April 15, 2001; however, the principal value of such 1995 Notes have accreted since issuance and at maturity the 1995 Senior Notes and the Convertible Notes will have aggregate principal amounts of $294.2 million and $147.1 million, respectively. From and after October 15, 2000, the 1995 Notes will accrue interest at the rate of 14% per annum, payable semiannually in cash commencing April 15, 2001. The 1995 Notes mature on October 15, 2005.

    The Convertible Notes are convertible, at any time, at the option of the holder, into that number of shares of Common Stock derived by dividing the principal amount of the Convertible Notes being converted by $20.625. In addition, if the closing sale price of the Common Stock on the Nasdaq National Market during any twelve-month period from October 15, 1995 through October 15, 1999 (each a "Market Criteria Period") has exceeded the Market Criteria (as defined in the Indenture governing the Convertible Notes) and a registration statement with respect to Common Stock issuable upon conversion of the Convertible Notes ("Conversion Shares") is effective and available, all of the Convertible Notes automatically will be converted into Conversion Shares at the close of business on the last day of the Market Criteria Period. The Company has caused to be declared effective a registration statement registering the issuance or resale of the Conversion Shares.

    INDENTURES

    The Indentures relating to the Notes contain certain covenants which, among other things, restrict the ability of the Company and certain of its subsidiaries to: incur additional indebtedness; create liens; engage in sale-leaseback transactions; pay dividends or make distributions in respect of their capital stock; make investments or certain other restricted payments; sell assets; issue or sell stock of such subsidiaries; enter into transactions with stockholders or affiliates; acquire assets or businesses not constituting "telecommunications assets" (as defined in the Indentures relating to the 1995 Notes); or consolidate, merge or sell all or substantially all of their assets. The covenants contained in the Indentures are subject to exceptions and the Company's new media and consumer products subsidiaries are not subject to many of the covenants contained therein, although the Company's ability to make additional investments in such subsidiaries is limited.

    EQUIPMENT LEASE FINANCINGS AND CREDIT LINES

    In September 1995, the Company's wholly owned subsidiary, WinStar Wireless, Inc. ("WinStar Wireless") entered into an equipment lease financing arrangement (the "Equipment Lease Financing") with ML Investors Services, Inc. ("ML"), pursuant to which ML has made available $7.0 million in equipment financing. Pursuant to a master lease agreement between WinStar Wireless and ML entered into in connection with the Equipment Lease Financing, WinStar Wireless has leased transceivers and related network equipment from ML or its assignee at the rate of 2.2753% of the equipment value per month (a return of approximately 13% per annum to the lessor), which lease payment obligations are non-cancelable for sixty months. After twelve months WinStar Wireless may purchase the equipment at scheduled rates which decline over the term of the lease and provide for a return of approximately 15% per annum to the lessor. WinStar Wireless' obligations under the lease are guaranteed by the Company. As additional consideration for providing the Equipment Lease Financing, the Company has issued to ML options to purchase 55,000 shares of Common Stock at an exercise price of $17.125 per share and options to purchase 15,000 shares of Common Stock at an exercise price of $18.0625 per share.

    In November 1994, WinStar Gateway entered into a Loan and Security Agreement ("CIT Loan Agreement") with The CIT Group/Credit Finance, Inc. ("CIT"), pursuant to which CIT agreed to make a $5.0 million revolving credit facility (the "CIT Credit Facility") available to WinStar Gateway until November 1998 as extended. Pursuant to the terms of the CIT Loan Agreement, borrowings are limited to 90% of the most eligible accounts receivable with eligibility of certain types of accounts receivable limited to 80% and 50% (less appropriate reserves as determined by CIT). In addition, WinStar Gateway is prohibited from paying dividends to the Company. The Company also is party to a keepwell agreement requiring the Company to make a monthly contribution to WinStar Gateway in an amount equal to the amount by which WinStar Gateway's net income (loss) before depreciation and amortization minus its capital expenditures is less than zero for a particular month. Borrowings bear interest at a rate of 1.75% in excess of the prime commercial lending rate of The Chase Manhattan Bank, N.A. subject to increase if WinStar Gateway's or the Company's net worth (as defined) drops below specified amounts, and are secured by a lien on all of WinStar Gateway's assets as well as a guarantee by the Company as to the first $2.2 million in borrowings. The CIT Loan Agreement also provides for certain underutilization fees and subordinates a $5 million revolving credit facility made by the Company to WinStar Gateway. As additional consideration for providing the CIT Credit Facility, the Company issued to CIT warrants to purchase 50,000 shares of Common Stock, which warrants have been exercised.

    In August 1996, WinStar Global Products entered into an Amended and Restated Credit and Security Agreement (as amended, the "Credit Agreement") with IBJ Schroder Bank & Trust Company ("IBJ"), pursuant to which IBJ agreed to make a $10.0 million revolving credit facility (the "Revolving Credit Facility") and a $250,000 Letter of Credit facility (included within the Revolving Credit Facility) available to WinStar Global Products until August 8, 1999. Pursuant to the terms of the Credit Agreement, borrowings are limited to an amount equal to the sum of (a) 85% of eligible accounts receivable plus (b) the lesser of 50% of eligible inventory or $4,500,000 plus (c) for the period commencing March 1 of each year through January 31 of the following year, $3.0 million (the "Overadvance"). Borrowings bear interest at a rate of 0.75% in excess of the base lending rate of IBJ and are secured by a lien on all of the assets of WinStar Global Products as well as a guaranty by the Company of any amounts borrowed as an Overadvance. The Credit Agreement also requires the payment of certain periodic fees by WinStar Global Products, contains certain affirmative and negative covenants including restrictions upon WinStar Global Products' ability to pay dividends or make other payments to the Company and subordinates a $3.1 million loan made by the Company to WinStar Global Products. The Credit Agreement amends and restates a loan agreement providing a $6.0 million credit facility from Century Business Credit Corporation ("Century") which was established in 1994 and assigned (including all security interests and a $3.0 million guaranty given by the Company) by Century to IBJ.

    In October 1997, WinStar Switch Acquisition Corp. ("WSAC"), a wholly owned subsidiary of the Company, consummated a purchase of certain telecommunications assets (the "Assets") from US ONE. The Assets included 12

    Lucent Class 5 switching systems and other nonswitch assets. The transaction required and received the approval of the United States Bankruptcy Court, District of Delaware ("Court"), because US ONE is a

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debtor in possession under Chapter 11 of the United States Bankruptcy Code of
1978, as amended. The aggregate purchase price paid for the Assets was approximately $81.1 million, of which approximately $61.1 million was paid in cash at the closing of the asset purchase and $20 million of which is payable by the Company and WSAC in cash and/or shares of the common stock of the Company, at the Company's discretion, on the effective date of US ONE's confirmed plan of reorganization. In order to finance the cash portion of the purchase price and to pay certain expenses, on the Closing Date, WSAC borrowed $62.25 million from certain affiliates of the Initial Purchasers, Salomon Brothers Holding Company Inc. and Credit Suisse First Boston, which borrowings were repaid with proceeds obtained from the December 1997 Preferred Stock Placement.

    The Company's subsidiaries have entered into, and will continue to seek, financing arrangements with respect to equipment, including telecommunications switches, 38 GHz radios and other related equipment. The Company's subsidiary, WinStar Telecommunications, Inc., consummated a $3.1 million sale/leaseback of its New York City switch in December 1996 and a $3.8 million sale/leaseback of its Los Angeles switch in April 1997 and borrowed approximately $3.3 million from a third party lender in connection with its purchase of its Chicago switch in March 1997. In May 1997, the Company's subsidiary, WinStar Wireless, Inc., consummated a $10 million sale/leaseback of 38 GHz radios. The Company may enter into additional financing arrangements for switches, radios and other equipment on similar terms in the future.

WINSTAR NEW MEDIA CREDIT FACILITY

    In January 1998, the Company's wholly-owned subsidiary, WinStar New Media Company, Inc. ("WNM"), and certain of its subsidiaries (the "Guarantors") entered into a Loan, Security and Guaranty Agreement ("Loan Agreement") with ING (U.S.) Capital Corporation ("ING"), as Agent and Lender.

    Under the Loan Agreement, WNM may borrow up to $15 million outstanding at any one time, either in the form of revolving loans or by the issuance of letters of credit. Borrowings outstanding under the Loan Agreement may not be made in excess of the amount of the "Borrowing Base" determined pursuant to the Loan Agreement. All of WNM's obligations under the Loan Agreement are guaranteed by the Guarantors and are secured by substantially all of the assets of WNM and the Guarantors (together, the "Credit Parties"), including the capital stock of the Guarantors, and products and proceeds thereof.

    Revolving loans bear interest at either .25% per annum above the prime rate (the "Base Rate") or at 2.75% per annum above the London Inter Bank Offering Rate ("LIBOR") in effect at the time an advance is made. Amounts drawn by beneficiaries of a letter of credit bear interest at the Base Rate.

    This facility matures and all outstanding loans are payable in full on January 26, 2001. If any of the Credit Parties receives any net cash proceeds from other permitted borrowings, offerings and sales of equity securities generating gross proceeds in excess of $25 million cumulatively or a sale, lease, transfer or other disposition of its property other than in the ordinary course of business, such net cash proceeds must be used to repay principal of revolving loans and, in such event, the $15 million total commitment of the lenders will be reduced by the amount of such prepayment.

    The Loan Agreement contains certain affirmative and negative covenants of the Credit Parties typical of a transaction of this type, including financial covenants which require WNM to maintain specified levels of minimum net worth and tangible net worth, and to not exceed certain specified levels of selling, general and administrative expenses and corporate overhead allocations. It will be an Event of Default if, until such time as WNM has obtained aggregate cash proceeds of at least $10 million from issuance of new equity, the Company shall have less than $75 million cash on hand or if it be subject to any contractual or other restriction which would prevent it from making additional investments of at least $6 million in WNM.

    The Loan Agreement also contains customary Events of Default, including the occurrence of a "Change of Control," which is defined to be a transaction or event as a result of which the Company ceases

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to own beneficially at least 66% of the issued and outstanding or fully diluted capital stock of WNM or another person or group acquires more than 50% of the issued and outstanding or fully diluted capital stock of the Company.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSEEQUENCES

    The following is a general discussion of the material U.S. Federal income tax considerations applicable to the exchange of Old Preferred Stock for New Preferred Stock, and applicable to holders of the Exchangeable Preferred Stock in general. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), regulations of the Treasury Department, administrative rulings and pronouncements of the Internal Revenue Service (the "IRS") and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect. The discussion does not deal with all aspects of U.S. Federal income taxation that may be relevant to particular investors in light of their personal investment circumstances (for example, to persons holding the Exchangeable Preferred Stock as part of a conversion transaction or as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes), nor does it discuss U.S. Federal income tax considerations applicable to certain types of investors subject to special treatment under the U.S. Federal income tax laws (for example, insurance companies, tax-exempt organizations, financial institutions or broker-dealers, taxpayers subject to the alternative minimum tax or non U.S. holders). In addition, the discussion does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular investor. The discussion assumes that investors are U.S. Holders (as defined below) that will hold the Exchangeable Preferred Stock as capital assets within the meaning of Section 1221 of the Code. EACH POTENTIAL INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE EXCHANGEABLE PREFERRED STOCK OR EXCHANGE DEBENTURES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

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    The following discussion is limited to the U.S. Federal income tax consequences relevant to a holder of Exchangeable Preferred Stock that is (i) a citizen or resident (as defined in Section 7701(b) (1) of the Code) of the United States, (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any State thereof (including the District of Columbia), (iii) an estate or trust described in
Section 7701 (a) (30) of the Code, or (iv) a person whose worldwide income or gain is otherwise subject to U.S. Federal income taxation on a net income basis (a "U.S. Holder").

THE EXCHANGE OFFER

    The exchange of Old Preferred Stock for New Preferred Stock will not constitute a recognition event for federal income tax purposes. Consequently, no gain or loss will be recognized by a holder on the exchange. Immediately after the exchange, a holder's adjusted tax basis in the New Preferred Stock will be the same as the holder's adjusted basis in the Old Preferred Stock immediately before the exchange. A holder will be considered to have held the New Preferred Stock from the time the holder originally acquired the Old Preferred Stock. Dividends on each share of New Preferred Stock will accrue from the last Dividend Payment Date on the Old Preferred Stock. No additional dividends will be paid on the Old Preferred Stock tendered and accepted for exchange.

EXCHANGEABLE PREFERRED STOCK AND EXCHANGE DEBENTURES

    DISTRIBUTIONS IN GENERAL

    Distributions with respect to the Exchangeable Preferred Stock will be treated as dividends (taxable as ordinary income) to the extent of the current and accumulated earnings and profits of the Company. To the extent that the amount of a distribution with respect to the Exchangeable Preferred Stock exceeds the current and accumulated earnings and profits of the Company, it will be treated first as a tax-free return of capital to the extent of the holder's basis in the Exchangeable Preferred Stock, and thereafter as capital gain from the sale of the Exchangeable Preferred Stock (taxable as described below under "Sale, Redemption or Other Taxable Disposition of Exchangeable Preferred Stock"). The Company does not currently have any current or accumulated earnings and profits, and cannot accurately predict when it will have earnings and profits.

    A holder that is a corporation otherwise entitled to the dividends-received deduction as provided in Section 243 of the Code will be entitled to that deduction (generally at a 70% rate) with respect to amounts treated as dividends on the Exchangeable Preferred Stock but will not be entitled to that deduction with respect to amounts treated as a return of capital or capital gain. In addition, the benefit of a dividends-received deduction may be reduced by the corporate alternative minimum tax. In determining entitlement to the dividends-received deduction, corporate holders should also consider the provisions of Sections 246(c), 246A and 1059 of the Code and Treasury Regulations promulgated thereunder, and IRS rulings and administrative pronouncements relating to such Code provisions. Under current law as amended by certain legislation recently enacted by Congress (the "New Legislation"),
Section 246(c) of the Code disallows the dividends-received deduction in its entirety if the holder does not hold the stock for at least a 90 day continuous period beginning 45 days prior to the date such holder becomes entitled to receive each dividend on the stock. The New Legislation also requires immediate recognition of gain under Section 1059 of the Code to the extent that the non-taxed portion of a dividend exceeds a corporate shareholder's tax basis in the Exchangeable Preferred Stock, rather than deferring such gain until the sale of such Exchangeable Preferred Stock. The New Legislation also increases the holding period of Exchangeable Preferred Stock required for purposes of the dividends-received deduction. Section 246(c)(4) of the Code provides that a holder may not count toward this minimum holding period any period in which the holder (i) has, among other things, an option to sell Exchangeable Preferred Stock which it owns, (ii) is under a contractual obligation to sell Exchangeable Preferred Stock which it owns, (iii) has made (and not closed) a short sale of substantially identical stock or securities, or (iv) has diminished its risk of loss by holding one or more positions with respect to substantially similar or related property. Section 246A of the Code contains the "debt-financed portfolio stock" rules, under which the dividends-received deduction could be reduced to the extent that a holder incurs indebtedness directly attributable to its investment in the Exchangeable Preferred Stock.

    EXCESSIVE REDEMPTION PRICE

    Under Section 305 of the Code and Treasury Regulations authorized thereunder, if the redemption price of Exchangeable Preferred Stock exceeds its issue price (I.E., its fair market value at its date of original issue) by more than a DE MINIMIS amount, such excess may be treated as a constructive distribution that will be treated in the same manner as distributions described above under "Distributions in General." A holder of such Exchangeable Preferred Stock is required to treat such excess as a constructive distribution received by the holder over the life of such stock under a constant interest (economic yield) method that takes into account the compounding of yield. It is anticipated that the mandatory redemption price of the Exchangeable Preferred Stock will not exceed such Exchangeable Preferred Stock issue price by more than a DE MINIMIS amount.

    SALE, REDEMPTION OR OTHER TAXABLE DISPOSITION OF THE EXCHANGEABLE PREFERRED
     STOCK

    Upon a sale or other taxable disposition (but not including on exchange of Exchangeable Preferred Stock for Exchange Debentures or other redemption), a holder generally will recognize capital gain or loss for U.S. Federal income tax purposes (except to the extent of cash payments received on the disposition that are attributable to accrued dividends, which will be treated in the same manner as distributions described above under "Distributions in General") in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received upon such sale or other taxable disposition and (ii) the holder's adjusted tax basis in the Exchangeable Preferred Stock being disposed. Under New Legislation, any gain or loss on the sale, exchange or retirement of the Exchangeable Preferred Stock held by individual taxpayers for (i) one year or less shall be treated as short-term capital gain or loss, (ii) more than one year but not more than 18 months shall be subject to a maximum tax rate of 28 percent, (iii) more than 18 months shall be subject to a maximum tax rate of 20 percent, and (iv) beginning in the year 2006, the Exchangeable Preferred Stock acquired after the year 2000 and held for at least five years shall be taxed at a maximum rate of 18 percent.

    A holder's initial tax basis in the Exchangeable Preferred Stock generally will be the price such holder paid for such Exchangeable Preferred Stock.

    Gain or loss recognized by a holder on a redemption of the Exchangeable Preferred Stock would be treated as a sale or exchange and therefore qualify for the treatment described above if, taking into account stock that is actually or constructively owned under the constructive ownership rules of Section 318 of the Code by such holder, either (i) the holder's interest in the stock of the Company is completely terminated as a result of the redemption or (ii) the redemption is "not essentially equivalent to a dividend." Under Section 318 of the Code, a person generally will be treated as the owner of stock of the Company owned by certain related parties or certain entities in which the person owns an interest and stock that a holder could acquire through exercise of an option. Whether a redemption is not essentially equivalent to a dividend depends on each holder's facts and circumstances, but in any event requires a "meaningful reduction" in such holder's equity interest in the Company. A holder of the Exchangeable Preferred Stock who sells some or all of the stock of the Company owned by it may be able to take such sales into account to satisfy one of the foregoing conditions. Conversely, a holder who purchases additional shares of stock of the Company may be required to take such shares into account in determining whether any of the foregoing conditions are satisfied.

    If none of the above conditions is satisfied, the entire amount of the cash (or property) received on a redemption will be treated as a distribution (without offset by the holder's tax basis in the redeemed shares), which will be treated in the same manner as distributions described above under "Distributions in

General." In such case, the holder's basis in the redeemed the Exchangeable Preferred Stock would be transferred to the holder's remaining shares of the Company stock (if any). If the holder does not retain any shares of the Company stock, such basis may be entirely lost.

    A redemption of Exchangeable Preferred Stock for Exchange Debentures will be subject to the same general rules as a redemption for cash, as described above, except that the amount of the redemption proceeds will be determined based upon the issue price of the Exchange Debentures. The issue price of such Exchange Debentures generally will be the fair market value of such Exchange Debentures on their issue date, provided that such Exchange Debentures are traded on an established securities market within thirty days either prior to or following such issue date. If the Exchangeable Preferred Stock, but not the Exchange Debentures issued therefor, is traded on an established securities market within either thirty days prior to or following the issue date of the Exchange Debentures, then the issue price of such Exchange Debentures will be the fair market value of the Exchangeable Preferred Stock exchanged therefor. In the event that neither the Exchangeable Preferred Stock nor the Exchange Debentures is traded on an established securities market within the applicable period, the issue price of the Exchange Debentures will be their stated principal amount -- generally their face value -- unless the Exchange Debentures do not bear "adequate stated interest" within the meaning of Section 1274 of the Code, in which case the issue price of such Exchange Debentures generally will be an amount equal to the sum of the present values of all payments due under the Exchange Debentures, determined using a discount rate equal to the applicable Federal rate ("AFR") (discussed further under "Applicable High-Yield Discount Obligation" below). Additionally, any gain recognized on a redemption of Exchangeable Preferred Stock for Exchange Debentures may be eligible for deferral under the installment sale method, subject to a $5 million dollar limitation and provided that neither the Exchangeable Preferred Stock nor the Exchange Debentures are readily tradeable on an established securities market. The Company does not anticipate that either the Exchangeable Preferred Stock or the Exchange Debentures will be readily tradeable on an established securities market.

TAXATION OF THE EXCHANGE DEBENTURES

    INTEREST ON THE EXCHANGE DEBENTURES

    With respect to any Exchange Debenture issued after December 15, 2002, a holder of an Exchange Debenture will be required to report stated interest earned on the Exchange Debenture as ordinary interest income for U.S. Federal income tax purposes in accordance with such holder's method of tax accounting.

    ORIGINAL ISSUE DISCOUNT

    Some or all of the Exchange Debentures may be considered issued with original issue discount for U.S. Federal income tax purposes. In general, original issue discount on the Exchange Debentures, defined as the excess of "stated redemption price at maturity" over "issue price," must be included in a holder's gross income in advance of the receipt of cash representing that income (regardless of whether the holder is a cash or accrual method taxpayer).

    The "issue price" of an Exchange Debenture will depend on whether the Exchange Debenture or the Exchangeable Preferred Stock is traded on an established securities market as discussed above under "Sale, Redemption or Other Taxable Disposition of Exchangeable Preferred Stock." The "stated redemption price at maturity" of the Exchange Debentures will equal their principal amount at maturity plus, in the case of an Exchange Debenture issued on or prior to December 15, 2002, the aggregate amount of the stated interest payable on such Exchange Debentures.

    The Company will report annually to the IRS and to record holders of the Exchange Debentures information with respect to original issue discount accruing during the calendar year.

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
    A holder of an Exchange Debenture will be required to include in gross income for U.S. Federal income tax purposes the sum of the "daily portions" of original issue discount with respect to the Exchange Debenture for each day of the taxable year during which such holder holds the Exchange Debenture. The daily portions of original issue discount with respect to an Exchange Debenture are determined by allocating to each day in an "accrual period" a ratable portion of the original issue discount allocable to such accrual period. Accrual periods with respect to an Exchange Debenture may be any set of periods (which may be of varying lengths) selected by a holder provided that (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Exchange Debenture occurs on either the first or final day of an accrual period.

    The amount of original issue discount allocable to each accrual period equals the amount determined by multiplying the "adjusted issue price" of the Exchange Debenture at the beginning of the accrual period by the yield to maturity of the Exchange Debenture (I.E., the discount rate that, when applied to all payments under the Exchange Debenture, including payments of stated interest or principal, results in a present value equal to the issue price). The "adjusted issue price" at the beginning of any accrual period is the issue price of the Exchange Debenture, plus the amount of original issue discount taken into account for all prior accrual periods, minus the amount of all cash payments previously made on the Exchange Debenture (including payments of stated interest). This constant yield method of determining the amount of original issue discount included in income for any period generally will require a holder of an Exchange Debenture to include increasing amounts of original issue discount in income in successive accrual periods. The holder will not be required to recognize as additional income payments of stated interest to the extent such payments are already taken into account as original issue discount.

    BOND PREMIUM

    If the holder's basis in the Exchange Debentures exceeds the amount payable at the maturity date, such excess will be deductible by the holder of the Exchange Debentures as amortizable bond premium over the term of the Exchange Debentures under a yield-to-maturity formula if the holder has already made an election under Section 171 of the Code. An election under Section 171 of the Code is (i) available only if the Exchange Debentures are held as capital assets, (ii) is revocable only with the consent of the IRS, and (iii) applies to all obligations owned or subsequently acquired by the holder on or after the first day of the taxable year in which such election applies. To the extent that the excess is deducted as amortizable bond premium, the holder's adjusted tax basis in the Exchange Debentures will be reduced. Current Treasury Regulations under Section 171 of the Code provide that the amortizable bond premium will offset interest income on the Exchange Debentures and will not be treated as a separate deduction item. However, Proposed Regulations under Section 171 of the Code would conform the treatment of amortizable bond premium to the treatment of original issue discount.

    SALE OR REDEMPTION

    A holder generally will recognize taxable gain or loss upon the sale, exchange, retirement or other taxable disposition of' an Exchange Debenture equal to the difference between the amount realized upon such disposition (other than amounts attributable to stated interest not included in the stated redemption price at maturity of such Exchange Debentures) and its adjusted tax basis in the Exchange Debenture. A holder's adjusted tax basis in an Exchange Debenture will equal the issue price of such Exchange Debentures, increased by accrued original issue discount previously included in the holder's gross income with respect to the Exchange Debenture, and decreased by any cash payments (including payments of stated interest) made with respect thereto.

    APPLICABLE HIGH-YIELD DISCOUNT OBLIGATION

    The original issue discount on any obligation that constitutes an "applicable high yield discount obligation" is not deductible until paid. An "applicable high yield discount obligation" is any debt

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instrument that (i) has a maturity date which is more than five years from the date of issue, (ii) has a yield to maturity which equals or exceeds the AFR (as set forth in Section 1274(d) of the Code) for the calendar month in which the obligation is issued plus five percentage points and (iii) has "significant original issue discount." The AFR is an interest rate announced monthly by the IRS, that is based on the yield of debt obligations issued by the U.S. Treasury. A debt instrument generally has "significant original issue discount" if the aggregate amount (including original issue discount) that would be includable in gross income with respect to the debt instrument for periods before the close of any accrual period that ends more than five years after the date of issue exceeds the sum of (i) the aggregate amount of interest to be paid on the instrument before the close of' such accrual period and (ii) the product of the issue price of the instrument and its yield to maturity. Moreover, if the debt instrument's yield to maturity exceeds the AFR plus six percentage points, a ratable portion of the issuing corporation's deduction for original issue discount (the "Disqualified Original Issue Discount") (based on the portion of the yield to maturity that exceeds the applicable Federal rate plus six percentage points) will be denied. For purposes of the dividends-received deduction under Section 243 of the Code, the Disqualified Original Issue Discount will be treated as a dividend to the extent it would have been so treated had such amount been distributed by the Company with respect to its stock. Whether the Exchange Debentures will constitute applicable high yield debt obligations will depend upon the facts and circumstances existing at the time of their issuance.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    Information reporting and backup withholding may apply to certain non-corporate holders with respect to payments by the Company of dividends on the Exchangeable Preferred Stock or payments of interest on the Exchange Debentures. Such payments will be subject to backup withholding at a rate of 31 percent unless the beneficial owner of such security supplies the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding. In addition, if the Exchangeable Preferred Stock or Exchange Debentures are sold to (or through) a "broker," the broker may be required to withhold 31 percent of the entire sales price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (it) the seller provides, in the required manner, certain identifying information. Such a sale must also be reported by the broker to the IRS, unless the broker determines that the seller is an exempt recipient. The term "broker" as defined by Treasury Regulations includes all persons who, in the ordinary course of their business, stand ready to effect sales made by others.

    Any amount withheld under backup withholding rules from a payment to a holder is allowable as a credit against the holder's U.S. Federal income tax, which may entitle the holder to a refund, provided that the holder furnishes the required information to the IRS. In addition, certain penalties may be imposed by the IRS on a holder who is required to supply information but does not do so in the proper manner.

    THE FOREGOING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH PURCHASER OF THE EXCHANGEABLE PREFERRED STOCK OR HOLDER OF EXCHANGE DEBENTURES SHOULD CONSULT WITH ITS OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH PURCHASER FROM THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE EXCHANGEABLE PREFERRED STOCK OR EXCHANGE DEBENTURES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

    The Company has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the New Preferred Stock issued pursuant to the Exchange Offer in exchange for the Old Preferred Stock may be offered for sale, resold or otherwise transferred by any

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holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the New Preferred Stock issued pursuant to the Exchange Offer in exchange for Old Preferred Stock may be offered for resale, resold and otherwise transferred by any holder of such New Preferred Stock (except in the case of broker-dealers, as set forth below) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Preferred Stock is acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such New Preferred Stock. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Preferred Stock may not rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each broker-dealer that receives New Preferred Stock for its own account in exchange for Old Preferred Stock, where such Old Preferred Stock was acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Stock.

    The Company will not receive any proceeds from any sale of New Preferred Stock by broker-dealers. New Preferred Stock received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Preferred Stock or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Preferred Stock. Any broker-dealer that resells New Preferred Stock that was received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Preferred Stock may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Preferred Stock and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by, acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 90 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incidental to the Exchange Offer (including the reasonable fees and disbursements of one counsel for the holders of the Exchangeable Preferred Stock) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Exchangeable Preferred Stock (including certain broker-dealers) against certain liabilities, including certain liabilities under the Securities Act.

    Each holder of the Old Preferred Stock who wishes to exchange its Old Preferred Stock for New Preferred Stock in the Exchange Offer will be required to make certain representations to the Company as set forth in "The Exchange Offer -- Terms and Conditions of the Letter of Transmittal." The Company has not entered into any arrangement or understanding with any person to distribute the New Preferred Stock to be received in the Exchange Offer and, as of the Expiration Date, to the best of the Company's information and belief, each person participating in the Exchange Offer will be acquiring the New Preferred Stock in its ordinary course of business and will not have any arrangement or understanding with any person to participate in the distribution of the New Preferred Stock to be received in the Exchange Offer.

                                 LEGAL MATTERS

    The validity of the New Preferred Stock will be passed upon for the Company by Graubard Mollen & Miller, New York, New York. Certain partners and employees of Graubard Mollen & Miller are holders of shares of the Common Stock of WinStar Communications, Inc.

                                    EXPERTS

    The consolidated financial statements of the Company as of December 31, 1995 and 1996 and for the years ended February 28, 1995, December 31, 1996 and the ten months ended December 31, 1995 and the financial statements of Milliwave Limited Partnership as of December 31, 1995 and 1996 and for the period April 25, 1995 (inception) through December 31, 1995 and for the year ended December 31, 1996 incorporated by reference into this Prospectus have been audited by Grant Thornton LLP, independent certified public accountants, to the extent and for the periods indicated in their reports thereon.

    The consolidated financial statements of Midcom as of and for each of the three years in the period ended December 31, 1996 included in this Prospectus have been so included in reliance on the report of Ernst & Young LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
MIDCOM COMMUNICATIONS, INC. CONSOLIDATED FINANCIAL STATEMENTS
  Report of Ernst & Young LLP, Independent Auditors........................................................        F-2
  Consolidated Balance Sheets as of December 31, 1996 and 1995.............................................        F-3
  Consolidated Statements of Operations for the years ended December 31, 1996, 1995 and 1994...............        F-4
  Consolidated Statements of Shareholders' Equity (Deficit) for the years ended December 31, 1996, 1995 and
    1994...................................................................................................        F-5
  Consolidated Statements of Cash Flows for the years ended December 31, 1996,1995 and 1994................        F-6
  Notes to Consolidated Financial Statements...............................................................        F-7

MIDCOM COMMUNICATIONS, INC. UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
  Condensed Consolidated Balance Sheet as of September 30, 1997......................       F-25
  Condensed Consolidated Statements of Operations, Nine Months Ended September 30,
    1996.............................................................................       F-26
  Condensed Consolidated Statements of Cash Flows, Nine Months Ended September 30,
    1996 and 1997....................................................................       F-27
  Notes to Condensed Consolidated Financial Statements...............................       F-28
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
  Unaudited Pro Forma Condensed Consolidated Financial Statements....................       F-36
  Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30,
    1997.............................................................................       F-37
  Unaudited Pro Forma Condensed Consolidated Statement of Operations, Nine Months
    Ended September 30, 1997.........................................................       F-38
  Unaudited Pro Forma Condensed Consolidated Statement of Operations, Year Ended
    December 31, 1996................................................................       F-40
  Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements...........       F-42

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Shareholders and Board of Directors
MIDCOM Communications Inc.

    We have audited the accompanying consolidated balance sheets of MIDCOM Communications Inc. as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1996. Our audits also included the financial statement schedule listed in the Index at
Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MIDCOM Communications Inc. at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

    The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses and has a shareholders' deficit. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                          ERNST & YOUNG LLP

Seattle, Washington
March 21, 1997

                           MIDCOM COMMUNICATIONS INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                                DECEMBER 31,
                                                                                          ------------------------
                                                                                             1996         1995
                                                                                          -----------  -----------

                                                                                           (IN THOUSANDS, EXCEPT
                                                                                                SHARE DATA)
                                         ASSETS
Current assets:
  Cash and cash equivalents.............................................................  $    30,962  $     1,083
  Accounts receivable, less allowance for doubtful accounts of $7,802 and $10,581 in
    1996 and 1995, respectively.........................................................       16,969       51,814
  Due from related parties..............................................................      --               502
  Prepaid expenses and other current assets.............................................        1,548        2,510
                                                                                          -----------  -----------
      Total current assets..............................................................       49,479       55,909
  Investments in and advances to joint venture..........................................      --             2,000
  Furniture, equipment and leasehold improvements, net..................................       11,045       13,719
  Intangible assets, less accumulated amortization of $39,532 and $12,812 in 1996 and
    1995, respectively..................................................................       15,547       60,781
  Other assets, net.....................................................................        3,852          922
                                                                                          -----------  -----------
      Total assets......................................................................  $    79,923  $   133,331
                                                                                          -----------  -----------
                                                                                          -----------  -----------

                     LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable......................................................................  $     3,179  $     6,624
  Carrier accounts payable..............................................................       17,143       32,534
  Accrued expenses......................................................................       10,006       10,051
  Notes payable.........................................................................        9,680       14,576
  Interest payable......................................................................        2,932          335
  Current portion of long-term obligations..............................................        3,314       41,721
                                                                                          -----------  -----------
      Total current liabilities.........................................................       46,254      105,841
Long-term obligations, less current portion.............................................       99,153        1,844
Other long-term liabilities.............................................................        3,800        1,847
Commitments and contingencies
Shareholders' equity (deficit):
  Preferred stock, $.0001 par value, 10,000,000 shares authorized no shares issued or
    outstanding.........................................................................      --           --
  Common stock, $.0001 par value, 90,000,000 shares authorized, 15,803,242 and
    15,128,829 shares issued and outstanding in 1996 and 1995, respectively.............       68,330       62,400
  Deferred stock option compensation....................................................       (1,707)         (13)
  Accumulated deficit...................................................................     (135,907)     (38,588)
                                                                                          -----------  -----------
      Total shareholders' equity (deficit)..............................................      (69,284)      23,799
                                                                                          -----------  -----------
      Total liabilities and shareholders' equity (deficit)..............................  $    79,923  $   133,331
                                                                                          -----------  -----------
                                                                                          -----------  -----------

          See accompanying notes to consolidated financial statements.

                           MIDCOM COMMUNICATIONS INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1996        1995        1994
                                                                               ----------  ----------  ----------

                                                                                (IN THOUSANDS, EXCEPT PER SHARE
                                                                                             DATA)
Revenue......................................................................  $  148,777  $  203,554  $  111,699
Cost of revenue..............................................................     107,950     139,546      79,044
                                                                               ----------  ----------  ----------
                                                                                   40,827      64,008      32,655
Operating expenses:
  Selling, general and administrative........................................      65,025      62,061      27,697
  Depreciation...............................................................       5,966       4,481       1,477
  Amortization...............................................................      26,721       9,309       2,657
  Restructuring charge.......................................................       2,220      --          --
  Contract settlement........................................................       8,800      --          --
  Loss on impairment of assets...............................................      20,765      11,830      --
                                                                               ----------  ----------  ----------
Total operating expenses.....................................................     129,497      87,681      31,831
                                                                               ----------  ----------  ----------
Operating income (loss)......................................................     (88,670)    (23,673)        824
Other income (expense):
  Equity in loss of joint venture............................................      --             (52)       (458)
  Other income (expense).....................................................          77        (338)       (430)
  Interest expense...........................................................      (8,726)     (5,288)     (2,531)
  Interest expense--shareholders.............................................      --          --            (434)
                                                                               ----------  ----------  ----------
Loss before extraordinary item...............................................     (97,319)    (29,351)     (3,029)
Extraordinary item: loss on early redemption of debt.........................      --          (4,067)     --
                                                                               ----------  ----------  ----------
Net loss.....................................................................  $  (97,319) $  (33,418) $   (3,029)
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Per share amounts:
Loss before extraordinary item...............................................  $    (6.27) $                (2.42)
Extraordinary item...........................................................      --           (0.34)     --
                                                                               ----------  ----------  ----------
Net loss.....................................................................  $    (6.27) $                (2.76)
                                                                               ----------  ----------  ----------
Shares used in calculating per share data....................................      15,529      12,101       9,930
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

          See accompanying notes to consolidated financial statements.

                           MIDCOM COMMUNICATIONS INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                                                                             TOTAL
                                                                              DEFERRED                   SHAREHOLDERS'
                                                    NUMBER       COMMON     STOCK OPTION   ACCUMULATED      EQUITY
                                                   OF SHARES      STOCK     COMPENSATION     DEFICIT       (DEFICIT)
                                                  -----------  -----------  -------------  ------------  -------------
                                                                             (IN THOUSANDS)
Balance at January 1, 1994......................       8,011    $     502     $    (104)    $   (6,963)   $    (6,565)
  Conversion from S corporation to C
    corporation.................................      --           (7,679)       --              7,679        --
  Stock issued in acquisition...................         114        1,040        --             --              1,040
  Compensation attributable to stock options
    vesting.....................................      --           --                20         --                 20
  Stock option forfeitures......................      --              (54)           50         --                 (4)
  Issuance of common stock warrant..............      --            3,500        --             --              3,500
  Distributions by acquired company.............      --           --            --             (1,266)        (1,266)
  Net loss for the year.........................      --           --            --             (3,029)        (3,029)
                                                  -----------  -----------  -------------  ------------  -------------
Balance at December 31, 1994....................       8,125       (2,691)          (34)        (3,579)        (6,304)
  Issuance of compensatory stock options........      --              268        --             --                268
  Stock issued in acquisitions..................         500        4,757        --             --              4,757
  Compensation attributable to stock options
    vesting.....................................      --           --                21         --                 21
  Stock issued in initial public offering.......       5,456       54,182        --             --             54,182
  Stock issued in customer base acquisitions....         331        5,120        --             --              5,120
  Stock issued for exercise of stock options and
    warrants and employee stock purchase plan...         717          442        --             --                442
  Distributions by acquired company.............      --           --            --             (1,269)        (1,269)
  Conversion of acquired company from S
    corporation to C corporation................      --              322        --               (322)       --
  Net loss for the year.........................      --           --            --            (33,418)       (33,418)
                                                  -----------  -----------  -------------  ------------  -------------
Balance at December 31, 1995....................      15,129       62,400           (13)       (38,588)        23,799
  Stock issued in acquisitions..................         107          933        --             --                933
  Stock issued for exercise of stock options and
    employee stock purchase plan................         567        2,861        --             --              2,861
  Issuance of compensatory stock options........      --            2,136        (2,136)        --            --
  Compensation attributable to stock options
    vesting.....................................      --           --               442         --                442
  Net loss for the year.........................      --           --            --            (97,319)       (97,319)
                                                  -----------  -----------  -------------  ------------  -------------
Balance at December 31, 1996....................      15,803    $  68,330     $  (1,707)    $ (135,907)   $   (69,284)
                                                  -----------  -----------  -------------  ------------  -------------
                                                  -----------  -----------  -------------  ------------  -------------

          See accompanying notes to consolidated financial statements.

                           MIDCOM COMMUNICATIONS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                           YEAR ENDED DECEMBER 31,
                                                                                       -------------------------------
                                                                                         1996       1995       1994
                                                                                       ---------  ---------  ---------

                                                                                               (IN THOUSANDS)
OPERATING ACTIVITIES
Adjustments to reconcile net loss to net cash used in operating activities:
  Net loss...........................................................................  $ (97,319) $ (33,418) $  (3,029)
  Depreciation.......................................................................      5,966      4,481      1,477
  Amortization of intangibles........................................................     26,721      9,309      2,657
  Amortization of deferred financing costs...........................................        896        620        483
  Loss on impairment of assets.......................................................     20,765     11,830     --
  Equity in loss of joint venture....................................................     --             52        458
  Compensation attributable to stock options.........................................        862        289         16
  Noncompetition payments............................................................     --         --           (250)
  Loss on sale of assets.............................................................         53     --         --
  Long-term portion of contract settlement...........................................      3,800     --         --
  Extraordinary item--write-off of original issue discount and deferred financing
    costs............................................................................     --          4,067     --
Changes in operating assets and liabilities:
  Accounts receivable................................................................     34,563    (17,784)    (9,811)
  Due from related parties...........................................................        502        138       (606)
  Notes receivable...................................................................         86        390       (348)
  Prepaid expenses and other current assets..........................................        776       (719)    (1,201)
  Other assets.......................................................................       (324)      (142)        11
  Accounts payable and accrued expenses..............................................     (4,295)    (3,559)     4,062
  Carrier accounts payable...........................................................    (15,391)    16,638      8,236
  Accrued interest payable...........................................................      2,597        228       (869)
  Deferred income....................................................................     --            (67)    (3,229)
  Other long-term liabilities........................................................        150      1,717       (202)
                                                                                       ---------  ---------  ---------
Net cash used in operating activities................................................    (19,592)    (5,930)    (2,145)
                                                                                       ---------  ---------  ---------
INVESTING ACTIVITIES
Purchases of furniture, equipment and leasehold improvements.........................     (4,309)    (6,884)    (4,187)
Net assets acquired in business and customer base acquisitions.......................     --        (11,407)    (5,089)
Proceeds from sale of assets.........................................................        692     --         --
Investment in and advances to joint venture..........................................     --         (2,625)    (4,190)
Loan to related party................................................................     --         --         (1,234)
                                                                                       ---------  ---------  ---------
Net cash used in investing activities................................................     (3,617)   (20,916)   (14,700)
                                                                                       ---------  ---------  ---------
FINANCING ACTIVITIES
Repayment of loans from related parties..............................................     --         --         (3,617)
Proceeds from notes payable..........................................................        333     --          3,485
Repayment of notes payable...........................................................     (5,229)   (21,628)   (10,592)
Proceeds from long-term obligations..................................................    112,743     69,205     34,350
Repayment of long-term obligations...................................................    (53,814)   (64,841)    (3,851)
Proceeds from common stock issued for stock purchase plan and stock options..........      2,861        442     --
Issuance of common stock.............................................................     --         54,182     --
Preferred stock redemption...........................................................     --         (8,597)    --
Distributions to shareholders of acquired companies..................................     --         (1,269)    (1,266)
Deferred financing costs.............................................................     (3,806)      (525)    (1,512)
                                                                                       ---------  ---------  ---------
Net cash provided by financing activities............................................     53,088     26,969     16,997
                                                                                       ---------  ---------  ---------
Net increase in cash and cash equivalents............................................     29,879        123        152
Cash and cash equivalents at the beginning of year...................................      1,083        960        808
                                                                                       ---------  ---------  ---------
Cash and cash equivalents at the end of year.........................................  $  30,962  $   1,083  $     960
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

          See accompanying notes to consolidated financial statements.

                           MIDCOM COMMUNICATIONS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. NATURE OF OPERATIONS

    MIDCOM Communications Inc. ("Midcom" or the Company") provides long distance voice and data telecommunications services. As primarily a nonfacilities-based reseller, Midcom principally utilizes the network switching and transport facilities of Tier I long distance carriers such as Sprint Corporation ("Sprint"), WorldCom, Inc. ("WorldCom") and AT&T Corp. ("AT&T") to provide a broad array of telecommunications services. Midcom's service offerings include basic "1 plus" and "800" long distance voice, frame relay data transmission services, wireless services, dedicated private lines between customer locations and enhanced telecommunications services such as facsimile broadcast services and conference calling. The Company's customers are primarily small to medium-sized commercial businesses.

    RISKS AND UNCERTAINTIES

    The Company is subject to certain significant risks and uncertainties that may affect the amounts reported in the financial statements. These significant risks and uncertainties include impairment of assets and litigation. Additional information concerning these risks and uncertainties is included in the notes to the consolidated financial statements.

    GOING CONCERN AND LIQUIDITY

    The Company incurred operating losses during each of the three years ended December 31, 1996 and, as of December 31, 1996, had a shareholders' deficit of $69.3 million. The Company's credit facility at December 31, 1996 was terminated on January 31, 1997. In February 1997, the Company entered into a new credit facility with Foothill Capital Corporation (the "Foothill Credit Facility"). However, borrowings under the Foothill Credit Facility will not be available until satisfaction of a number of conditions, which is expected to occur by May 1997. The consolidated financial statements have been prepared assuming the Company will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets and liabilities that may result from this uncertainty.

    Assuming borrowings become and remain available under the Foothill Credit Facility and the Company achieves anticipated revenue growth, the Company believes that its existing cash resources together with funds available under the Foothill Credit Facility, leasing facilities and cash flow from operations will be sufficient to fund the Company's expected working capital requirements. However, the exact amount and timing of these working capital requirements and the Company's ability to continue as a going concern will be determined by numerous factors, including the level of, and gross margin on, future sales, the outcome of outstanding contingencies and disputes such as pending lawsuits, payment terms achieved by the Company and the timing of capital expenditures. Furthermore, there can be no assurance that borrowings under the Foothill Credit Facility will become and remain available or that this facility together with the Company's other anticipated sources of working capital will be sufficient to implement the Company's operating strategy or meet the Company's other working capital requirements. If (i) the Company experiences greater than anticipated capital requirements, (ii) the Company is determined to be liable for, or otherwise agrees to settle or compromise, any material claim against it, (iii) the Company is unable to make borrowings under any of its credit facilities for any reason, (iv) the implementation of the Company's operating strategy fails to produce the anticipated revenue growth and cash flows or (v) additional working capital is required for any other reason, the Company will be required to refinance all or a portion of its existing debt or obtain additional equity or debt financing. There can be no assurance that any such refinancing would be possible or that the Company would be able to obtain additional equity

                           MIDCOM COMMUNICATIONS INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. NATURE OF OPERATIONS (CONTINUED)
or debt financing, if and when needed, on terms that the Company finds acceptable. Any additional equity or debt financing may involve substantial dilution to the interests of holders of the Company's debt and equity securities.

    If the Company is unable to obtain sufficient funds to satisfy its cash requirements, it will be forced to curtail operations, dispose of assets or seek extended payment terms from its vendors. There can be no assurance that the Company would be able to reduce expenses or successfully complete other steps necessary to continue as a going concern. Such events would materially and adversely affect the value of the Company's debt and equity securities.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of MIDCOM Communications Inc. and its wholly-owned subsidiaries, PacNet Inc. ("PacNet"), Cel-Tech International Corp. ("Cel-Tech"), AdVal, Inc. ("AdVal") and Advanced Network Design ("AND") (collectively referred to as "Midcom" or the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

    The Company's investment in Dal Telecom International ("Dal Telecom"), a Russian corporate joint venture, was accounted for on the equity method, adjusted to estimated fair value, in accordance with generally accepted accounting principles. During 1995 and 1994, the Company recorded its pro rata share of Dal Telecom's income or loss one month in arrears.

    CASH AND CASH EQUIVALENTS

    All short-term investments with a maturity of three months or less at the date of purchase are considered to be cash equivalents.

    REVENUE RECOGNITION

    Resale and transmission revenue and related costs are recognized in the period the customer utilizes the Company's service. At December 31, 1996 and 1995, net unbilled resale revenue totaled $5,636 and $26,153, respectively.

    FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

    The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts and carrier accounts payable, notes payable and long-term obligations. The fair value of the financial instruments, except long-term obligations, approximates their recorded value based on the short-term maturity of the instruments. The fair value of the long-term obligations approximates their recorded value based on the current rates offered to the Company for similar debt of the same maturities. The Company does not have financial instruments with off-balance-sheet risk.

    Financial instruments that potentially subject the Company to concentrations of credit risk are accounts receivable. Concentration of credit risk with respect to receivables are limited due to diversity in geographic locations of customers as well as diversity of industries. The Company continually evaluates the credit worthiness of its customers; however, it generally does not require collateral. The Company's

                           MIDCOM COMMUNICATIONS INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) allowance for doubtful accounts is based on historical trends, current market conditions and other relevant factors.

    DEFERRED FINANCING COSTS

    Financing costs are capitalized and amortized over the term of the related debt on a straight-line basis which approximates the effective-interest method. Included in other assets at December 31, 1996 and 1995 are deferred financing costs of $3,419 and $510, respectively (net of accumulated amortization of $297 and $15, respectively).

    FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    Furniture, equipment and leasehold improvements are stated at cost. Maintenance and repairs are expensed as incurred. When properties are retired or otherwise disposed of, gains and losses are reflected in the consolidated statement of operations. Depreciation and amortization, which includes amortization of assets recorded under capital leases, are computed using the straight-line method over the following useful lives:

Buildings and towers.........................................       30 years
Transmission equipment.......................................       12 to 15
                                                                       years
Data processing systems and equipment........................   3 to 5 years
Switches.....................................................   5 to 7 years
Furniture, equipment and leasehold improvements..............   3 to 7 years

    INTANGIBLE ASSETS

    Intangible assets represent the excess of the purchase price over the estimated fair value of identifiable assets acquired in business and customer base acquisitions. Amounts are allocated primarily to customer bases which are amortized over three years using the straight-line method. Amounts are also allocated to noncompete agreements and goodwill as applicable, which are amortized using the straight-line method over terms ranging from 18 months to 25 years.

    The Company periodically reviews the carrying value of its intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. To the extent the estimated future cash inflows attributable to the asset, less estimated future cash outflows, is less than the carrying amount, an impairment loss is recognized.

    NET LOSS PER SHARE

    Net loss per share is based on the weighted average number of common and equivalent shares outstanding using the treasury stock method. Common stock equivalents are excluded from the calculation of net loss per share due to their antidilutive effect, except that pursuant to Securities and Exchange Commission ("SEC") requirements, for periods prior to the Company's initial public offering, common and equivalent shares issued during the 12-month period prior to the initial public offering have been included in the calculation as if they were outstanding for all periods prior to the Company's initial public offering using the treasury stock method.

                           MIDCOM COMMUNICATIONS INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

    STOCK BASED COMPENSATION

    In 1996, the Company adopted the Financial Accounting Standards Statement No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). SFAS 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. It defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans and include the cost in the income statement as compensation expense. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. The Company has elected to account for compensation cost for stock option plans in accordance with APB Opinion No. 25.

    RECLASSIFICATIONS

    Certain reclassifications have been made to the prior years' financial statements to conform with the current year presentation.

3. CASH AND CASH EQUIVALENTS

    The Company's cash and cash equivalents as of December 31 consist of the following:

                                                                             1996       1995
                                                                           ---------  ---------
Cash.....................................................................  $   1,194  $   1,083
Commercial Paper.........................................................     19,878     --
Money Market.............................................................      9,890     --
                                                                           ---------  ---------
                                                                           $  30,962  $   1,083
                                                                           ---------  ---------
                                                                           ---------  ---------

    Due to the short-term nature of these investments, changes in market interest rates would not have a significant impact on the fair value of these securities. These securities are carried at amortized cost which approximates fair value.

                           MIDCOM COMMUNICATIONS INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

4. FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    Major classes of furniture, equipment and leasehold improvements, including assets under capital leases, as of December 31 consist of the following:

                                                                             1996       1995
                                                                           ---------  ---------
Buildings and towers.....................................................  $     534  $     787
Transmission equipment...................................................      3,842      3,747
Data processing systems and equipment....................................     12,133     11,120
Switches.................................................................        141     --
Furniture, equipment and leasehold improvements..........................      6,974      4,663
                                                                           ---------  ---------
                                                                              23,624     20,317
Accumulated depreciation and amortization................................    (12,579)    (6,598)
                                                                           ---------  ---------
                                                                           $  11,045  $  13,719
                                                                           ---------  ---------
                                                                           ---------  ---------

    The gross amount of furniture, equipment and leasehold improvements recorded under capital leases was $6,073 at December 31, 1996 and 1995.

    Included in furniture, equipment and leasehold improvements are unamortized development costs related to the Company's proprietary management information system. This system was placed in service in May 1995 and is being amortized on a straight-line basis. As a result of billing problems encountered after the system was placed in service, the Company evaluated the system during the fourth quarter of 1995 and determined that the system would require additional enhancements to meet its initial design objectives and that its value had been impaired. As a result, in 1995 the Company reduced the unamortized costs from $4,471 to $2,000 and recorded a $2,471 loss on impairment of the asset.

    In the fourth quarter of 1995, the Company determined that it intended to replace certain limited capacity switches, the majority of which were acquired through acquisitions of other telecommunications service providers, with newer switches having increased functionality and capacity. As a result of this decision, the Company wrote off these switches and in 1995 recorded a $2,544 loss on impairment of assets. In June 1996, the Company recorded a $1,000 loss on impairment of microwave equipment.

5. INVESTMENT IN JOINT VENTURE

    In December 1993, Midcom contracted to acquire a 50% interest in Dal Telecom International ("Dal Telecom"), a provider of local, long distance, international and cellular telecommunications services in the Russian Far East. To acquire its interest in Dal Telecom, Midcom committed to make a capital contribution of cash, equipment and services of approximately $12,700. As of December 31, 1995, the Company had invested a total of $8,815 in the joint venture but was unable to fund additional contributions. In March 1996, the Company and the joint venture partner agreed to amend the terms of the joint venture to provide that the Company had a 40% equity interest in the joint venture.

    The Company's commitment to Dal Telecom required significant amounts of capital resources and management attention given the logistics of maintaining a relationship in Russia. As a result, the Company decided that it was in its best interests to focus on its domestic business and to sell its interest in Dal Telecom. As a result of this decision, the Company wrote down its investment in Dal Telecom to $2,000 at

                           MIDCOM COMMUNICATIONS INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

5. INVESTMENT IN JOINT VENTURE (CONTINUED)
December 31, 1995, which was the Company's estimate of the net recoverable value of its investment in Dal Telecom, and recorded a $6,815 loss on impairment of the asset. This estimate was based on market information currently available to the Company and certain assumptions about the future operations of Dal Telecom, over which the Company had limited control. The Company discontinued recording its share of the income or losses of Dal Telecom as of December 31, 1995. During the third quarter of 1996, the remaining investment of $2,000 was written off to loss on impairment of assets, as the Company was unable to locate a purchaser for its interest.

6. BUSINESS COMBINATIONS

    During 1994, 1995, and the first three months of 1996, the Company completed a series of acquisitions from telecommunications companies offering services similar or complementary to those offered by the Company. Certain of these acquisitions included the purchase of substantially all of the operating assets of the acquiree, including customer bases, and in other situations only specific customer bases. These asset acquisitions have been accounted for using the purchase method, with the excess of the purchase price over the net tangible assets acquired being allocated to acquired customer bases, non-compete agreements and goodwill. Revenue generated from the acquired customer bases are included in the accompanying statements of operations from the dates of the acquisitions.

    The total consideration paid for these acquisitions was $89,769 of which $74,735 was allocated to intangible assets. These acquisitions generally were financed through borrowings under the Company's lines of credit, issuance of debt and stock and assumption of liabilities.

    Components of intangible assets at December 31, 1996 and their respective estimated useful lives were as follows:

Customer bases........................................  $  49,986      3 years
Non-compete agreements................................                  2 to 4
                                                            3,527        years
Goodwill..............................................      1,566     25 years
                                                        ---------
                                                        $  55,079
                                                        ---------
                                                        ---------

    Based on certain changes in circumstances that occurred in the first quarter of 1996, including turnover in personnel, reduction in sales force and continuing attrition of acquired customer bases, the Company determined that effective January 1, 1996, a reduction in the estimated life of previously acquired customer bases from 5 years to 3 years was appropriate. This reduction in estimated life increased amortization expense by $10,260 for the year ended December 31, 1996. In addition, the Company wrote down certain acquired customer bases and recorded a loss on impairment of assets of $17,765 during 1996.

    Substantially all of the Company's intangible assets consist of acquired customer bases which are subject to attrition. The estimated useful lives of these customer bases are based on attrition rates considered standard in the industry. If the Company's actual attrition rates were to exceed these estimates, or other unfavorable changes in business conditions were to occur, the value of the related customer bases would be impaired and future operating results would be adversely affected.

                           MIDCOM COMMUNICATIONS INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

6. BUSINESS COMBINATIONS (CONTINUED)
    In connection with certain previous acquisitions, the Company was obligated to issue or release from escrow additional shares of its common stock or pay additional cash consideration upon the satisfaction of certain contingencies. Such contingencies include, among other things, maintenance of specified revenue levels and satisfaction of general representations and warranties. The contingency periods range from six months to two years. During 1996, the Company issued or released from escrow a total of 106,782 shares of common stock and paid $1,154 in cash to partially satisfy these obligations. As of December 31, 1996, there were a total of 151,675 shares in escrow that may be released upon the satisfaction of remaining contingencies.

    In accordance with applicable accounting standards, the common stock or other consideration issuable under the contingency arrangements has not been included in the determination of purchase price, nor have the shares been considered outstanding for purposes of net loss per share calculations. Additional consideration will be recorded when the outcome of a contingency is determined.

    The Company is obligated in certain cases to issue additional shares of its common stock in the event that the market price of such stock, when the shares become registerable, is less than the price at the acquisition dates. In January 1997, the Company issued 49,233 shares of common stock in partial satisfaction of these obligations. Based on the Company's stock price on March 21, 1997, approximately 255,000 additional shares remain to be issued as a result of these obligations.

7. NOTES PAYABLE

    At December 31, 1996 and 1995, the Company had $680 in notes outstanding, secured by a personal guarantee of the principal shareholder of the Company. The notes are due upon 30-day demand, or no later than March 28, 1999. Interest on these notes is payable monthly, at a rate of prime plus 2% (but in no event lower than 9% or greater than 13%) per annum. Warrants to purchase up to a total of 59,500 shares of Common Stock at an exercise price of $7.44 per share, subject to adjustments in the exercise price related to dilutive activities, were granted to the holders of the notes. The warrants expire on March 28, 1999.

    In connection with a customer base purchase agreement, the Company had a noninterest-bearing obligation totaling $12,000 as of December 31, 1995. The unsecured obligation required monthly payments of $3,000 from January through April 1996, payable in cash or common stock. The Company paid $3,000 to the seller in January 1996 and has withheld the remaining payments pending resolution of certain disputes with the seller. Based on the Company's stock price on March 21, 1997, the Company would be required to issue approximately 507,000 shares of its common stock to satisfy this obligation.

    At December 31, 1995, the Company had approximately $2,000 in additional notes payable to sellers of certain customer bases. These notes bore interest at rates up to 10% and were paid in full during 1996.

                           MIDCOM COMMUNICATIONS INC.

8. LONG-TERM OBLIGATIONS

    Long-term obligations as of December 31 consisted of the following:

                                                                                                 1996       1995
                                                                                               ---------  ---------
Convertible subordinated notes payable, maturing on August 15, 2003, interest at 8 1/4%, interest payable semi-annually, convertible into common stock at the option of the holder at any time prior to maturity..............................................................  $  97,743  $  --
Senior Revolving Credit Facility with Transamerica Business Credit Corporation. Applicable interest rate on outstanding advances at December 31, 1995 was 9%. This facility was secured by substantially all of the Company's assets. The balance was repaid in full in
  1996.......................................................................................     --         37,428
Note payable secured by assets acquired, interest payable quarterly at the prime rate plus
  1%. Balance due in full September 30, 1998.................................................        800        800
Note payable secured by certain property and equipment, interest at 5% to 15%, principal and
  interest payments due in monthly installments through May 31, 1997.........................         27        408
Capital Lease Obligations, interest at 5% to 14.3%, principal and interest payments due in
  monthly installments through 2002..........................................................      3,897      4,929
                                                                                               ---------  ---------
                                                                                                 102,467     43,565
Less current portion.........................................................................      3,314     41,721
                                                                                               ---------  ---------
                                                                                               $  99,153  $   1,844
                                                                                               ---------  ---------
                                                                                               ---------  ---------

    Principal maturities of long-term debt at December 31, 1996 are as follows:

1997..............................................................  $   3,314
1998..............................................................        976
1999..............................................................        142
2000..............................................................        144
2001..............................................................        148
Thereafter........................................................     97,743
                                                                    ---------
Total.............................................................  $ 102,467
                                                                    ---------
                                                                    ---------

    In August and September of 1996, the Company completed a private placement (the "Private Placement") of $97,743 in aggregate principal amount of 8 1/4% Convertible Subordinated Notes due 2003 (the "Notes"). Interest on the Notes is due semi-annually, on February 15 and August 15 of each year, commencing February 15, 1997. The Notes are convertible into shares of the Company's common stock, at a conversion price of $14.0875 per share (equivalent to a conversion rate of 70.985 share per $1,000 principal amount of Notes), subject to adjustment in certain events.

    In November 1995, the Company obtained a senior secured revolving credit facility from Transamerica Business Credit Corporation ("Transamerica") and certain other lenders (the "Transamerica Credit Facility") which provided for borrowings of up to $50,000, subject to certain limitations and financial covenants. The Company was not in compliance with some of these covenants as of December 31, 1995. The Transamerica Credit Facility was further amended in March 1996 to reduce the overall commitment by the lender from $50,000 to $43,000. The outstanding balance under the Transamerica Credit Facility was

                           MIDCOM COMMUNICATIONS INC.

8. LONG-TERM OBLIGATIONS (CONTINUED)
repaid in full in August 1996 with the proceeds of the Private Placement, and the facility was terminated on January 31, 1997.

    On March 28, 1996, the Company obtained a temporary bridge loan of $15,000 from Transamerica. The bridge loan was secured by substantially all of the Company's assets, bore interest at 12% and was originally due on April 27, 1996. The Company paid an initial loan fee of $500 and had the right to extend the due date of the loan for 30-day periods upon payment of an additional fee of $200 for each 30-day extension, with final payment due by September 24, 1996. This bridge loan was repaid in August 1996.

    The Company recorded an extraordinary item in the third and fourth quarters of 1995 of $2,992 and $1,075, respectively, related to the write off of original issue discounts and deferred financing costs.

9. PREFERRED STOCK

    During 1994, the Company issued 859,653 shares of Series A Redeemable Preferred Stock (the "Preferred Stock") to retire shareholder notes payable. The preferred stock was redeemed at $10 per share in July 1995 with proceeds from the Company's initial public offering.

10. COMMON STOCK

    On July 6, 1995, the Company completed the initial public offering of shares of its common stock at $11.00 per share, which resulted in net proceeds of approximately $54,182 to the Company after deducting the expenses of the offering. The net proceeds were used to repay indebtedness and redeem all of the outstanding shares of Preferred Stock.

    At December 31, 1996, common stock was reserved for the following:

Conversion of the Notes.........................................  6,938,279
Exercise and future grant of stock options......................  4,108,816
Employee stock purchase plan....................................    256,354
Exercise of outstanding warrants................................     59,500
                                                                  ---------
Total common stock reserved.....................................  11,362,949
                                                                  ---------
                                                                  ---------

11. STOCK OPTION PLAN

    The Company has a stock option plan which provides for the granting of nonqualified and incentive stock options to purchase up to 4,739,063 shares of common stock. Options granted become exercisable over vesting periods of up to five years at exercise prices determined by the Board of Directors, and generally expire ten years from the date of grant.

    Stock options have generally been granted at the fair market value at the date of grant. However, a limited number of options have been granted at less than the fair market value, in which case compensation expense has been recognized over the vesting period based on the excess of the fair market value stock at the date of grant over the exercise price.

                           MIDCOM COMMUNICATIONS INC.

11. STOCK OPTION PLAN (CONTINUED)
    Presented below is a summary of stock option plans activity for the years shown:

                                                                                           EXERCISE
                                                                             SHARES         PRICE
                                                                           ----------  ----------------
Options outstanding at January 1, 1994...................................     484,805  $   2.29 - $5.71
  Granted................................................................     663,139  $   2.29 - $9.14
  Canceled...............................................................    (117,460) $   2.29 - $9.14
                                                                           ----------  ----------------
Options outstanding at December 31, 1994.................................   1,030,484  $   2.29 - $9.14
  Granted................................................................     740,954  $  1.00 - $18.50
  Canceled...............................................................    (365,619) $  2.29 - $15.75
  Exercises..............................................................     (66,333) $  2.29 - $18.50
                                                                           ----------  ----------------
Options outstanding at December 31, 1995.................................   1,339,486  $  1.00 - $18.50
  Granted................................................................   3,545,009  $  3.00 - $15.50
  Canceled...............................................................    (637,202) $  2.29 - $18.50
  Exercises..............................................................    (563,914) $  1.00 - $10.50
                                                                           ----------  ----------------
Options outstanding at December 31, 1996.................................   3,683,379  $  2.29 - $18.50
                                                                           ----------  ----------------
                                                                           ----------  ----------------

    At December 31, 1996, a total of 425,437 shares were available for future issuance under the plans.

    The following table summarizes information for options currently outstanding and exercisable at December 31, 1996:

                         OPTIONS OUTSTANDING
                  ----------------------------------                          OPTIONS EXERCISABLE
                                 WEIGHTED AVERAGE                        ------------------------------
    RANGE OF        NUMBER           REMAINING        WEIGHTED AVERAGE     NUMBER     WEIGHTED AVERAGE
EXERCISE PRICES   OUTSTANDING    CONTRACTUAL LIFE      EXERCISE PRICE    EXERCISABLE   EXERCISE PRICE
----------------  -----------  ---------------------  -----------------  -----------  -----------------
 2.29 - $6.50............    128,215             8.8      $    3.69          89,000       $    3.50
 6.51 - $12.00...........  3,316,815             9.5      $    8.85         228,532       $    9.70
12.01 - $18.50...........    238,349             8.5      $   15.69          57,250       $   16.96
                  -----------                                            -----------
                   3,683,379                                                374,782
                  -----------                                            -----------
                  -----------                                            -----------

    The Company applies APB 25 in accounting for its stock issued to employees. Had compensation cost for the Company's stock options been recognized based upon the fair value on the grant date under the methodology prescribed by SFAS 123, the Company's net loss and net loss per share for the years ended December 31, 1996 and 1995 would have been impacted as indicated in the following table. Note that due to the adoption methodology prescribed by SFAS 123, the proforma results shown below only reflect the impact of options granted in 1995 and 1996. Since option vesting occurs over five years, the proforma impact shown for 1996 and 1995 is not representative of what the impact will be in future years.

                                                                                    1996         1995
                                                                                 -----------  ----------
Net loss--as reported..........................................................  $   (97,319) $  (33,418)
Net loss--proforma.............................................................  $  (101,549) $  (34,066)

Loss per share--as reported....................................................  $     (6.27) $    (2.76)
Loss per share--proforma.......................................................  $     (6.54) $    (2.82)

                           MIDCOM COMMUNICATIONS INC.

11. STOCK OPTION PLAN (CONTINUED)
    This fair value of options granted (which is amortized to expense over the option vesting period in determining the proforma impact), is estimated on the date of grant using the Black Scholes option-pricing model with the following weighted average assumptions used for grants in 1996 and 1995:

Expected life of option.....................................................  3 1/2 yrs
Risk free interest rate.....................................................       6.5%
Expected volatility.........................................................      60.0%
Dividend yield..............................................................     --

    The weighted average fair value of options granted during 1996 and 1995 is as follows:

                                                                                    1996         1995
                                                                                ------------  ----------
Fair value of each option granted.............................................  $       4.16  $     7.02
Total number of options granted...............................................     3,545,009     740,954
                                                                                ------------  ----------
Total fair value of all options granted.......................................  $     14,747  $    5,201
                                                                                ------------  ----------
                                                                                ------------  ----------

    In accordance with SFAS 123, the weighted average fair value of stock options granted is required to be based on a theoretical statistical model using the preceding Black-Scholes assumptions. In actuality, because company stock options do not trade on a secondary exchange, employees can receive no value nor derive any benefit from holding stock options under these plans without an increase in the market price of Midcom stock. Such an increase in stock price would benefit all stockholders commensurably.

                           MIDCOM COMMUNICATIONS INC.

12. INCOME TAXES

    Components of the Company's deferred tax liabilities and assets as of December 31 are as follows:

                                                                                               1996        1995
                                                                                            ----------  ----------
Deferred tax assets:
  Sales reserves and allowances...........................................................  $    2,248  $    1,326
  Accrued compensation costs..............................................................         322      --
  Provisions not currently deductible.....................................................       1,829         376
  Accrued restructuring costs.............................................................         373      --
  Contract settlement.....................................................................       1,520      --
  Tax depreciation different than financial accounting depreciation.......................       1,455      --
  Intangible tax amortization different than financial financial statement amortization...      17,560       1,832
  Losses and write-down of foreign joint venture..........................................       3,769       3,022
  Net operating loss carry forwards.......................................................      24,817       7,648
                                                                                            ----------  ----------
  Total deferred tax assets...............................................................      53,893      14,204
Valuation allowance.......................................................................     (53,502)    (13,017)
                                                                                            ----------  ----------
                                                                                            $      391  $    1,187
                                                                                            ----------  ----------
Deferred tax liabilities:
  Tax depreciation different than financial accounting depreciation.......................      --            (424)
  Cash to accrual change..................................................................        (391)       (763)
                                                                                            ----------  ----------
  Total deferred tax liabilities..........................................................        (391)     (1,187)
                                                                                            ----------  ----------
  Net deferred tax liabilities............................................................  $   --      $   --
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    On January 1, 1994, when the Company became a C Corporation, a valuation allowance on deferred tax assets was not required due to the net deferred tax liability position. At December 31, 1994, the valuation allowance of $316 was established for the deferred tax assets in excess of deferred tax liabilities. The valuation allowance was increased $40,485 and $13,333 in 1996 and 1995, respectively.

    The Company has net operating loss carry forwards for federal income tax purposes available to offset future federal taxable income, if any, of approximately $60,042 with the following expirations: $4,536 in 2009, $8,770 in 2010 and $46,736 in 2011.

                           MIDCOM COMMUNICATIONS INC.

12. INCOME TAXES (CONTINUED)
    The provisions for income taxes differ from the "expected" income tax benefit as follows for the years ended December 31:

                                                                                         1996       1995       1994
                                                                                       ---------  ---------  ---------
Computed expected federal tax benefit................................................      (34.0)%     (34.0)%     (34.0)%
State taxes, net of federal benefit..................................................       (6.0)%      (6.0)%      (6.0)%
Deferred taxes associated with Midcom S Corporation to C Corporation conversion,
  January 1, 1994....................................................................     --         --            6.8%
Deferred tax asset realization related to acquisitions...............................     --         --           16.8%
Change in valuation allowance for net deferred tax assets............................       39.8%      38.0%      10.4%
Other................................................................................        0.2%       2.0%       6.0%
                                                                                       ---------  ---------  ---------
                                                                                              --%        --%        --%
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

13. RELATED-PARTY TRANSACTIONS

    The largest shareholder of the Company and the Company's former President and Chief Executive Officer jointly own QuestWest Inc. QuestWest Inc., in turn, holds approximately an 85% interest in Quest America Limited Partnership ("Quest LP"). In December 1993, the Company entered into a distribution agreement with Quest LP that entitles Quest LP to a sales commission from the Company at a rate equal to the most favorable rate available to other comparable Company distributors. In October 1995 the largest shareholder sold their interest in Quest LP to a third party and the most favorable rate clause in the distribution agreement was eliminated. During 1995 and 1994, Quest LP received $295 and $66, respectively, in net commissions.

    Effective May 1996, the Company entered into an employment agreement with William H. Oberlin, the Company's President and Chief Executive Officer. The agreement provides for a base salary of $25 per month and an annual bonus to be determined each year by the Company's Board of Directors based on certain quantitative and qualitative targets set forth in the Company's annual business plan. In connection with entering into the agreement, the Company granted Mr. Oberlin options to purchase up to 1,214,714 shares of Common Stock pursuant to the Company's Stock Option Plan. The options vest ratably over a five-year period. Mr. Oberlin is entitled to up to two years severance (reduced to one year severance in certain circumstances) in the event of termination. Severance generally equals the sum of the annualized base salary at the time of termination and the average annual bonuses for the fiscal years preceding termination. The agreement also contains a non-interference provision pursuant to which, for a period of six months following termination of employment, Mr. Oberlin has agreed to, among other things, preserve the confidentiality of the Company's customer list and refrain from actively soliciting the Company's customers existing at the date of termination.

    Effective May 1996, the Company entered into consulting agreements with Marvin C. Moses and John M. Zrno, each a director of the Company, pursuant to which Messrs. Moses and Zrno have agreed to provide consulting services to the Company with respect to acquisitions, investor and other strategic relations and strategic financial matters. Pursuant to the agreements, the Company is required to pay each of these individuals a retainer of $8.333 per month. In addition, in connection with the agreements, the Company has granted to each of these individuals options for the purchase of 253,681 shares of Common Stock pursuant to the Company's Stock Option Plan. The options vest ratably over a five-year period. The

                           MIDCOM COMMUNICATIONS INC.

13. RELATED-PARTY TRANSACTIONS (CONTINUED) agreements terminate after a period of five years beginning on June 1, 1996, unless terminated earlier in accordance with the terms thereof. The agreements may be terminated by either party at any time upon 30 days prior written notice.

    In June 1994, the Company entered into an employment agreement with Ashok Rao, the former President and Chief Executive Officer of the Company. The agreement provided for a base salary of $25 per month. Mr. Rao resigned from the Company in April 1996. In connection with Mr. Rao's resignation, the Company has elected to repurchase 885,360 shares of Common Stock held by Mr. Rao and certain trusts established by Mr. Rao (the "Rao Shares"). See Note 15, below. Under an agreement between Mr. Rao and Paul Pfleger, Vice Chairman of the Company's Board of Directors, pursuant to which Mr. Rao purchased the Rao Shares from Mr. Pfleger, Mr. Pfleger is entitled to receive payments aggregating approximately $2.2 million out of proceeds received by Mr. Rao from the sale of the Rao Shares to the Company.

14. EMPLOYEE BENEFIT PLANS

401(K) SALARY DEFERRAL AND PROFIT SHARING PLAN

    Prior to February 1, 1996, the Company maintained a 401(k) Salary Deferral and Profit Sharing Plan with its affiliate SP Investments Inc. ("SPII"). Effective February 1, 1996, SPII withdrew from the Retirement Plan. The Company maintains a voluntary defined contribution profit sharing plans covering all eligible employees as defined in the plan documents. Participating employees may elect to defer and contribute a stated percentage of their compensation to the plan, not to exceed the dollar amount set by law. The Company matches 50% of each employee's contribution up to a maximum of the first 6% of each employee's compensation.

    The Company's matching contributions to the plan were approximately $283, $253, and $156 for the years ended December 31, 1996, 1995 and 1994, respectively.

EMPLOYEE STOCK PURCHASE PLAN

    In December 1994, the Company established an Employee Stock Purchase Plan which became effective upon the successful completion of the Company's initial public offering of common stock. The Company's plan provides that eligible employees may contribute up to 10% of their base earnings toward the semi-annual purchase of the Company's common stock. The employee's purchase price is 95% of the lesser of the fair market value of the stock on the first business day or the last business day of the semi-annual offering period. The total number of shares issuable under the plan is 262,500. There were 3,717 shares issued under the plan during fiscal 1996 at prices ranging from $8.08 to $13.66, and 2,429 shares issued under the plan during fiscal 1995 at a price of $14.61.

15. COMMITMENTS AND CONTINGENCIES

LEASES

    The Company leases its office space and certain equipment under terms of noncancelable operating leases, which expire on various dates through 2004. The leases generally require that the Company pay certain maintenance, insurance and other operating expenses. Rent expense under operating leases for the years ended December 31, 1996, 1995 and 1994 was $3,281, $2,535, and $566,
respectively.

                           MIDCOM COMMUNICATIONS INC.

15. COMMITMENTS AND CONTINGENCIES (CONTINUED)

    At December 31, 1996, minimum future lease payments under noncancelable operating leases are as follows:

                                                                                      OPERATING
                                                                                       LEASES
                                                                                     -----------
1997...............................................................................   $   3,092
1998...............................................................................       2,797
1999...............................................................................       2,521
2000...............................................................................       2,271
2001...............................................................................       1,765
Thereafter.........................................................................       3,340
                                                                                     -----------
  Total............................................................................   $  15,786
                                                                                     -----------
                                                                                     -----------

COMMITMENTS WITH PROVIDERS

    Under the terms of carrier contracts executed with AT&T and other carriers, the Company has made commitments to maintain or achieve certain volume levels in order to obtain special forward pricing. Under some of these contracts, the Company guarantees to sell a certain amount of long distance volume within a certain time period or purchase all or a portion of any unused volume. Under others, if certain volume levels are not achieved during stated periods, pricing is adjusted going forward to levels justified by current volumes.

    At December 31, 1996, minimum future usage commitments are as follows:

1997..............................................................  $  26,790
1998..............................................................      3,287
1999..............................................................     --
2000..............................................................     75,000
                                                                    ---------
  Total...........................................................  $ 105,077
                                                                    ---------
                                                                    ---------

    As of September 30, 1996, Midcom's minimum volume commitment under its supply contract with AT&T Corp. ("AT&T"), its largest supply contract, was $117,000. The Company estimated that, as of the last measurement date on September 30, 1996, it would have been in shortfall of its minimum commitments to AT&T by approximately $27,600 based on then current contract requirements. However, on October 31, 1996, the Company and AT&T executed a Release and Settlement Agreement pursuant to which substantially all disputes between the Company and AT&T have been resolved. Also on October 31, 1996, the Company and AT&T executed a new carrier contract pursuant to which the Company's minimum commitment to AT&T was reduced to $13,700 to be used over the eighteen month period immediately following execution of the agreement. In addition, the new carrier contract provides for more favorable pricing for certain network services provided by AT&T. In consideration for the terms of the settlement and the new rate structure, the Company is required to pay AT&T $8,800 payable in two installments. The first payment of $5,000 was made on November 6, 1996, and the remaining balance of $3,800 will be due within 30 days of Midcom announcing quarterly gross revenue in excess of $75,000 or upon completion of a change in control.

                           MIDCOM COMMUNICATIONS INC.

15. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    At the present time, the Company has achieved or reserved for all of its required volume commitments. There can be no assurance that the minimum usage commitments will be achieved in the future, and if such commitments are not achieved future operating results could be adversely affected.

    During the years ended December 31, 1996, 1995 and 1994, the Company relied on three carriers to carry traffic representing approximately 74%, 67% and 97% of the Company's revenue, respectively. The Company has the ability to transfer its customers' traffic from one supplier to another in the event a supplier declines to continue to carry the Company's traffic. However, such transfers could result in disruption of service to the customers, with a subsequent loss of revenue which would adversely affect operating results.

ACQUISITIONS

    In connection with several business or customer base acquisition agreements, the Company is obligated to issue additional consideration upon the satisfaction of certain contingencies.

SHARE REDEMPTION

    In connection with the resignation of Ashok Rao, the Company's former President and Chief Executive Officer, the Company has elected to repurchase 885,360 shares of Common Stock held by Mr. Rao and certain trusts established by Mr. Rao (the "Rao Shares") at a price equal to the fair market value of the Rao Shares on the date of Mr. Rao's resignation. The date of resignation and the amount of the restricted security discount to be applied to the value of the Rao Shares have been submitted to arbitration. Once determined, the purchase price is to be paid by the Company in 36 equal monthly installments and will bear interest at a rate of 8% per annum.

REGULATION

    FEDERAL

    The Company has all necessary authority to provide domestic interstate and international telecommunications services under current FCC regulations. Midcom has filed both domestic and international tariffs with the FCC, and PacNet has, and is only required to file, international tariffs. Pursuant to a 1995 court decision, detailed rate schedules now must be filed in lieu of the "reasonable range of rates" tariff previously accepted by the FCC. In reliance on the FCC's past practice of allowing relaxed range of rates tariffs for non-dominant carriers, Midcom and most of its competitors did not maintain detailed rate schedules. Until the two-year statute of limitations expires, Midcom could be held liable for damages for its failure to maintain detailed rate schedules, although it believes that such an outcome is highly unlikely and would not have a material adverse effect on it. Pursuant to authority granted to it in the 1996 Telecommunications Act, the FCC is considering "mandatory detariffing" for domestic non-dominant carriers. This proposal (which has been stayed by an order of the federal district court in Washington, D.C.) would relieve the Company of its obligation to file tariffs applicable to its domestic interexchange offerings.

    STATE

    The intrastate long distance operations of Midcom are also subject to various state laws. The majority of states require certification or registration, which the Company has secured in 47 states and Washington, D.C. Many states require tariff filings as well.

                           MIDCOM COMMUNICATIONS INC.

15. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    In certain states, approval for transfers of control and acquisitions of customer bases must be obtained. Midcom has been successful in obtaining all necessary regulatory approvals to date, although revisions of tariffs, authorities and approvals are being made on a continuing basis, and many such requests are pending at any one time.

    Some states may assess penalties on long distance service providers for traffic sold prior to tariff approval or the state's consent to an acquisition. Such states may require refunds to be made to customers. It is the opinion of management that such penalties and refunds, if any, would not have a material adverse effect on the results of operations or financial condition of the Company.

DISPUTES AND LITIGATION

    CLASS ACTION LAWSUIT. The Company, its Vice Chairman of the Board of Directors and largest shareholder, the Company's former President, Chief Executive Officer and director, and the Company's former Chief Financial Officer are named as defendants in a securities action filed in the U.S. District Court for the Western District of Washington (the "Complaint"). The Complaint was filed on behalf of a class of purchasers of the Company's Common Stock during the period beginning on July 6, 1995, the date of the Company's initial public offering, and ending on March 4, 1996 (the "Class Period"). An amended complaint (the "Amended Complaint") was filed on July 8, 1996. In November 1996, the Court granted the defendants' motion to dismiss the amended Complaint. The Amended Complaint alleges, among other things, that the registration statement and prospectus relating to the Company's initial public offering contained false and misleading statements concerning the Company's billing software and financial condition. The Amended Complaint further alleges that, throughout the Class Period, the defendants inflated the price of the Common Stock by intentionally or recklessly making material misrepresentations or omissions which deceived the public about the Company's financial condition and prospects. The Amended Complaint alleges claims under the Securities Act and the Exchange Act as well as various state laws, and seeks damages in an unstated amount. Defendants filed a motion to dismiss on August 7, 1996 and filed a reply to plaintiffs' opposition on September 18, 1996. Oral arguments were heard on November 1, 1996. All discovery proceedings are stayed until defendants' motion to dismiss is acted on by the Court. While the Company believes that it has substantive defenses to the claims in the Amended Complaint and intends to vigorously defend this lawsuit, it is unable to predict the outcome of this action.

    SEC INVESTIGATION. The Company was informed in May 1996 that the SEC was conducting an informal inquiry regarding the Company. The Company has voluntarily provided the documents requested by the Commission. In addition, the SEC has requested the Company's cooperation in interviewing certain current and former Company personnel and the Company is in the process of scheduling such interviews. However, the Company has not been informed whether or not the SEC intends to commence a formal action against the Company or any of its affiliates. The Company is, therefore, unable to predict the ultimate outcome of the investigation. In the event that the SEC elects to initiate a formal enforcement proceeding, the Company and certain of its current and/or former officers could be subject to civil or criminal sanctions including monetary penalties and injunctive measures. Any such enforcement proceeding could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company is also party to other routine litigation incident to its business and to which its property is subject. The Company's management believes the ultimate resolution of these matters will not have a material adverse effect on the Company's business, financial condition or results of operations.

                           MIDCOM COMMUNICATIONS INC.

16. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                                                          1996       1995       1994
                                                                                        ---------  ---------  ---------
Noncash investing and financing activities:
  Application of related-party accounts receivable to related-party accounts
    payable...........................................................................  $  --      $  --      $   1,234
  Conversion of amounts due to related parties to redeemable preferred stock..........     --         --          8,597
  Issuance of notes payable and assumption of liabilities for acquisitions of customer
    bases.............................................................................        459     42,591      5,154
  Capital lease obligation for equipment..............................................     --          1,892      2,207
  Issuance of notes payable for equipment.............................................     --            310     --
  Issuance of common stock warrants in connection with financing......................     --         --          3,500
  Issuance of common stock for acquisitions...........................................        513      9,877      1,040
  Issuance of note payable for settlement of carrier accounts payable.................      3,800      3,500     --
Cash paid for interest................................................................      5,074      4,128      1,453
Cash paid for income taxes............................................................     --             25        131

17. RESTRUCTURING CHARGE

    In March and April 1996, the Company made announcements regarding changes in senior management and the restructuring of its operations in order to reduce expenses to the level of available capital. These actions included the layoff of certain employees and contractors and the closure of 6 sales offices. As a result, the Company recorded a charge of $1,620 during the first quarter 1996 and $600 during the second quarter of 1996, the components of which relate primarily to severance and lease cancellation charges. Included in the first quarter restructuring charge is approximately $420 relating to the extension of the time period to exercise outstanding stock options. As of December 31, 1996, $807 of this restructuring charge remained in accrued liabilities.

18. SUBSEQUENT EVENTS

    In February 1997, the Company entered into an agreement with Foothill Capital Corporation for a revolving credit facility. Under the terms of the agreement, the Company will be able to borrow up to $30,000, subject to a borrowing base limitation of 85% of eligible billed and 75% of eligible unbilled receivables. Borrowings under this agreement will bear interest at a prime rate, plus one percent, and will be secured by substantially all of the assets of the Company. Pursuant to the agreement, the Company is required to maintain minimum levels of adjusted net worth and is subject to a number of negative covenants which place limitations on, among other things, capital expenditures, investments and additional debt. Other covenants preclude payment of cash dividends and require the Company to obtain the lenders' consent prior to making any acquisitions. Borrowings under the agreement will not be available until satisfaction of a number of conditions, consisting primarily of final documentation of security arrangements, which is expected to occur by May 1997.

    On February 18, 1997, the Company announced that it had awarded a supply agreement to Northern Telecom ("Nortel") for the acquisition of a total of six DMS-250 and DMS-500 local/long distance switching systems. Scheduled for completion by mid-1997, the network will handle local, long distance and value added services. The Company also announced that it had entered into a master lease agreement with Comdisco, Inc. ("Comdisco"), to provide financing for the Nortel switches. The initial financing is approximately $13,000. In March 1997, a warrant for the purchase of up to 117,000 shares of the Company's common stock was granted to Comdisco in connection with this financing arrangement.

                           MIDCOM COMMUNICATIONS INC.

                      CONDENSED CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 1997

                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                           ASSETS
Current assets:
  Cash and cash equivalents.....................................................   $   1,532
  Accounts receivable, less allowance for doubtful accounts of $6,184...........      20,421
  Prepaid expenses and other current assets.....................................       1,820
                                                                                  -----------
    Total current assets........................................................      23,773

Furniture, equipment and leasehold improvements, net............................      24,126
Intangible assets, less accumulated amortization of $49,199.....................       6,402
Other assets and deferred charges, net..........................................       3,891
                                                                                  -----------
                                                                                   $  58,192
                                                                                  -----------
                                                                                  -----------
                            LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Notes payable.................................................................   $ 113,872
  Line of credit................................................................      20,734
  Current portion of capital lease obligations..................................      14,501
  Accounts payable..............................................................       8,524
  Carrier accounts payable......................................................      25,316
  Accrued expenses and other current liabilities................................      16,160
                                                                                  -----------
    Total current liabilities...................................................     199,107

Long-term obligations, less current portion.....................................      --
Other long-term liabilities.....................................................       3,800

Shareholders' deficit:
  Common stock..................................................................      62,063
  Deferred compensation.........................................................      (1,321)
  Accumulated deficit...........................................................    (205,457)
                                                                                  -----------
Total shareholders' deficit.....................................................    (144,715)
                                                                                  -----------
                                                                                   $  58,192
                                                                                  -----------
                                                                                  -----------

      See Notes to Unaudited Condensed Consolidated Financial Statements.

                           MIDCOM COMMUNICATIONS INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                                                                             NINE MONTHS ENDED
                                                                                               SEPTEMBER 30,
                                                                                           ----------------------
                                                                                              1997        1996
                                                                                           ----------  ----------

                                                                                           (IN THOUSANDS, EXCEPT
                                                                                              PER SHARE DATA)
Revenue..................................................................................  $   74,339  $  124,590
Cost of revenue..........................................................................      54,809      89,828
                                                                                           ----------  ----------
Gross profit.............................................................................      19,530      34,762
Operating expenses:
  Selling, general and administrative....................................................      62,646      48,048
  Depreciation...........................................................................       4,133       4,327
  Amortization...........................................................................       9,524      21,857
  Settlement of contract dispute.........................................................      --           8,800
  Relocation of corporate headquarters...................................................       4,866      --
  Restucturing charge....................................................................      --           2,220
  Loss on impairment of assets...........................................................      --          20,765
                                                                                           ----------  ----------
                                                                                               81,169     106,017
                                                                                           ----------  ----------
Operating loss...........................................................................     (61,639)    (71,255)
Other expense (income):
  Interest expense, net..................................................................       8,337       5,959
  Other expense (income), net............................................................        (427)        206
                                                                                           ----------  ----------
Loss before provision for income taxes...................................................     (69,549)    (77,420)
Provision for income taxes...............................................................      --          --
                                                                                           ----------  ----------
Net loss.................................................................................  $  (69,549) $  (77,420)
                                                                                           ----------  ----------
                                                                                           ----------  ----------
Net loss per share.......................................................................  $    (4.51) $    (5.01)
                                                                                           ----------  ----------
                                                                                           ----------  ----------
Weighted average common shares outstanding...............................................      15,438      15,442
                                                                                           ----------  ----------
                                                                                           ----------  ----------

      See Notes to Unaudited Condensed Consolidated Financial Statements.

                           MIDCOM COMMUNICATIONS INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                                                              NINE MONTHS ENDED
                                                                                                SEPTEMBER 30,
                                                                                            ----------------------
                                                                                               1997        1996
                                                                                            ----------  ----------

                                                                                                (IN THOUSANDS)
Net cash used in operating activities.....................................................  $  (40,150) $   (6,591)
                                                                                            ----------  ----------
Investing activities:
    Purchases of furniture, equipment and leasehold improvements..........................      (7,370)     (1,729)
    Net assets acquired in acquisition....................................................        (291)     --
    Proceeds from sale of assets..........................................................          33         673
                                                                                            ----------  ----------
        Net cash used in investing activities.............................................      (7,628)     (1,056)
                                                                                            ----------  ----------
Financing activities:
    Borrowings under line of credit.......................................................      43,735      --
    Repayments of line of credit..........................................................     (23,001)     --
    Proceeds from issuance of convertible subordinated notes payable......................      --          97,743
    Proceeds from notes payable...........................................................      --             333
    Repayment of notes payable............................................................        (921)     (3,946)
    Proceeds from long-term obligations...................................................       6,544      15,000
    Repayment of long-term obligations, including capital leases..........................      (1,165)    (53,687)
    Deferred financing costs..............................................................        (480)     (3,569)
    Repurchase of common shares...........................................................      (6,544)     --
    Proceeds from common stock issued for stock purchase plan and stock options...........         180       2,828
                                                                                            ----------  ----------
        Net cash provided by financing activities.........................................      18,348      54,702
                                                                                            ----------  ----------
Net (decrease) increase in cash...........................................................     (29,430)     47,055
Cash and cash equivalents at beginning of period..........................................      30,962       1,083
                                                                                            ----------  ----------
Cash and cash equivalents at end of period................................................  $    1,532  $   48,138
                                                                                            ----------  ----------
                                                                                            ----------  ----------

      See Notes to Unaudited Condensed Consolidated Financial Statements.

                             MIDCOM COMMUNICATIONS

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

    The accompanying unaudited condensed consolidated financial statements include the accounts of MIDCOM Communications Inc. and its wholly-owned subsidiaries, collectively referred to as "Midcom" or the "Company." The unaudited interim condensed consolidated financial statements and related notes have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission"). Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The accompanying unaudited condensed consolidated financial statements and related notes should be read in conjunction with the consolidated financial statements and related notes thereto included in the Company's Form 10-K as filed with the Securities and Exchange Commission on March 31, 1997.

    On November 7, 1997, Midcom and three of its wholly-owned subsidiaries, PacNet Inc. ("PacNet"), Ad Val, Inc. ("Adval") and Cel-Tech International Corp. ("Cel-Tech"), each filed a petition (collectively, the "Petitions") for relief under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Eastern District of Michigan (the "Bankruptcy Court"), Case Nos. 97-59044-S, 59052-G, 59064-G and 59057-S,
respectively, with such cases to be jointly administered by the Bankruptcy Court under Case No. 97-59044-S, and are currently operating their respective businesses as debtors-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code and subject to the jurisdiction of the Bankruptcy Court. The accompanying unaudited condensed consolidated financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. However, as a result of the filing under Chapter 11 of the Bankruptcy Code and related circumstances, including the Company's leveraged financial structure and losses from operations, such realization of assets and liquidation of liabilities is subject to significant uncertainty. While under the protection of Chapter 11 of the Bankruptcy Code, the Company may sell or otherwise dispose of assets, and liquidate or settle liabilities, for amounts other than those reflected in the accompanying unaudited condensed consolidated financial statements. Further, a plan of reorganization could materially change the amounts reported in such financial statements, which do not give effect to all adjustments of the carrying value of assets or liabilities that might be necessary as a consequence of a plan of reorganization. The appropriateness of using the going concern basis depends upon, among other things, confirmation of a plan of reorganization, future profitable operations, the ability to comply with the terms of any debtor-in-possession credit facility and the ability to generate sufficient cash from operations and financing arrangements to meet obligations.

    The information furnished in the accompanying unaudited condensed consolidated financial statements reflects, in the opinion of management, all adjustments, consisting of only normal recurring items, necessary for a fair presentation of the results for the interim periods presented. Interim results are not necessarily indicative of results for a full year.

    In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 establishes standards for the reporting of operating segment information by publicly held companies in interim financial reports and annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997. The adoption of SFAS 131 will have no impact on the Company's consolidated results of operations, financial position or cash flows.

                             MIDCOM COMMUNICATIONS

1. BASIS OF PRESENTATION (CONTINUED)
    In February 1997, the FASB issued SFAS No. 128, "Earnings per Share" ("SFAS No. 128"). SFAS No. 128 is effective for financial statements for years ending after December 15, 1997. As of December 31, 1997, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share (referred to in SFAS No. 128 as basic earnings per share), the dilutive stock options will be excluded. There is no expected impact on primary earnings per share. The Company has not yet determined the impact of SFAS 128 on the calculation of fully diluted earnings per share (referred to in SFAS No. 128 as diluted earnings per share).

2. LIQUIDITY, CAPITAL RESOURCES, BANKRUPTCY FILING AND OTHER SUBSEQUENT EVENTS

    The Company has operated at substantial losses since its inception. Net losses were approximately $69.5 million, $97.3 million and $33.4 million for the nine months ended September 30, 1997 and the years ended December 31, 1996 and 1995, respectively. As a result of these losses, significant attrition in certain acquired customer bases, investments in business expansion and various other factors, the Company has required substantial external working capital. As of September 30, 1997, the book value of the Company's assets was approximately $58.2 million, total debt outstanding was approximately $149.1 million, and the Company had a negative net worth of approximately $144.7 million.

    In its Quarterly Report on Form 10-Q for the quarter ended June 30,1997, the Company disclosed that, in addition to borrowings available under its revolving credit facility (the "Foothill Credit Facility") with Foothill Capital Corporation ("Foothill"), and financing available under its capital lease facilities, the Company would require between $20 million and $30 million of additional capital in order to fund operating losses, working capital requirements and capital expenditures during the remainder of 1997. In August 1997, the Company obtained an $8 million bridge loan from Foothill (the "Foothill Bridge Loan"). The Foothill Bridge Loan had an interest rate of 15% per annum and was payable in full on November 1, 1997. In addition, on October 10, 1997, the Company completed a private placement of 875,000 shares of Common Stock. The Company received net proceeds from the private placement of approximately $5.5 million which were used for working capital purposes in October 1997.

    In early September 1997, the Company received a term sheet from a major financial institution for an equity financing ranging from $40 million to $50 million. Due diligence with respect to the proposed equity financing commenced immediately with the goal of closing the financing by October 31, 1997. In addition, throughout September and October 1997, the Company continued to pursue other short-term financing. However, at the end of October 1997, the Company had not been successful in its efforts to close the proposed equity financing or obtain additional financing.

    On November 4, 1997, as a result of the Company's failure to repay the Foothill Bridge Loan in full when due, Foothill gave notice of a default under the Foothill Credit Facility and ceased making any further advances to the Company or any of its subsidiaries. In addition to the repayment of the Foothill Bridge Loan, the Company was required to make substantial payments to Sprint Communications Company ("Sprint"), and several of the Company's suppliers threatened termination of services.

    Faced with the imminent termination of service by the Company's principal long-distance carriers, on November 7, 1997, the Company and three of its wholly-owned subsidiaries, PacNet, Adval and Cel-Tech, filed the Petitions and are currently operating their respective businesses as debtors-in-possession pursuant

                             MIDCOM COMMUNICATIONS

2. LIQUIDITY, CAPITAL RESOURCES, BANKRUPTCY FILING AND OTHER SUBSEQUENT EVENTS (CONTINUED) to Sections 1107(a) and 1108 of the Bankruptcy Code and subject to the jurisdiction of the Bankruptcy Court. The Petitions were filed in order to allow the Company and its subsidiaries to continue operations while obtaining relief from the immediate collection of obligations owed to Foothill, Sprint and other creditors.

    The voluntary filing of a petition for relief under the Bankruptcy Code constitutes a default under the Foothill Credit Facility, the Company's equipment lease facilities, the Indenture relating to the Company's $97.7 aggregate principal amount of 8 1/4% Subordinated Convertible Notes due 2003 and the note payable to Ashok Rao in connection with the redemption of certain shares of Common Stock (see Note 6, "Stock Repurchase," below). Accordingly, approximately $112.1 million of long-term indebtedness has been reclassified as current liabilities as of September 30, 1997. Since it is not possible to predict the impact of a sale or liquidation of the Company, no other adjustments have been made to the historical carrying values of the assets and liabilities.

    The Company has arranged for debtor-in-possession financing (the "Foothill DIP Facility") from Foothill. In connection with the Foothill DIP Financing, the Company incurred a loan fee of $250,000. The Foothill DIP Facility consists of a revolving credit facility with borrowing availability of up to $8.5 million, subject to the Company's satisfaction of various terms and conditions, bears interest at prime plus 4% on receivable based advances and 18% on overadvances and expires on January 15, 1997. There can be no assurance that borrowings available under the Foothill DIP Facility will be adequate to meet the Company's working capital needs or that the Company will not require additional debt or equity financing in the future, and there can be no assurance that any such additional debt or equity financing, if needed, would be available to the Company on acceptable terms or at all. In addition, the Company is currently attempting to solicit offers to purchase all or portions of its assets. There can be no assurance that any such transaction will be available to the Company on acceptable terms or at all. The Company is also undertaking aggressive cost-cutting measures, including the lay-off on November 7, 1997 of 170 of its 790 employees. Further cost-cutting measures will be required if the Company is unable to complete a sale of all or part of its business or obtain additional sources of working capital in the near-term. Cost-cutting measures, particularly those affecting the Company's sales and service functions, could have a material adverse effect on the Company's ability to generate revenue.

    The Company is required to submit a plan of reorganization to the Bankruptcy Court. The Company is in the process of developing a plan of reorganization, which the Company expects will involve the sale of all or part of its business. There can be no assurance that the Company will be successful in completing a sale of all or part of its business. In addition, there can be no assurance that the Bankruptcy Court will approve the Company's reorganization plan. If the Company is unable to find a buyer for all or part of its business, or if the Company's reorganization plan is not approved, the Company may be forced to liquidate.

3. ACQUISITION OF PHOENIX NETWORK, INC. AND TRANS NATIONAL COMMUNICATIONS

    On November 10, 1997, the Company announced that the August 13, 1997 merger agreements with Phoenix Network, Inc. ("Phoenix") and Trans National Communications ("TNC") had been terminated. On October 31, 1997, Phoenix notified the Company of its intent to terminate the merger agreement, effective November 5, 1997, due to alleged material breaches by the Company, including the Company's termination of its agreement with Sprint and the deterioration of the Company's financial condition. In

                             MIDCOM COMMUNICATIONS

3. ACQUISITION OF PHOENIX NETWORK, INC. AND TRANS NATIONAL COMMUNICATIONS (CONTINUED) addition, on November 6, 1997, TNC notified the Company of its intent to terminate its purchase agreements with Phoenix that Phoenix had assigned to the Company.

4. RELOCATION OF CORPORATE HEADQUARTERS AND RESTRUCTURING CHARGES

    In May 1997, the Company announced its intention to relocate its corporate headquarter functions based in Seattle, Washington to Southfield, Michigan, where the Company's Chief Executive Officer and other key executives maintained offices. During the third quarter of 1997, the Company completed the relocation of various corporate support functions, including human resources, legal, finance and information services, affecting approximately 130 employees, to temporary office space in Southfield. The Company had originally planned to move these corporate support functions to permanent office space in Southfield when it became available in December 1997; however, in light of the recent deterioration of the Company's financial condition, those plans are being re-evaluated.

    In June 1997, the Company recorded a restructuring charge of $2.5 million, consisting primarily of the cost of severance and loss on disposal of assets in connection with the corporate headquarters relocation. This restructuring charge is included in the corporate headquarters relocation expenses reported on the accompanying unaudited condensed consolidated statement of operations for the nine-month period ended September 30, 1997. As of September 30, 1997, $0.4 million of this restructuring charge remained in accrued liabilities.

    During the third quarter of 1997, the Company incurred approximately $2.1 million of expenses related to the corporate headquarters relocation. If the corporate headquarters relocation is completed as originally planned, the Company now estimates that an additional $0.8 million of expenses would be incurred in the fourth quarter of 1997.

5. BUSINESS COMBINATIONS COMPLETED IN PRIOR YEARS

    On January 27, 1997, in connection with a customer base acquisition completed on July 31, 1995, the Company issued to the assignee of Communications Services of America, Inc. ("CSA") 10,522 shares of common stock valued at $10.38 per share, and in April 1997, the Company issued an additional 18,536 additional shares to compensate for the decrease in value of the common stock since the closing of the acquisition.

    On January 22, 1997, in connection with a customer base acquisition completed in September 30, 1995, the Company issued to the shareholders of Fairfield County Telephone Corporation ("Fairfield") 38,711 shares of common stock valued at $10.25, and in April 1997 the Company issued an additional 59,631 shares to compensate for the decrease in value of the common stock since the closing of the acquisition.

    In January 1997, the Company issued to Richard John 9,457 shares of common stock valued at $9.38 per share, and in August 1997, the Company issued to Richard John 60,000 shares of common stock valued at $8.56 per share in connection with the acquisition of Cel-Tech International Corp.

                           MIDCOM COMMUNICATIONS INC.

6. STOCK REPURCHASE

    In connection with the resignation of Ashok Rao, the Company's former President and Chief Executive Officer, the Company redeemed, in April 1997, 885,360 shares of Common Stock held by Mr. Rao and certain trusts established by Mr. Rao at a price of $6.80 per share (plus interest at 8% from April 1996), to be paid in equal monthly installments over a period of 36 months, beginning May 1997.

7. STOCK OPTION PLAN

    In July 1997, the Company reduced the exercise price of 1.344 million employee stock options with a weighted average exercise price of approximately $8.85 per share to $5.19 per share.

8. NET LOSS PER SHARE

    Net loss per share is based on the weighted average number of common and equivalent shares outstanding using the treasury stock method. Common stock equivalents are excluded from the calculation of net loss per share due to their antidilutive effect.

9. DISPUTES AND LITIGATION

    BANKRUPTCY FILING. On November 7, 1997, Midcom and three of its wholly-owned subsidiaries, PacNet, Adval and Cel-Tech, filed the Petitions and are currently operating their respective businesses as debtors-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code and subject to the jurisdiction of the Bankruptcy Court. See Note 1, "Basis of Presentation," above.

    SPRINT SETTLEMENT. The Company has had a series of ongoing disputes relating to service and billing with Sprint Communications Company ("Sprint"), one of its primary suppliers. For this and other reasons, on September 18, 1997, the Company discontinued its payments to Sprint and, on October 10, 1997, the Company received a notice of default from Sprint. On October 29, 1997, the Company entered into a settlement with Sprint whereby it agreed to pay Sprint $1,250,000 on October 31, 1997, November 7, 1997 and November 14, 1997;
$4,000,000 on November 21, 1997; and thereafter, so long as Sprint continues to provide service to the Company, weekly payments equal to the lesser of $2,000,000 or the current amount outstanding. Sprint and the Company agreed to arbitrate the Company's claims against Sprint up to an aggregate of $5,000,000 and the parties agreed that the Company would transition its traffic to its own or other networks over the ninety day period ending January 29, 1998.

    CLASS ACTION LAWSUIT. The Company, its Vice Chairman of the Board of Directors and largest shareholder, the Company's former President, Chief Executive Officer and Director and the Company's former Chief Financial Officer were named as defendants in a securities action filed in the U.S. District Court for the Western District of Washington (the "Complaint"). The Complaint was filed on behalf of a class of purchasers of the Company's Common Stock during the period beginning on July 6, 1995, the date of the Company's initial public offering, and ending on March 4, 1996 (the "Class Period"). In April 1997, the Board of Directors of the Company unanimously approved the terms of a settlement of all claims against the Company and all of the individual defendants. The settlement, which is subject to Court approval and which admits no liability or fault, provides for the payment of $1.0 million in cash by the Company's insurance carrier, and the issuance of approximately 420,000 shares of the Company's common stock, subject to adjustments depending upon the fair market value of the stock on the date that the settlement is approved by the Court.

                           MIDCOM COMMUNICATIONS INC.

9. DISPUTES AND LITIGATION (CONTINUED)
    SEC INVESTIGATION. The Company was informed in May 1996 that the Commission was conducting an informal inquiry regarding the Company. In May 1997 the Company learned that a formal order of investigation had been entered by the Commission. The Company believes that the focus of the investigation is on (i) the accuracy of disclosures in certain documents filed by the Company with the SEC; (ii) whether the Company had maintained adequate books and records and had adequate internal controls; and (iii) whether records had been falsified. The Company has voluntarily provided documents requested by the Commission, is in the process of furnishing additional requested documents, and has cooperated with the Commission in scheduling interviews with certain former Company personnel. The Company is unable to predict the ultimate outcome of the investigation. The Company and certain of its former employees could be subject to civil or criminal sanctions including monetary penalties and injunctive measures. If imposed on the Company, such penalties and injunctive measures could have a material adverse effect on the Company's business, financial condition and results of operation.

    FRONTIER LAWSUITS. On August 19, 1996 the Company was served with a complaint filed in the U.S. District Court for the Eastern District of Michigan by Frontier Corporation ("Frontier"). The complaint named as defendants the Company and eleven individuals, all of whom are former employees of Frontier who resigned their positions with Frontier. Frontier agreed to dismiss all of the individual defendants in the case except William H. Oberlin, the Company's President and CEO. Moreover, in September 1997, the Court dismissed certain causes of action in the context of a summary judgment hearing. The surviving claims are that: (i) Midcom is in violation of a non-disclosure agreement between Frontier and Midcom by virtue of its alleged use of confidential information of Frontier obtained through employees hired from Frontier and otherwise; and (ii) Midcom and Mr. Oberlin tortuously interfered in Frontier's contractual relationships with various Frontier employees and contractors. The complaint seeks: (i) that the defendants be preliminarily and permanently enjoined from breaching their respective agreements with Frontier; (ii) that Midcom be enjoined from aiding and abetting certain alleged breaches of fiduciary duties; (iii) an order that Midcom hold all profits which it earns as a result of its hiring of the individual defendant and other Frontier employees as constructive trustees for the benefit of Frontier; (iv) an accounting of all profits realized by Midcom as a result of its hiring of the defendant and other Frontier employees; (v) a declaratory judgment on its various claims; (vi) damages in an unspecified amount; (vii) Frontier's costs, including reasonable attorney's fees, incurred in bringing the action; and (viii) other appropriate relief. The Company has recently filed a motion to dismiss the action and it awaits a hearing on this motion.

    An affiliate of Frontier has also filed a complaint in the same U.S. Federal District Court claiming $515,000 for unpaid amounts under a supply agreement. The Company believes this claim to be without substantial merit and is vigorously defending it. The Company's motion to dismiss on statute of limitations grounds was granted in part and remaining matters have been transferred to the FCC as a matter of primary jurisdiction.

    On November 6, 1997, the Company and Frontier agreed to enter into a settlement pursuant to which Frontier would dismiss all claims against the Company and Mr. Oberlin. The settlement would provide, among other things, that, over the next three years, Midcom will transfer approximately $40.5 million of long distance traffic to Frontier and Frontier will transfer approximately $20.25 million of long distance traffic to Midcom. There is some uncertainty as to whether the settlement creates a pre-petition or post-petition claim, which issue is to be decided by the District Court.

    CHERRY COMMUNICATIONS LAWSUIT. In September and December 1995, the Company purchased two significant customer bases from Cherry Communications. The first transaction ("Cherry I") provided for

                           MIDCOM COMMUNICATIONS INC.

9. DISPUTES AND LITIGATION (CONTINUED)
the purchase of long distance customer accounts having monthly revenue for the three months preceding the date of closing of $2.0 million, net of taxes, customer credits and bad debt. The second transaction ("Cherry II") provided for the purchase of long distance customer accounts having monthly revenue which were to average $2.0 million per month over the 12 months following the transaction, net of taxes, customer credits and bad debt. The purchase price payable with respect to Cherry I was a total of $10.5 million, of which $5.5 million was paid in cash and the balance was paid by the delivery of 317,460 shares of Common Stock (subject to a possible increase in such number based on the future value of the Common Stock), of which 126,984 shares are held in escrow to be applied to indemnify claims or to cover shortfalls in revenue from the $2.0 million monthly average. The purchase price for Cherry II was $18.0 million, of which $7.0 million has been paid in cash. Additional installments of $3.4 million were due in February, March and April of 1996, of which $400,000 of each installment was to be placed in an escrow account for satisfaction of indemnity claims or to cover shortfalls in revenue from the $2.0 million monthly average. The parties later agreed that the Company could pay up to $9.0 million of the Cherry II payments either in cash or by delivery of shares of Common Stock. Separately, the Company also agreed to pay Cherry Communications for servicing customer accounts on behalf of the Company. The acquired customer bases have not generated the required minimum revenue levels and Cherry Communications has failed to remit to the Company collections received by Cherry Communications from a portion of the acquired customers. Accordingly, the Company has withheld the final three installment payments for Cherry II (a total of $9.0 million excluding escrowed sums), payment of invoices for carrier service for the acquired bases (up to $11.0 million) and accrued customer service charges of $840,000. Negotiations between Cherry Communications and the Company failed to produce a settlement of these disputes.

    Cherry Communications filed a lawsuit against the Company in the United States District Court for the Northern District of Illinois, Eastern Division. In its First Amended Complaint filed on July 18, 1996, Cherry Communications seeks recovery of (i) approximately $7.2 million plus interest and attorneys' fees alleged to be due and owing under a Rebiller/Reseller Agreement for Switched Services between Cherry Communications and the Company, (ii) approximately $9.0 million plus interest and attorney's fees alleged to be due and owing under the November 1, 1995 Customer Base Purchase and Sale Agreement between Cherry Communications and the Company (the "Cherry II Agreement"), and a Promissory Note executed in connection with the Cherry II Agreement, (iii) customer service charges of $840,000. It is the position of the Company that Cherry Communications has breached its obligations under the Cherry I Agreement and the Cherry II Agreement by among other breaches (i) failing to sell Midcom customer bases having the average monthly revenues required by the customer base agreements, and (ii) failing to remit to Midcom monies collected from the customer accounts. It is also the position of the Company that, as a result of Cherry Communication's breaches of the Cherry I Agreement and the Cherry II Agreement, as amended by certain addenda, that the Company has offsets and counterclaims against Cherry Communications in excess of the sums it has withheld from Cherry Communications. The Company is attempting to negotiate a resolution of the disputes. In the event that a settlement is not reached, the Company intends to vigorously defend the lawsuit filed by Cherry Communications. However, the Company is unable to predict the outcome of this lawsuit. As a result of this litigation, as of September 1, 1996, the Company discontinued booking revenue generated by the customer bases purchased from Cherry Communications. In October 1997, Cherry filed a petition for relief under Chapter 11 of the Bankruptcy Code.

    DISCOM ARBITRATION. Discom Corporation ("Discom"), a former distributor of the Company, in an arbitration proceeding in New York against the Company has filed to increase the amount of its claim against the Company to approximately $8.0 million purportedly based upon a lost profit and damage

                           MIDCOM COMMUNICATIONS INC.

9. DISPUTES AND LITIGATION (CONTINUED)
analysis of its expert. The Company has not yet had an opportunity to depose Discom's expert, but preliminary indications are that the evaluation is seriously flawed and that the Company's own expert testimony will more accurately reflect the maximum possible damage claim of $250,000 to $500,000, which amount has been escrowed by the Company. The Company disputes that any amounts are owed to Discom and it is vigorously defending the case. Arbitration dates were scheduled in August, September and October 1997 with a decision by the arbitration panel expected by the end of fiscal 1997.

    OTHER LITIGATION. The Company is also party to other routine litigation incidental to its business and to which its property is subject. The Company's management believes the ultimate resolution of these matters will not have a material adverse effect on the Company's business, financial condition or results of operations.

10. ADDITIONAL SUBSEQUENT EVENT (UNAUDITED)

    On January 21, 1998, pursuant to an Asset Purchase Agreement between the Company and WinStar Communications, Inc. and one of its subsidiaries (collectively, "Winstar"), Winstar acquired substantially all of Midcom's assets and business for a purchase price of approximately $92.0 million. Approximately $36.6 million of the proceeds were utilized to repay the Foothill credit facility. In addition, approximately $20 million was placed in an escrow account to fund any indemnification claims WinStar may have against Midcom under the Asset Purchase Agreement and approximately $23.5 million was placed in escrow to fund a potential purchase price adjustment provided for in the Asset Purchase Agreement.

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES

                         UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

    The following unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1996 gives effect to the Company's acquisition (the "Milliwave Acquisition") of Milliwave Limited Partnership ("Milliwave") and the February 1997 Preferred Stock Placement, the issuance of the March 1997 Notes in the March 1997 Debt Placement, the WEC II Equipment Notes issued in the August 1997 Debt Placement, the Senior Subordinated Notes issued in the October 1997 Debt Placement, the US ONE Asset Acquisition and Financing, the issuance of the Preferred Stock in the December 1997 Preferred Stock Placement and the Midcom Asset Purchase (the "Financing Transactions and Midcom Asset Purchase" and, together with the Milliwave Acquisition, the "Transactions") as if they occurred as of the beginning of the year ended December 31, 1996. The revenues and results of operations included in the following unaudited pro forma condensed consolidated statements of operations are not indicative of anticipated results of operations for periods subsequent to the Transactions nor are they considered necessarily to be indicative of the results of operations for the year ended December 31, 1996 had the Transactions actually been completed at the beginning of the year ended December 31, 1996.

    The following unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 1997 gives effect to the Financing Transactions and Midcom Asset Purchase as if they occurred as of the beginning of the nine months ended September 30, 1997. The revenues and results of operations included in the following unaudited pro forma condensed consolidated statement of operations are not indicative of anticipated results of operations for periods subsequent to the Financing Transactions and Midcom Asset Purchase nor are they considered necessarily to be indicative of the results of operations for the nine months ended September 30, 1997 had the Financing Transactions and Midcom Asset Purchase actually been completed at the beginning of the nine months ended September 30, 1997.

    The following unaudited pro forma condensed consolidated balance sheet as of September 30, 1997 gives effect to the issuance of the Senior Subordinated Notes issued in the October 1997 Debt Placement, the US ONE Asset Acquisition and Financing, the issuance of the Preferred Stock in the December 1997 Preferred Stock Placement and the Midcom Asset Purchase as if the issuance of the Senior Subordinated Notes issued in the October 1997 Debt Placement, the US ONE Asset Acquisition and Financing, the issuance of the Preferred Stock in the December 1997 Preferred Stock Placement and the Midcom Asset Purchase had occurred on September 30, 1997. The unaudited pro forma condensed consolidated balance sheet has been prepared for information purposes only and does not purport to be indicative of the financial condition that necessarily would have resulted had the issuance of the Senior Subordinated Notes issued in the October 1997 Debt Placement, the US ONE Asset Acquisition and Financing, the issuance of the Preferred Stock in the December 1997 Preferred Stock Placement and the Midcom Asset Purchase taken place on September 30, 1997.

    These financial statements should be read in conjunction with the notes to the unaudited pro forma condensed consolidated financial statements, which follow, the consolidated financial statements of the Company and the related notes thereto, the condensed consolidated financial statements of the Company for the nine months ended September 30, 1997 and the related notes thereto, the financial statements of Midcom and the related notes thereto, the condensed financial statements of Midcom for the nine months ended September 30, 1997 and the related notes thereto, and the financial statements of Milliwave, and the related notes thereto, in each case incorporated by reference into or included elsewhere in this Prospectus.

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1997
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                       PRO FORMA
                                                                                                      ADJUSTMENTS
                                                                                                       INCREASE/
                                                                                                       (DECREASE)    PRO FORMA
                                                                                                        FOR THE       FOR THE
                                                                                                      OCTOBER 1997  OCTOBER 1997
                                                                                       THE COMPANY,       DEBT          DEBT
                                                                                        HISTORICAL     PLACEMENT     PLACEMENT
                                                                                       -------------  ------------  ------------
ASSETS
Current assets
    Cash and cash equivalents........................................................   $   273,537    $   93,915(a)  $  367,452
    Short term investments...........................................................        29,232                      29,232
                                                                                       -------------  ------------  ------------
      Cash, cash equivalents and short term investments..............................       302,769        93,915       396,684
    Investments in marketable equity securities......................................       --                           --
    Accounts receivable, net.........................................................        26,196                      26,196
    Inventories......................................................................         4,954                       4,954
    Prepaid expenses and other current assets........................................        19,683                      19,683
    Assets held for sale.............................................................       --                           --
    Net assets of discontinued operations............................................         5,015                       5,015
                                                                                       -------------  ------------  ------------
      Total current assets...........................................................       358,617        93,915       452,532
Property and equipment, net..........................................................       155,025                     155,025
Licenses, net........................................................................       168,679                     168,679
Intangible assets, net...............................................................        14,998                      14,998
Deferred financing costs.............................................................        21,315         6,185(a)      27,500
Other assets.........................................................................         1,330                       1,330
                                                                                       -------------  ------------  ------------
      Total assets...................................................................   $   719,964    $  100,100    $  820,064
                                                                                       -------------  ------------  ------------
                                                                                       -------------  ------------  ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
    Current portion of long term debt................................................   $     1,910    $             $    1,910
    Accounts payable and accrued expenses............................................        46,961           100(a)      47,061
    Current portion of capitalized lease obligations.................................         6,667                       6,667
                                                                                       -------------  ------------  ------------
      Total current liabilities......................................................        55,538           100        55,638
Capitalized lease obligations, less current portion..................................        25,172                      25,172
Long-term debt, less current portion.................................................       650,819       100,000(a)     750,819
Other long term liabilities..........................................................
Deferred income taxes................................................................        26,500                      26,500
                                                                                       -------------  ------------  ------------
      Total liabilities..............................................................       758,029       100,100       858,129
                                                                                       -------------  ------------  ------------
Commitments and contingencies
Redeemable preferred stock...........................................................                                    --
Stockholders' equity:
    Preferred stock..................................................................            42                          42
    Common stock, $.01 par value; authorized 200,000 shares, issued and outstanding
      33,493 shares, pro forma issued and outstanding 33,493 shares and pro forma as
      adjusted issued and outstanding 33,493 shares..................................           335                         335
    Additional paid-in capital.......................................................       252,647                     252,647
    Deferred compensation............................................................
    Accumulated deficit..............................................................      (291,089)                   (291,089)
                                                                                       -------------  ------------  ------------
      Total stockholders' equity.....................................................       (38,065)       --           (38,065)
                                                                                       -------------  ------------  ------------
      Total liabilities, redeemable preferred stock and stockholders' equity.........   $   719,964    $  100,100    $  820,064
                                                                                       -------------  ------------  ------------
                                                                                       -------------  ------------  ------------

                                                                                                                      PRO FORMA
                                                                                          PRO FORMA                  ADJUSTMENTS
                                                                                         ADJUSTMENTS                  INCREASE/
                                                                                          INCREASE/                   (DECREASE)
                                                                                         (DECREASE)                    FOR THE
                                                                                       FOR THE US ONE               DECEMBER 1997
                                                                                            ASSET                     PREFERRED
                                                                                         ACQUISITION                    STOCK
                                                                                        AND FINANCING   PRO FORMA     PLACEMENT
                                                                                       ---------------  ----------  --------------
ASSETS
Current assets
    Cash and cash equivalents........................................................    $        98(b) $  367,550   $    168,338(c)
                                                                                                                          (62,250)(d
)
    Short term investments...........................................................                       29,232
                                                                                             -------    ----------  --------------
      Cash, cash equivalents and short term investments..............................             98       396,782        106,088
    Investments in marketable equity securities......................................                       --
    Accounts receivable, net.........................................................                       26,196
    Inventories......................................................................                        4,954
    Prepaid expenses and other current assets........................................                       19,683
    Assets held for sale.............................................................         30,000(b)     30,000
    Net assets of discontinued operations............................................                        5,015
                                                                                             -------    ----------  --------------
      Total current assets...........................................................         30,098       482,630        106,088
Property and equipment, net..........................................................         51,152(b)    206,177
Licenses, net........................................................................                      168,679
Intangible assets, net...............................................................                       14,998
Deferred financing costs.............................................................          1,075(b)     28,575         (1,075)(d
)
Other assets.........................................................................                        1,330
                                                                                             -------    ----------  --------------
      Total assets...................................................................    $    82,325    $  902,389   $    105,013
                                                                                             -------    ----------  --------------
                                                                                             -------    ----------  --------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
    Current portion of long term debt................................................    $    62,250(b) $   64,160   $    (62,250)(d
)
    Accounts payable and accrued expenses............................................         20,075(b)     67,136
    Current portion of capitalized lease obligations.................................                        6,667
                                                                                             -------    ----------  --------------
      Total current liabilities......................................................         82,325       137,963        (62,250)
Capitalized lease obligations, less current portion..................................                       25,172
Long-term debt, less current portion.................................................                      750,819
Other long term liabilities..........................................................
Deferred income taxes................................................................                       26,500
                                                                                             -------    ----------  --------------
      Total liabilities..............................................................         82,325       940,454        (62,250)
                                                                                             -------    ----------  --------------
Commitments and contingencies
Redeemable preferred stock...........................................................                       --            175,000(c)
Stockholders' equity:
    Preferred stock..................................................................                           42
    Common stock, $.01 par value; authorized 200,000 shares, issued and outstanding
      33,493 shares, pro forma issued and outstanding 33,493 shares and pro forma as
      adjusted issued and outstanding 33,493 shares..................................                          335
    Additional paid-in capital.......................................................                      252,647         (6,662)(c
)
    Deferred compensation............................................................
    Accumulated deficit..............................................................                     (291,089)        (1,075)(d
)
                                                                                             -------    ----------  --------------
      Total stockholders' equity.....................................................        --            (38,065)        (7,737)
                                                                                             -------    ----------  --------------
      Total liabilities, redeemable preferred stock and stockholders' equity.........    $    82,325    $  902,389   $    105,013
                                                                                             -------    ----------  --------------
                                                                                             -------    ----------  --------------


                                                                                                                      PRO FORMA
                                                                                                                     ADJUSTMENTS
                                                                                                                      INCREASE/
                                                                                                                      (DECREASE)
                                                                                                                       FOR THE
                                                                                                                        MIDCOM
                                                                                                         MIDCOM,        ASSET
                                                                                        AS ADJUSTED     HISTORICAL   ACQUISITION
                                                                                       --------------  ------------  ------------
ASSETS
Current assets
    Cash and cash equivalents........................................................  $      473,638  $      1,532  $    (92,000  )
(e)
                                                                                                                           (1,532
)(e)
    Short term investments...........................................................          29,232
                                                                                       --------------  ------------  ------------
      Cash, cash equivalents and short term investments..............................         502,870         1,532       (93,532)
    Investments in marketable equity securities......................................        --
    Accounts receivable, net.........................................................          26,196        20,421
    Inventories......................................................................           4,954
    Prepaid expenses and other current assets........................................          19,683         1,820
    Assets held for sale.............................................................          30,000
    Net assets of discontinued operations............................................           5,015
                                                                                       --------------  ------------  ------------
      Total current assets...........................................................         588,718        23,773       (93,532)
Property and equipment, net..........................................................         206,177        24,126       (14,501)(e
)
Licenses, net........................................................................         168,679
Intangible assets, net...............................................................          14,998         6,402        49,841(e)
Deferred financing costs.............................................................          27,500
Other assets.........................................................................           1,330         3,891
                                                                                       --------------  ------------  ------------
      Total assets...................................................................  $    1,007,402  $     58,192  $    (58,192)
                                                                                       --------------  ------------  ------------
                                                                                       --------------  ------------  ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
    Current portion of long term debt................................................  $        1,910  $    134,606  $   (134,606
)(e)
    Accounts payable and accrued expenses............................................          67,136        50,000       (50,000)(e
)
    Current portion of capitalized lease obligations.................................           6,667        14,501       (14,501)(e
)
                                                                                       --------------  ------------  ------------
      Total current liabilities......................................................          75,713       199,107      (199,107)
Capitalized lease obligations, less current portion..................................          25,172
Long-term debt, less current portion.................................................         750,819
Other long term liabilities..........................................................                         3,800        (3,800)(e
)
Deferred income taxes................................................................          26,500
                                                                                       --------------  ------------  ------------
      Total liabilities..............................................................         878,204       202,907      (202,907)
                                                                                       --------------  ------------  ------------
Commitments and contingencies
Redeemable preferred stock...........................................................         175,000       --            --
Stockholders' equity:
    Preferred stock..................................................................              42
    Common stock, $.01 par value; authorized 200,000 shares, issued and outstanding
      33,493 shares, pro forma issued and outstanding 33,493 shares and pro forma as
      adjusted issued and outstanding 33,493 shares..................................             335        62,063       (62,063)(e
)
    Additional paid-in capital.......................................................         245,985
    Deferred compensation............................................................                        (1,321)        1,321(e)
    Accumulated deficit..............................................................        (292,164)     (205,457)      205,457
(e)
                                                                                       --------------  ------------  ------------
      Total stockholders' equity.....................................................         (45,802)     (144,715)      144,715
                                                                                       --------------  ------------  ------------
      Total liabilities, redeemable preferred stock and stockholders' equity.........  $    1,007,402  $     58,192  $    (58,192)
                                                                                       --------------  ------------  ------------
                                                                                       --------------  ------------  ------------


                                                                                        AS FURTHER
                                                                                         ADJUSTED
                                                                                       ------------
ASSETS
Current assets
    Cash and cash equivalents........................................................  $    381,638

    Short term investments...........................................................        29,232
                                                                                       ------------
      Cash, cash equivalents and short term investments..............................       410,870
    Investments in marketable equity securities......................................       --
    Accounts receivable, net.........................................................        46,617
    Inventories......................................................................         4,954
    Prepaid expenses and other current assets........................................        21,503
    Assets held for sale.............................................................        30,000
    Net assets of discontinued operations............................................         5,015
                                                                                       ------------
      Total current assets...........................................................       518,959
Property and equipment, net..........................................................       215,802
Licenses, net........................................................................       168,679
Intangible assets, net...............................................................        71,241
Deferred financing costs.............................................................        27,500
Other assets.........................................................................         5,221
                                                                                       ------------
      Total assets...................................................................  $  1,007,402
                                                                                       ------------
                                                                                       ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
    Current portion of long term debt................................................  $      1,910
    Accounts payable and accrued expenses............................................        67,136
    Current portion of capitalized lease obligations.................................         6,667
                                                                                       ------------
      Total current liabilities......................................................        75,713
Capitalized lease obligations, less current portion..................................        25,172
Long-term debt, less current portion.................................................       750,819
Other long term liabilities..........................................................       --
Deferred income taxes................................................................        26,500
                                                                                       ------------
      Total liabilities..............................................................       878,204
                                                                                       ------------
Commitments and contingencies
Redeemable preferred stock...........................................................       175,000
Stockholders' equity:
    Preferred stock..................................................................            42
    Common stock, $.01 par value; authorized 200,000 shares, issued and outstanding
      33,493 shares, pro forma issued and outstanding 33,493 shares and pro forma as
      adjusted issued and outstanding 33,493 shares..................................           335
    Additional paid-in capital.......................................................       245,985
    Deferred compensation............................................................       --
    Accumulated deficit..............................................................      (292,164)
                                                                                       ------------
      Total stockholders' equity.....................................................       (45,802)
                                                                                       ------------
      Total liabilities, redeemable preferred stock and stockholders' equity.........  $  1,007,402
                                                                                       ------------
                                                                                       ------------

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            PRO FORMA
                                                                           ADJUSTMENTS
                                                                            INCREASE/
                                                                           (DECREASE)
                                                                             FOR THE      PRO FORMA       PRO FORMA
                                                                            FEBRUARY       FOR THE       ADJUSTMENTS
                                                                              1997      FEBRUARY 1997     INCREASE/
                                                                            PREFERRED     PREFERRED    (DECREASE) FOR
                                                            THE COMPANY,      STOCK         STOCK      THE MARCH 1997
                                                             HISTORICAL     PLACEMENT     PLACEMENT    DEBT PLACEMENT
                                                            -------------  -----------  -------------  ---------------
Operating revenues
  Telecommunications services.............................   $    23,910    $            $    23,910      $
  Information services....................................        25,693                      25,693
                                                            -------------  -----------  -------------       -------
Total operating revenues..................................        49,603       --             49,603         --
                                                            -------------  -----------  -------------       -------

Operating expenses
  Cost of services and products...........................        48,488                      48,488
  Selling, general and administrative expenses............       109,916                     109,916
  Relocation of corporate headquarters....................                                   --
  Depreciation and amortization...........................        15,474                      15,474
                                                            -------------  -----------  -------------       -------
Total operating expenses                                         173,878       --            173,878         --
                                                            -------------  -----------  -------------       -------
  Operating loss..........................................      (124,275)      --           (124,275)        --
Other expense
  Interest expense........................................       (53,074)                    (53,074)        (8,476)(f)
  Interest income.........................................        11,052                      11,052
  Other income............................................         2,219                       2,219
                                                            -------------  -----------  -------------       -------
Net loss from continuing operations.......................      (164,078)      --           (164,078)        (8,476)
Loss from discontinued operations.........................        (1,977)                     (1,977)
                                                            -------------  -----------  -------------       -------
Net loss..................................................      (166,055)      --           (166,055)        (8,476)
Less preferred stock dividends............................        (3,881)        (654)(e)       (4,535)
                                                            -------------  -----------  -------------       -------
Net loss applicable to common stock.......................   $  (169,936)   $    (654)   $  (170,590)     $  (8,476)
                                                            -------------  -----------  -------------       -------
                                                            -------------  -----------  -------------       -------
Net loss applicable to common stock per share from
  continuing operations...................................   $     (5.10)                $     (5.12)
Net loss per share from discontinued operations...........         (0.06)                      (0.06)
                                                            -------------               -------------
Net loss applicable to common stock per share.............   $     (5.16)                $     (5.18)
                                                            -------------               -------------
                                                            -------------               -------------
Weighted average shares outstanding.......................        32,923                      32,923
                                                            -------------               -------------
                                                            -------------               -------------


                                                                                                  PRO FORMA
                                                              PRO FORMA                            FOR THE
                                                               FOR THE                          FEBRUARY 1997
                                                            FEBRUARY 1997      PRO FORMA          PREFERRED          PRO FORMA

                                                              PREFERRED       ADJUSTMENTS     STOCK PLACEMENT,      ADJUSTMENTS

                                                                STOCK          INCREASE/       THE MARCH 1997        INCREASE/

                                                            PLACEMENT AND   (DECREASE) FOR     DEBT PLACEMENT      (DECREASE) FOR

                                                            THE MARCH 1997  THE AUGUST 1997  AND THE AUGUST 1997  THE OCTOBER 1997

                                                            DEBT PLACEMENT  DEBT PLACEMENT     DEBT PLACEMENT      DEBT PLACEMENT

                                                            --------------  ---------------  -------------------  ----------------

Operating revenues
  Telecommunications services.............................    $   23,910       $                 $    23,910         $

  Information services....................................        25,693                              25,693
                                                            --------------       -------          ----------           --------

Total operating revenues..................................        49,603          --                  49,603             --

                                                            --------------       -------          ----------           --------

Operating expenses
  Cost of services and products...........................        48,488                              48,488
  Selling, general and administrative expenses............       109,916                             109,916
  Relocation of corporate headquarters....................        --                                 --
  Depreciation and amortization...........................        15,474                              15,474
                                                            --------------       -------          ----------           --------

Total operating expenses                                         173,878          --                 173,878             --

                                                            --------------       -------          ----------           --------

  Operating loss..........................................      (124,275)         --                (124,275)            --

Other expense
  Interest expense........................................       (61,550)         (4,018)(g)         (65,568)           (12,024)(h)

  Interest income.........................................        11,052                              11,052
  Other income............................................         2,219                               2,219
                                                            --------------       -------          ----------           --------

Net loss from continuing operations.......................      (172,554)         (4,018)           (176,572)           (12,024)

Loss from discontinued operations.........................        (1,977)                             (1,977)
                                                            --------------       -------          ----------           --------

Net loss..................................................      (174,531)         (4,018)           (178,549)           (12,024)

Less preferred stock dividends............................        (4,535)                             (4,535)
                                                            --------------       -------          ----------           --------

Net loss applicable to common stock.......................    $ (179,066)      $  (4,018)        $  (183,084)        $  (12,024)

                                                            --------------       -------          ----------           --------

                                                            --------------       -------          ----------           --------

Net loss applicable to common stock per share from
  continuing operations...................................    $    (5.38)                        $     (5.50)
Net loss per share from discontinued operations...........         (0.06)                              (0.06)
                                                            --------------                        ----------
Net loss applicable to common stock per share.............    $    (5.44)                        $     (5.56)
                                                            --------------                        ----------
                                                            --------------                        ----------
Weighted average shares outstanding.......................        32,923                              32,923
                                                            --------------                        ----------
                                                            --------------                        ----------

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            PRO FORMA
                                                                             FOR THE
                                                                          FEBRUARY 1997
                                                                            PREFERRED           PRO FORMA
                                                                         STOCK PLACEMENT,      ADJUSTMENTS
                                                                          THE MARCH 1997        INCREASE/
                                                                         DEBT PLACEMENT,      (DECREASE) FOR
                                                                         THE AUGUST 1997           THE
                                                                          DEBT PLACEMENT       US ONE ASSET
                                                                       AND THE OCTOBER 1997  ACQUISITION AND
                                                                          DEBT PLACEMENT        FINANCING       PRO FORMA
                                                                       --------------------  ----------------  -----------
Operating revenues
  Telecommunications services........................................      $     23,910         $               $  23,910
  Information services...............................................            25,693                            25,693
                                                                             ----------           --------     -----------
Total operating revenues.............................................            49,603             --             49,603
                                                                             ----------           --------     -----------

Operating expenses
  Cost of services and products......................................            48,488                            48,488
  Selling, general and administrative expenses.......................           109,916                           109,916
  Relocation of corporate headquarters...............................           --                                 --
  Depreciation and amortization......................................            15,474              4,796(i)      20,270
                                                                             ----------           --------     -----------
Total operating expenses                                                        173,878              4,796        178,674
                                                                             ----------           --------     -----------
  Operating loss.....................................................          (124,275)            (4,796)      (129,071)
Other expense
  Interest expense...................................................           (77,592)            (6,515)(i)    (84,107)
  Interest income....................................................            11,052                            11,052
  Other income.......................................................             2,219                             2,219
                                                                             ----------           --------     -----------
Net loss from continuing operations..................................          (188,596)           (11,311)      (199,907)
Loss from discontinued operations....................................            (1,977)                           (1,977)
                                                                             ----------           --------     -----------
Net loss.............................................................          (190,573)           (11,311)      (201,884)
Less preferred stock dividends.......................................            (4,535)                           (4,535)
                                                                             ----------           --------     -----------
Net loss applicable to common stock..................................      $   (195,108)        $  (11,311)     $(206,419)
                                                                             ----------           --------     -----------
                                                                             ----------           --------     -----------
Net loss applicable to common stock per share from continuing
  operations.........................................................      $      (5.87)                        $   (6.21)
Net loss per share from discontinued operations......................             (0.06)                            (0.06)
                                                                             ----------                        -----------
Net loss applicable to common stock per share........................      $      (5.93)                        $   (6.27)
                                                                             ----------                        -----------
                                                                             ----------                        -----------
Weighted average shares outstanding..................................            32,923                            32,923
                                                                             ----------                        -----------
                                                                             ----------                        -----------


                                                                          PRO FORMA                                 PRO FORMA
                                                                         ADJUSTMENTS                               ADJUSTMENTS
                                                                          INCREASE/                                 INCREASE/
                                                                        (DECREASE) FOR                             (DECREASE)
                                                                             THE                                     FOR THE
                                                                        DECEMBER 1997                                MIDCOM
                                                                       PREFERRED STOCK    PRO FORMA     MIDCOM,       ASSET
                                                                          PLACEMENT      AS ADJUSTED  HISTORICAL   ACQUISITION
                                                                       ----------------  -----------  -----------  -----------
Operating revenues
  Telecommunications services........................................     $               $  23,910    $  74,339    $
  Information services...............................................                        25,693
                                                                            --------     -----------  -----------  -----------
Total operating revenues.............................................         --             49,603       74,339       --
                                                                            --------     -----------  -----------  -----------
Operating expenses
  Cost of services and products......................................                        48,488       54,809
  Selling, general and administrative expenses.......................                       109,916       62,646
  Relocation of corporate headquarters...............................                        --            4,866
  Depreciation and amortization......................................                        20,270       13,657        3,738(l)
                                                                                                                       (1,088)(o)
                                                                            --------     -----------  -----------  -----------
Total operating expenses                                                      --            178,674      135,978        2,650
                                                                            --------     -----------  -----------  -----------
  Operating loss.....................................................         --           (129,071)     (61,639)      (2,650)
Other expense
  Interest expense...................................................          6,515(k)     (78,667)      (8,337)       8,337(m)
                                                                              (1,075)(k)
  Interest income....................................................                        11,052          427       (3,588)(n)
  Other income.......................................................                         2,219
                                                                            --------     -----------  -----------  -----------
Net loss from continuing operations..................................          5,440       (194,467)     (69,549)       2,099
Loss from discontinued operations....................................                        (1,977)
                                                                            --------     -----------  -----------  -----------
Net loss.............................................................          5,440       (196,444)     (69,549)       2,099
Less preferred stock dividends.......................................        (19,147)(j)    (23,682)      --           --
                                                                            --------     -----------  -----------  -----------
Net loss applicable to common stock..................................     $  (13,707)     $(220,126)   $ (69,549)   $   2,099
                                                                            --------     -----------  -----------  -----------
                                                                            --------     -----------  -----------  -----------
Net loss applicable to common stock per share from continuing
  operations.........................................................                     $   (6.63)
Net loss per share from discontinued operations......................                         (0.06)
                                                                                         -----------
Net loss applicable to common stock per share........................                     $   (6.69)
                                                                                         -----------
                                                                                         -----------
Weighted average shares outstanding..................................                        32,923
                                                                                         -----------
                                                                                         -----------


                                                                        PRO FORMA
                                                                       AS FURTHER
                                                                        ADJUSTED
                                                                       -----------
Operating revenues
  Telecommunications services........................................   $  98,249
  Information services...............................................      25,693
                                                                       -----------
Total operating revenues.............................................     123,942
                                                                       -----------
Operating expenses
  Cost of services and products......................................     103,297
  Selling, general and administrative expenses.......................     172,562
  Relocation of corporate headquarters...............................       4,866
  Depreciation and amortization......................................      36,577

                                                                       -----------
Total operating expenses                                                  317,302
                                                                       -----------
  Operating loss.....................................................    (193,360)
Other expense
  Interest expense...................................................     (78,667)

  Interest income....................................................       7,891
  Other income.......................................................       2,219
                                                                       -----------
Net loss from continuing operations..................................    (261,917)
Loss from discontinued operations....................................      (1,977)
                                                                       -----------
Net loss.............................................................    (263,894)
Less preferred stock dividends.......................................     (23,682)
                                                                       -----------
Net loss applicable to common stock..................................   $(287,576)
                                                                       -----------
                                                                       -----------
Net loss applicable to common stock per share from continuing
  operations.........................................................   $   (8.67)
Net loss per share from discontinued operations......................       (0.06)
                                                                       -----------
Net loss applicable to common stock per share........................   $   (8.73)
                                                                       -----------
                                                                       -----------
Weighted average shares outstanding..................................      32,923
                                                                       -----------
                                                                       -----------

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                 PRO FORMA
                                                                                                                ADJUSTMENTS
                                                                                                                 INCREASE/
                                                                                                                (DECREASE)
                                                                                 PRO FORMA                          FOR
                                                                                ADJUSTMENTS      PRO FORMA          THE
                                                                                 INCREASE/          FOR        FEBRUARY 1997
                                                                              (DECREASE) FOR        THE          PREFERRED
                                                THE COMPANY,   MILLIWAVE LP,  THE ACQUISITION   ACQUISITION        STOCK
                                                 HISTORICAL     HISTORICAL     OF MILLIWAVE     OF MILLIWAVE     PLACEMENT
                                                -------------  -------------  ---------------  --------------  -------------
Operating revenues
  Telecommunications services.................    $  33,969      $       4       $  (1,492)(a)   $   32,481      $
  Information services........................       14,650         --              --               14,650
                                                -------------  -------------       -------     --------------  -------------
Total operating revenues......................       48,619              4          (1,492)          47,131         --
                                                -------------  -------------       -------     --------------  -------------
Operating expenses
  Cost of services and products...............       38,233         --                (686)(a)       37,547
  Selling, general and administrative
    expenses..................................       62,365          1,634          --               63,999
  Relocation of corporate headquarters........                                                       --
  Loss on impairment of assets................                                                       --
  Contract settlement.........................                                                       --
  Depreciation and amortization...............        4,501            201           3,470(b)         8,172
                                                -------------  -------------       -------     --------------  -------------
Total operating expenses......................      105,099          1,835           2,784          109,718         --
                                                -------------  -------------       -------     --------------  -------------
  Operating loss..............................      (56,480)        (1,831)         (4,276)         (62,587)        --
Other expense
  Interest expense............................      (36,748)            (6)         --              (36,754)
  Interest income.............................       10,515             93          (2,155)(c)        8,453
                                                -------------  -------------       -------     --------------  -------------
Net loss from continuing operations...........      (82,713)        (1,744)         (6,431)         (90,888)        --
Loss from discontinued operations.............       (1,010)        --              --               (1,010)
                                                -------------  -------------       -------     --------------  -------------
Net loss......................................      (83,723)        (1,744)         (6,431)         (91,898)        --
Less preferred stock dividends................       --             --              --               --             (6,000)(e)
                                                -------------  -------------       -------     --------------  -------------
Net loss applicable to common stock...........    $ (83,723)     $  (1,744)      $  (6,431)      $  (91,898)     $  (6,000)
                                                -------------  -------------       -------     --------------  -------------
                                                -------------  -------------       -------     --------------  -------------
Net loss applicable to common stock per share
  from continuing operations..................    $   (2.96)                                     $    (2.89)

Net loss per share from discontinued
  operations..................................        (0.04)                                          (0.03)
                                                -------------                                  --------------
Net loss applicable to common stock per
  share.......................................    $   (3.00)                                     $    (2.92)
                                                -------------                                  --------------
                                                -------------                                  --------------
Weighted average shares outstanding...........       27,911                          3,595(d)        31,506
                                                -------------                      -------     --------------
                                                -------------                      -------     --------------

                                                                                PRO FORMA FOR
                                                                               THE ACQUISITION
                                                PRO FORMA FOR                   OF MILLIWAVE,
                                                     THE          PRO FORMA          THE
                                                 ACQUISITION     ADJUSTMENTS    FEBRUARY 1997
                                                 OF MILLIWAVE     INCREASE/       PREFERRED        PRO FORMA
                                                 AND FOR THE     (DECREASE)         STOCK         ADJUSTMENTS
                                                FEBRUARY 1997        FOR          PLACEMENT        INCREASE/
                                                  PREFERRED       THE MARCH          AND        (DECREASE) FOR
                                                    STOCK         1997 DEBT    THE MARCH 1997   THE AUGUST 1997
                                                  PLACEMENT       PLACEMENT    DEBT PLACEMENT   DEBT PLACEMENT
                                                --------------  -------------  ---------------  ---------------
Operating revenues
  Telecommunications services.................   $     32,481     $              $    32,481       $
  Information services........................         14,650                         14,650
                                                --------------  -------------  ---------------       -------
Total operating revenues......................         47,131        --               47,131          --
                                                --------------  -------------  ---------------       -------
Operating expenses
  Cost of services and products...............         37,547                         37,547
  Selling, general and administrative
    expenses..................................         63,999                         63,999
  Relocation of corporate headquarters........        --                             --
  Loss on impairment of assets................        --                             --
  Contract settlement.........................        --                             --
  Depreciation and amortization...............          8,172                          8,172
                                                --------------  -------------  ---------------       -------
Total operating expenses......................        109,718        --              109,718          --
                                                --------------  -------------  ---------------       -------
  Operating loss..............................        (62,587)       --              (62,587)         --
Other expense
  Interest expense............................        (36,754)      (41,077)(f)       (77,831)        (6,494)(g)
  Interest income.............................          8,453                          8,453
                                                --------------  -------------  ---------------       -------
Net loss from continuing operations...........        (90,888)      (41,077)        (131,965)         (6,494)
Loss from discontinued operations.............         (1,010)                        (1,010)
                                                --------------  -------------  ---------------       -------
Net loss......................................        (91,898)      (41,077)        (132,975)         (6,494)
Less preferred stock dividends................         (6,000)                        (6,000)
                                                --------------  -------------  ---------------       -------
Net loss applicable to common stock...........   $    (97,898)    $ (41,077)     $  (138,975)      $  (6,494)
                                                --------------  -------------  ---------------       -------
                                                --------------  -------------  ---------------       -------
Net loss applicable to common stock per share
  from continuing operations..................   $      (3.08)                   $     (4.38)
Net loss per share from discontinued
  operations..................................          (0.03)                         (0.03)
                                                --------------                 ---------------
Net loss applicable to common stock per
  share.......................................   $      (3.11)                   $     (4.41)
                                                --------------                 ---------------
                                                --------------                 ---------------
Weighted average shares outstanding...........         31,506                         31,506
                                                --------------                 ---------------
                                                --------------                 ---------------


                                                  PRO FORMA FOR THE
                                                    ACQUISITION OF
                                                      MILLIWAVE,
                                                THE FEBRUARY 1997 PRE-
                                                     FERRED STOCK
                                                      PLACEMENT,
                                                    THE MARCH 1997
                                                    DEBT PLACEMENT
                                                 AND THE AUGUST 1997
                                                    DEBT PLACEMENT
                                                ----------------------
Operating revenues
  Telecommunications services.................        $   32,481
  Information services........................            14,650
                                                      ----------
Total operating revenues......................            47,131
                                                      ----------
Operating expenses
  Cost of services and products...............            37,547
  Selling, general and administrative
    expenses..................................            63,999
  Relocation of corporate headquarters........            --
  Loss on impairment of assets................            --
  Contract settlement.........................            --
  Depreciation and amortization...............             8,172
                                                      ----------
Total operating expenses......................           109,718
                                                      ----------
  Operating loss..............................           (62,587)
Other expense
  Interest expense............................           (84,325)
  Interest income.............................             8,453
                                                      ----------
Net loss from continuing operations...........          (138,459)
Loss from discontinued operations.............            (1,010)
                                                      ----------
Net loss......................................          (139,469)
Less preferred stock dividends................            (6,000)
                                                      ----------
Net loss applicable to common stock...........        $ (145,469)
                                                      ----------
                                                      ----------
Net loss applicable to common stock per share
  from continuing operations..................        $    (4.59)
Net loss per share from discontinued
  operations..................................             (0.03)
                                                      ----------
Net loss applicable to common stock per
  share.......................................        $    (4.62)
                                                      ----------
                                                      ----------
Weighted average shares outstanding...........            31,506
                                                      ----------
                                                      ----------

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                       PRO FORMA FOR THE
                                                                                         ACQUISITION OF
                                                                                           MILLIWAVE,
                                                                                     THE FEBRUARY 1997 PRE-
                                                                                          FERRED STOCK          PRO FORMA
                                                                                           PLACEMENT,          ADJUSTMENTS
                                                                      PRO FORMA          THE MARCH 1997         INCREASE/
                                                                     ADJUSTMENTS        DEBT PLACEMENT,       (DECREASE) FOR
                                                                      INCREASE/         THE AUGUST 1997            THE
                                                                    (DECREASE) FOR     DEBT PLACEMENT AND      US ONE ASSET
                                                                   THE OCTOBER 1997     THE OCTOBER 1997     ACQUISITION AND
                                                                    DEBT PLACEMENT       DEBT PLACEMENT         FINANCING
                                                                   ----------------  ----------------------  ----------------
Operating revenues
  Telecommunications services....................................     $                    $   32,481           $
  Information services...........................................                              14,650
                                                                        --------           ----------             --------
Total operating revenues.........................................         --                   47,131               --
                                                                        --------           ----------             --------
Operating expenses
  Cost of services and products..................................                              37,547
  Selling, general and administrative expenses...................                              63,999
  Relocation of corporate headquarters...........................                              --
  Loss on impairment of assets...................................                              --
  Contract settlement............................................                              --
  Depreciation and amortization..................................                               8,172                6,394(i)
                                                                        --------           ----------             --------
Total operating expenses.........................................         --                  109,718                6,394
                                                                        --------           ----------             --------
  Operating loss.................................................         --                  (62,587)              (6,394)
Other expense
  Interest expense...............................................        (16,219)(h)         (100,544)              (8,686)(i)
  Interest income................................................                               8,453
                                                                        --------           ----------             --------
Net loss from continuing operations..............................        (16,219)            (154,678)             (15,080)
Loss from discontinued operations................................                              (1,010)
                                                                        --------           ----------             --------
Net loss.........................................................        (16,219)            (155,688)             (15,080)
Less preferred stock dividends...................................                              (6,000)
                                                                        --------           ----------             --------
Net loss applicable to common stock..............................     $  (16,219)          $ (161,688)          $  (15,080)
                                                                        --------           ----------             --------
                                                                        --------           ----------             --------
Net loss applicable to common stock per share from continuing
  operations.....................................................                          $    (5.10)

Net loss per share from discontinued operations..................                               (0.03)
                                                                                           ----------
Net loss applicable to common stock per share....................                          $    (5.13)
                                                                                           ----------
                                                                                           ----------
Weighted average shares outstanding..............................                              31,506
                                                                                           ----------
                                                                                           ----------


                                                                                   PRO FORMA
                                                                                  ADJUSTMENTS
                                                                                   INCREASE/
                                                                                 (DECREASE) FOR
                                                                                      THE
                                                                                 DECEMBER 1997
                                                                                PREFERRED STOCK                  MIDCOM,
                                                                    PRO FORMA      PLACEMENT      AS ADJUSTED  HISTORICAL
                                                                   -----------  ----------------  -----------  -----------
Operating revenues
  Telecommunications services....................................   $  32,481      $               $  32,481    $ 148,777
  Information services...........................................      14,650                         14,650       --
                                                                   -----------       --------     -----------  -----------
Total operating revenues.........................................      47,131          --             47,131      148,777
                                                                   -----------       --------     -----------  -----------
Operating expenses
  Cost of services and products..................................      37,547                         37,547      107,950
  Selling, general and administrative expenses...................      63,999                         63,999       65,025
  Relocation of corporate headquarters...........................      --                             --            2,220
  Loss on impairment of assets...................................      --                             --           20,765
  Contract settlement............................................      --                             --            8,800
  Depreciation and amortization..................................      14,566                         14,566       32,687

                                                                   -----------       --------     -----------  -----------
Total operating expenses.........................................     116,112          --            116,112      237,447
                                                                   -----------       --------     -----------  -----------
  Operating loss.................................................     (68,981)         --            (68,981)     (88,670)
Other expense
  Interest expense...............................................    (109,230)          8,686(k)    (101,619)      (8,726)
                                                                                       (1,075)(k)
  Interest income................................................       8,453                          8,453           77
                                                                   -----------       --------     -----------  -----------
Net loss from continuing operations..............................    (169,758)          7,611       (162,147)     (97,319)
Loss from discontinued operations................................      (1,010)                        (1,010)
                                                                   -----------       --------     -----------  -----------
Net loss.........................................................    (170,768)          7,611       (163,157)     (97,319)
Less preferred stock dividends...................................      (6,000)        (25,826)(j)    (31,826)
                                                                   -----------       --------     -----------  -----------
Net loss applicable to common stock..............................   $(176,768)     $  (18,215)     $(194,983)   $ (97,319)
                                                                   -----------       --------     -----------  -----------
                                                                   -----------       --------     -----------  -----------
Net loss applicable to common stock per share from continuing
  operations.....................................................   $   (5.58)                     $   (6.16)
Net loss per share from discontinued operations..................       (0.03)                         (0.03)
                                                                   -----------                    -----------
Net loss applicable to common stock per share....................   $   (5.61)                     $   (6.19)
                                                                   -----------                    -----------
                                                                   -----------                    -----------
Weighted average shares outstanding..............................      31,506                         31,506
                                                                   -----------                    -----------
                                                                   -----------                    -----------


                                                                    PRO FORMA
                                                                   ADJUSTMENTS
                                                                    INCREASE/
                                                                   (DECREASE)
                                                                     FOR THE
                                                                     MIDCOM
                                                                      ASSET     AS FURTHER
                                                                   ACQUISITION   ADJUSTED
                                                                   -----------  -----------
Operating revenues
  Telecommunications services....................................   $            $ 181,258
  Information services...........................................                   14,650
                                                                   -----------  -----------
Total operating revenues.........................................      --          195,908
                                                                   -----------  -----------
Operating expenses
  Cost of services and products..................................                  145,497
  Selling, general and administrative expenses...................                  129,024
  Relocation of corporate headquarters...........................                    2,220
  Loss on impairment of assets...................................                   20,765
  Contract settlement............................................                    8,800
  Depreciation and amortization..................................       4,984(l)     50,787
                                                                       (1,450)(o)
                                                                   -----------  -----------
Total operating expenses.........................................       3,534      357,093
                                                                   -----------  -----------
  Operating loss.................................................      (3,534)    (161,185)
Other expense
  Interest expense...............................................       8,726(m)   (101,619)

  Interest income................................................      (4,784)(n)      3,746
                                                                   -----------  -----------
Net loss from continuing operations..............................         408     (259,058)
Loss from discontinued operations................................                   (1,010)
                                                                   -----------  -----------
Net loss.........................................................         408     (260,068)
Less preferred stock dividends...................................                  (31,826)
                                                                   -----------  -----------
Net loss applicable to common stock..............................   $     408    $(291,894)
                                                                   -----------  -----------
                                                                   -----------  -----------
Net loss applicable to common stock per share from continuing
  operations.....................................................                $   (9.23)
Net loss per share from discontinued operations..................                    (0.03)
                                                                                -----------
Net loss applicable to common stock per share....................                $   (9.26)
                                                                                -----------
                                                                                -----------
Weighted average shares outstanding..............................                   31,506
                                                                                -----------
                                                                                -----------

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

    The adjustments below were prepared based on data currently available and in some cases are based on estimates or approximations. It is possible that the actual amounts to be recorded may have an impact on the results of operations and the balance sheet different from that reflected in the accompanying unaudited pro forma condensed consolidated financial statements. It is therefore possible that the entries presented below will not be the amounts that were actually recorded.

BALANCE SHEET AT SEPTEMBER 30, 1997

(a) To record the issuance of the Senior Subordinated Notes in the October 1997 Debt Placement and related fees and expenses.

(b) To record the acquisition of the US ONE assets and the related financing and related fees and expenses.

(c) To record the issuance of the Preferred Stock in the December 1997 Preferred Stock Placement and related fees and expenses.

(d) To repay the $62.25 million US ONE Asset Financing with a portion of the proceeds of the December 1997 Preferred Stock Placement and to write off the related deferred financing costs.

(e) To record the Midcom Asset Purchase as follows:

Record Cash Payment to Midcom Creditors..........................................  $   (92,000)
Eliminate Cash not Acquired......................................................       (1,532)
Eliminate Property and Equipment not Retained....................................      (14,501)
Allocate Excess Purchase Price to Intangible Assets..............................       49,841
                                                                                   -----------
    Total Asset Adjustments......................................................  $   (58,192)
                                                                                   -----------
                                                                                   -----------

Eliminate Current Portion of Midcom Long Term Debt...............................     (134,606)
Eliminate Midcom Accounts Payable and Accrued Expenses...........................      (50,000)
Eliminate Midcom Capital Lease Obligations.......................................      (14,501)
Eliminate the Other Long Term Liabilities of Midcom..............................       (3,800)
Eliminate the Common Stock of Midcom.............................................      (62,063)
Eliminate Deferred Compensation of Midcom........................................        1,321
Eliminate Accumulated Deficit of Midcom..........................................      205,457
                                                                                   -----------
    Total Liability and Equity Adjustments.......................................  $   (58,192)
                                                                                   -----------
                                                                                   -----------

STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE NINE MONTHS
  ENDED SEPTEMBER 30, 1997

(a) To eliminate sales, management fees, and cost of sales recorded by the Company pursuant to management and other agreements with Milliwave.

(b) To record amortization on the licenses acquired in the acquisition of Milliwave.

(c) To eliminate interest income, at an assumed rate of 5.3% per annum, on $40.6 million cash, assuming such cash was paid at the beginning of the year in connection with the acquisition of Milliwave.

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(d) To record 3,594,620 shares of the Company's Common Stock issued in connection with the acquisition of Milliwave at $20.87 per share.

(e) To record Preferred Stock dividends on the 4,000,000 shares of Preferred Stock issued by the Company in the February 1997 Preferred Stock Placement, at 6% of the stated value of $25.00 per share.

(f) To record interest expense on the debt issued in the March 1997 Debt Placement, including amortization of debt offering costs and other related fees, as if the debt were issued at the beginning of the respective period, but not to include interest income earned on additional available cash.

(g) To record interest expense on the debt issued in the August 1997 Debt Placement, including amortization of debt offering costs and other related fees, as if the debt were issued at the beginning of the respective period, but not to include interest income earned on additional available cash.

(h) To record interest expense on the Senior Subordinated Notes issued in the October 1997 Debt Placement, including amortization of debt offering costs and other related fees, as if the debt were issued at the beginning of the respective period, but not to include interest income earned on additional available cash.

(i) To record depreciation expense on the assets acquired in the US ONE Asset Acquisition, and the interest expense on the related financing, including amortization of financing costs and other related fees, as if the acquisition and financing had occurred at the beginning of the respective period.

(j) To reflect Preferred Stock dividends as if the December 1997 Preferred Stock Placement had been completed at the beginning of the respective period.

(k) To eliminate the pro forma interest expense related to the US ONE Asset Financing and to record the interest expense related to the write-off of the related financing fees as if the retirement of the US ONE Asset Financing had occurred at the beginning of the respective period.

(l) To record amortization of the excess of the purchase price over the net book value of the assets acquired in the Midcom Acquisition.

(m) To eliminate the interest expense recorded on the Midcom debt, which is not being assumed in the Midcom Acquisition.

(n) To eliminate interest income on the purchase price of the Midcom Acquisition, as if the Midcom Acquisition had occurred as of the beginning of the respective period.

(o) To eliminate depreciation expense related to the Midcom assets not retained by the Company.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Certificate of Incorporation provides that all directors, officers, employees and agents of the Registrant shall be entitled to be indemnified by the Company to the fullest extent permitted by law.

    Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

    "Section 145. Indemnification of officers, directors, employees and agents; insurance.

    (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

    (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

    (d) Any indemnification under sections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

    (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorney's fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

    (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

    (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

    (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

    (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

    (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 21. EXHIBITS

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       5.1   Opinion of Graubard Mollen & Miller
      12.1   Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
      23.1   Consent of Grant Thornton LLP
      23.2   Consent of Ernst & Young
      23.3   Consent of Graubard Mollen & Miller (included in its opinion filed as Exhibit 5.1)
      23.4   Consent of Grant Thornton LLP.
      24.1   Powers of Attorney (included on the signature pages of this Registration Statement)
      99.1   Form of Letter of Transmittal for Exchange of Preferred Stock

ITEM 22. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 2nd day of February, 1998.

                                WINSTAR COMMUNICATIONS, INC.

                                By:         /s/ WILLIAM J. ROUHANA, JR.
                                     ------------------------------------------
                                              William J. Rouhana, Jr.
                                         CHAIRMAN OF THE BOARD OF DIRECTORS
                                            AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William J. Rouhana, Jr. and Timothy R. Graham his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 NAME                                         TITLE                                 DATE
---------------------------------------  ------------------------------------------------  ----------------------
      /s/ WILLIAM J. ROUHANA, JR.        Chairman of the Board of Directors and Chief
    -------------------------------       Executive Officer (and principal executive          February 2, 1998
        William J. Rouhana, Jr.           officer)

           /s/ NATHAN KANTOR
    -------------------------------      President, Chief Operating Officer and Director      February 2, 1998
             Nathan Kantor

         /s/ STEVEN G. CHRUST
    -------------------------------      Vice Chairman of the Board of Directors              February 2, 1998
           Steven G. Chrust

        /s/ CHARLES T. DICKSON
    -------------------------------      Executive Vice President and Chief Financial         February 2, 1998
          Charles T. Dickson              Officer

         /s/ BERT W. WASSERMAN
    -------------------------------      Director                                             February 2, 1998
           Bert W. Wasserman

     /s/ WILLIAM J. VANDEN HEUVEL
    -------------------------------      Director                                             February 2, 1998
       William J. vanden Heuvel

         /s/ STEVEN B. MAGYAR
    -------------------------------      Director                                             February 2, 1998
           Steven B. Magyar

    -------------------------------      Director
             James I. Cash

                                 EXHIBIT INDEX

EXHIBIT NO.    DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------

        5.1    Opinion of Graubard Mollen & Miller

       12.1    Ratio of earnings to combined fixed charges and Preferred Stock Dividends

       23.1    Consent of Grant Thornton LLP

       23.2    Consent of Ernst & Young

       23.3    Consent of Graubard Mollen & Miller (included in its opinion filed as Exhibit 5.1)

       23.4    Consent of Grant Thornton LLP.

       24.1    Powers of Attorney (included on the signature pages of this Registration Statement)

       99.1    Form of Letter of Transmittal for Exchange of Preferred Stock